SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

     Filed by the Registrant [X]
     Filed by a party other than the Registrant [ ]
     Check the appropriate box:

[ ]	Preliminary Proxy Statement [ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

INKTOMI CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

[X] [ ] (1)	No fee required. Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11. Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Section 14(g) of the Exchange Act (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Inktomi Corporation stockholder:

      You are cordially invited to attend a special meeting of stockholders of Inktomi Corporation to be held on March 19, 2003, at 10:00 a.m., local time, at the San Mateo Marriott Hotel located at 1770 South Amphlett Blvd., San Mateo, California 94402.

      At the special meeting you will be asked to consider and vote upon a proposal to adopt a merger agreement we signed with Yahoo! Inc. and a wholly-owned subsidiary of Yahoo!. If the merger agreement is adopted and we complete the merger, Inktomi will become a subsidiary of Yahoo! and you will have the right to receive $1.65 in cash in exchange for each outstanding share of our common stock that you own. After the merger is completed, you no longer will own an equity interest in Inktomi, and our common stock will no longer be publicly traded. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

      Our board of directors has unanimously approved the merger agreement and the merger, determined that the merger agreement and the merger are fair to and in the best interests of our stockholders and declared the merger agreement advisable, and recommends that you vote “FOR” adoption of the merger agreement. In reaching this determination, our board of directors considered a number of factors, including the opinion of our financial advisor, which is reproduced in full as Annex C to the attached proxy statement, and which you are encouraged to read in its entirety.

      The proposed merger is an important decision for us and our stockholders. We cannot complete the merger unless holders of at least a majority of our outstanding shares of common stock vote to adopt the merger agreement. Both Dr. Eric A. Brewer, our Chief Scientist and a member of our board of directors, and I have agreed with Yahoo! to vote our shares of Inktomi common stock in favor of the adoption of the merger agreement.

      The attached notice of special meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read these materials carefully.

      Whether or not you plan to attend the special meeting, I urge you to complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be voted at the special meeting. Your failure to return an executed proxy card will constitute, in effect, a vote against adoption of the merger agreement.

David C. Peterschmidt
Chairman, President and Chief Executive Officer
Inktomi Corporation

      The proxy statement is dated February 11, 2003, and is first being mailed to stockholders of Inktomi on or about February 14, 2003.

INKTOMI CORPORATION

4100 East Third Avenue
Foster City, California 94404
(650) 653-2800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On March 19, 2003

To the stockholders of Inktomi Corporation:

      A special meeting of stockholders of Inktomi Corporation, a Delaware corporation, will be held on March 19, 2003 at 10:00 a.m., local time, at the San Mateo Marriott Hotel located at 1770 South Amphlett Blvd., San Mateo, California 94402, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 22, 2002, among Yahoo! Inc., December 2002 Acquisition Corp., a wholly-owned subsidiary of Yahoo!, and Inktomi Corporation; and

2. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

      The board of directors of Inktomi has fixed the close of business on February 3, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Inktomi’s common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of it. At the close of business on the record date, Inktomi had outstanding and entitled to vote 163,163,205 shares of common stock. Holders of Inktomi’s common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. See “The Merger — Appraisal Rights” on page 24.

      YOUR VOTE IS IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF INKTOMI’S COMMON STOCK IS REQUIRED TO ADOPT THE MERGER AGREEMENT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY TODAY AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING IF YOU ARE UNABLE TO ATTEND. IF YOU SIGN, DATE AND MAIL YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE COUNTED AS A VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT. IF YOU FAIL TO RETURN YOUR INKTOMI PROXY CARD, THE EFFECT WILL BE THAT YOUR SHARES WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING WHETHER A QUORUM IS PRESENT AT THE INKTOMI SPECIAL MEETING, AND WILL EFFECTIVELY BE COUNTED AS A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT. IF YOU DO ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE WILL REVOKE ANY PREVIOUSLY RETURNED PROXIES.

By Order of the Board of Directors,

Randy S. Gottfried

Senior Vice President, Chief Financial Officer and Secretary

Foster City, California

February 11, 2003

QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY TERM SHEET
The Companies (Page 9)
The Special Meeting of Inktomi’s Stockholders (Page 8)
The Merger (Page 10)
The Merger Agreement (Page 30)
Treatment of Inktomi Securities; Merger Consideration (Page 30)
Recommendation to Stockholders (Page 16)
Opinion of Inktomi’s Financial Advisor (Page 17)
Conditions to the Merger (Page 38)
Termination of the Merger Agreement (Page 40)
Termination Fee (Page 42)
No Solicitation (Page 36)
Interests of Inktomi’s Directors and Executive Officers in the Merger (Page 22)
Voting Agreements (Page 43)
Appraisal Rights (Page 24)
Regulatory Matters (Page 28)
Portal Services Agreement (Page 44)
FORWARD-LOOKING INFORMATION
MARKET PRICE AND DIVIDEND DATA
THE SPECIAL MEETING
Date, Time and Place
Purpose of Special Meeting
Record Date; Stock Entitled to Vote; Quorum
Vote Required
Voting by Inktomi’s Directors, Executive Officers and Certain Stockholders
Voting of Proxies
Revocability of Proxies
Solicitation of Proxies
THE COMPANIES
Inktomi Corporation
Yahoo! Inc.
THE MERGER
Background to the Merger
Reasons for the Merger and the Recommendation of the Board of Directors
Opinion of Inktomi’s Financial Advisor
Interests of Inktomi’s Directors and Executive Officers in the Merger
Amendment to Preferred Stock Rights Agreement
Appraisal Rights
Form of the Merger
Conversion of Shares; Procedures for Exchange of Certificates
Litigation Related to the Merger
Certain U.S. Federal Income Tax Consequences
Regulatory Matters
THE MERGER AGREEMENT
Effective Time of the Merger
Treatment of Inktomi Securities; Merger Consideration
Exchange of Inktomi Stock Certificates
Restated Certificate of Incorporation and By-Laws
Officers and Directors of Inktomi Following the Merger
Representations and Warranties
Definition of Material Adverse Effect
Conduct of Business Pending the Merger
Reasonable Efforts
No Solicitation
Board Recommendation
Conditions to the Merger
Benefit Arrangements
Expenses
Termination of the Merger Agreement
Termination Fee
Amendment; Extension and Waiver
THE VOTING AGREEMENTS
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
STOCKHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION

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Annexes:
Annex A —	Agreement and Plan of Merger among Yahoo! Inc., December 2002 Acquisition Corp. and Inktomi Corporation, dated as of December 22, 2002
Annex B —	Form of Voting Agreement among Yahoo! Inc., December 2002 Acquisition Corp. and certain stockholders of Inktomi, dated as of December 22, 2002
Annex C —	Opinion of Thomas Weisel Partners LLC
Annex D —	Section 262 of the Delaware General Corporation Law — Appraisal Rights

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHO IS SOLICITING MY PROXY?

A:	This proxy is being solicited by our board of directors.

Q:	WHAT AM I BEING ASKED TO VOTE ON?

A:	You are being asked to vote on the adoption of the merger agreement that we entered into with Yahoo! Inc. which sets out the terms and conditions of the proposed merger of a wholly-owned subsidiary of Yahoo! with and into Inktomi Corporation. As a result of the merger, Inktomi will become a wholly-owned subsidiary of Yahoo!.

Q:	WHY IS THE BOARD OF DIRECTORS RECOMMENDING THE MERGER?

A:	Our board of directors has considered the merger agreement and the transactions contemplated by it, including the merger, and determined that the merger agreement and the merger are fair to and in the best interests of our stockholders and declared the merger agreement advisable. This determination was based on our board of directors’ consideration of a number of factors, including the opinion of our financial advisor reproduced in full as Annex C to this proxy statement. A more complete description of the reasons for the merger can be found beginning on page 10.

Q:	WHAT INTERESTS DO INKTOMI’S DIRECTORS AND EXECUTIVE OFFICERS HAVE IN RECOMMENDING APPROVAL OF THE MERGER AGREEMENT AND THE MERGER?

A:	Our directors and executive officers have interests in the merger that are different from the interests of other Inktomi stockholders, including the continuation of certain indemnification arrangements for directors and executive officers and the fact that our executive officers may also be entitled to severance payments and group employee benefit coverage with an aggregate value of $4,297,786 if their employment is terminated other than for cause within 12 months of the merger. For additional details, including the amounts that may be received by each of our directors and executive officers, see “The Merger — Interests of Inktomi’s Directors and Executive Officers in the Merger” on page 22.

Q:	WHAT WILL I RECEIVE IN THE MERGER?

A:	As a result of the merger, each share of Inktomi common stock that you own will be automatically converted into the right to receive $1.65 in cash, without interest. For example, if you own 100 shares of Inktomi’s common stock, you will have the right to receive $165 in cash in exchange for your shares.

Q:	WHAT DO I NEED TO DO NOW?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then please return your completed, dated and signed proxy card in the postage-paid envelope provided with this proxy statement as soon as possible, so that your shares can be voted at the special meeting of our stockholders.

Q:	WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A:	The failure to return your proxy card will have the same effect as voting against adoption of the merger agreement. If we do not receive the affirmative vote of the holders of a majority of shares of Inktomi common stock outstanding on the record date, February 3, 2003, then we will not be able to effect the merger.

Q:	MAY I VOTE IN PERSON?

A:	Yes. You may attend the special meeting of Inktomi’s stockholders, and vote your shares in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the meeting.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Inktomi

Q-1

stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the effect of a vote against adoption of the merger agreement.

Q:	SHOULD I SEND IN MY INKTOMI STOCK CERTIFICATES NOW?

A:	No. Shortly after the merger is completed, you will receive written instructions for exchanging your shares of Inktomi’s common stock for the merger consideration of $1.65 in cash, without interest, per share.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:	We are working toward completing the merger as quickly as possible. In addition to obtaining stockholder approval, we must satisfy all other closing conditions, or they must be properly waived, including the expiration or termination of applicable regulatory waiting periods. We currently expect to complete the merger shortly after the special meeting.

Q:	HOW WILL I KNOW THE MERGER HAS OCCURRED?

A:	If the merger occurs, we will make a public announcement of this fact.

Q:	WILL THE MERGER BE TAXABLE TO ME?

A:	Yes. The merger generally will be taxable to you. You will recognize gain or loss equal to the difference between the total amount of cash you receive in the merger for your Inktomi shares and your adjusted tax basis in those shares.

Q:	AM I ENTITLED TO APPRAISAL RIGHTS?

A:	Yes. You are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. See “The Merger — Appraisal Rights” on page 24.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions regarding the special meeting, this proxy statement or the procedures for voting, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-456-3463. If you would like additional copies, without charge, of this proxy statement you should contact:

INKTOMI CORPORATION

Attn: Investor Relations 4100 East Third Avenue Foster City, California 94404 Telephone: (650) 653-2800

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SUMMARY TERM SHEET

      The following summary term sheet highlights the material information contained in this proxy statement, but does not contain all of the information in this proxy statement that is important to your voting decision. To understand the merger agreement fully and for a more complete description of the terms of the merger, you should carefully read this entire proxy statement, including the annexes, and the documents to which we refer in this proxy statement. See “Where You Can Find More Information” on page 47. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary.

The Companies (Page 9)

INKTOMI CORPORATION
4100 East Third Avenue
Foster City, California 94404
Telephone: (650) 653-2800

      We provide World Wide Web search services for Internet portal and search destination sites. Inktomi Web Search is a customizable, private label solution that offers portals and destination sites the ability to serve differentiated, highly relevant search results. Inktomi Web Search also provides content publishers access to end users through portal and destination site customers of our search engine services.

YAHOO! INC.
701 First Avenue
Sunnyvale, California 94089
Telephone: (408) 349-3300

      Yahoo! Inc. is a leading provider of comprehensive online products and services to consumers and businesses worldwide. Headquartered in Sunnyvale, California, Yahoo!’s global network includes 25 world properties and is available in 13 languages.

      December 2002 Acquisition Corp. is a wholly-owned subsidiary of Yahoo!. December 2002 Acquisition Corp. was organized solely for the purpose of entering into the merger agreement with Inktomi and completing the merger and has not conducted any business operations.

The Special Meeting of Inktomi’s Stockholders (Page 8)

      Date, Time and Place. A special meeting of the stockholders of Inktomi will be held on March 19, 2003, at the San Mateo Marriott Hotel located at 1770 South Amphlett Blvd., San Mateo, California 94402 at 10:00 a.m., local time, to consider and vote upon a proposal to adopt the merger agreement.

      Record Date and Voting Power. You are entitled to vote at the special meeting if you owned shares of Inktomi’s common stock at the close of business on February 3, 2003, the record date for the special meeting. You will have one vote at the special meeting for each share of Inktomi’s common stock you owned at the close of business on the record date. There are 163,163,205 shares of Inktomi common stock entitled to be voted at the special meeting.

      Required Vote. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Inktomi’s common stock outstanding at the close of business on the record date.

      Share Ownership of Directors and Management. The directors and executive officers of Inktomi and their affiliates own approximately 2.51% of the shares entitled to vote at the special meeting. David C. Peterschmidt, Chairman, President and Chief Executive Officer of Inktomi, and Dr. Eric A. Brewer, a member of the board of directors and Chief Scientist of Inktomi, have agreed, subject to certain terms and conditions, to vote their shares in favor of adoption of the merger agreement.

The Merger (Page 10)

      If our stockholders adopt the merger agreement and all other conditions to completing the merger are satisfied or waived, December 2002 Acquisition Corp. will be merged with and into Inktomi, and Inktomi will become a wholly-owned subsidiary of Yahoo!. As a result of the merger, each share of Inktomi common stock you own will automatically convert into the right to receive $1.65 in cash, without interest. After the merger is completed, you no longer will own an equity interest in Inktomi, and our common stock will no longer be publicly traded.

      The merger will become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware, which we expect to file as soon as practicable after the special meeting.

The Merger Agreement (Page 30)

      A copy of the merger agreement is attached to this document as Annex A. We encourage you to read the merger agreement in its entirety because it is the legal document that contains all of the terms of and conditions to the merger.

Treatment of Inktomi Securities; Merger Consideration (Page 30)

      If the merger is completed, you will receive $1.65 in cash, without interest, in exchange for each share of Inktomi’s common stock that you own and with respect to which you have not perfected appraisal rights.

      If the merger is completed and you hold an outstanding option to purchase our common stock, whether or not then exercisable or vested, your option will be assumed by Yahoo!. Your option will cease to represent a right to acquire shares of our common stock and will convert automatically into an option to purchase shares of Yahoo! common stock, subject to the same terms and conditions (other than the number of underlying shares and the exercise price) as the applicable Inktomi option plan under which the option was issued. The number of shares of Yahoo! common stock (rounded down to the nearest whole share) for which such option will be exercisable will be determined by multiplying the number of shares of our common stock subject to the option by a fraction, with a numerator of $1.65 and a denominator of the average closing price of Yahoo! common stock on the Nasdaq National Market System over the 10 trading days immediately preceding, but not including, the effective date of the merger. The new exercise price per share of Yahoo! common stock (rounded up to the nearest whole cent) will be equal to the per share exercise price of the Inktomi option divided by the fraction described above.

      If the merger is completed and you hold stock that is subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock repurchase agreement or other agreement, Yahoo! will, at its option and in its sole discretion, either (i) pay you $1.65 per share upon surrender of your stock certificates, or (ii) pay for such shares over time as they vest according to the requirements of the applicable restricted stock schedule.

Recommendation to Stockholders (Page 16)

      Our board of directors has determined that the merger agreement and the merger are fair to you and in your best interests. Accordingly, our board of directors has unanimously approved the merger agreement and the merger and declared the merger agreement advisable. Our board of directors recommends that you vote “FOR” adoption of the merger agreement.

Opinion of Inktomi’s Financial Advisor (Page 17)

      On December 22, 2002, Thomas Weisel Partners delivered to our board of directors its written opinion that, as of that date, the consideration to be received by our stockholders pursuant to the merger was fair to the stockholders from a financial point of view. A copy of the Thomas Weisel Partners opinion is attached as Annex C to this proxy statement. A summary of the Thomas Weisel Partners opinion is included in this proxy statement; however, you are urged to read the Thomas Weisel Partners opinion carefully in its entirety for the assumptions made, the procedures followed, the matters considered and the limits of the review made by Thomas Weisel Partners in connection with its opinion. The Thomas Weisel Partners opinion is not a recommendation as to how you should vote your shares on the proposed merger.

Conditions to the Merger (Page 38)

      The respective obligations of each of the parties to complete the merger are subject to the satisfaction of several conditions, including the following:

•	the merger agreement must be adopted by our stockholders;

•	there must not be any law or regulation or any court order or injunction preventing the merger;

•	all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act must have expired or been terminated and any required approvals by the European Commission and all other material foreign antitrust approvals must have been obtained; and

•	there must not be any pending or overtly threatened action or proceeding by any governmental entity seeking to restrain or prohibit the merger or Yahoo!’s ownership or operation of our business.

      Our obligation to complete the merger is also subject to the satisfaction or waiver by us, at or prior to the effective time of the merger, of several conditions, including the following:

•	Yahoo!’s representations and warranties must be true and correct, except with regard to Yahoo!’s representations and warranties as would not be reasonably expected to impede the receipt of the merger consideration; and

•	Yahoo!’s obligations under the merger agreement must be materially performed.

      The obligation of Yahoo! to complete the merger is also subject to the satisfaction or waiver by Yahoo!, at or prior to the effective time of the merger, of several conditions, including the following:

•	our representations and warranties must be true and correct, except with regard to our representations and warranties as do not, individually or in the aggregate, constitute a material adverse effect on us;

•	our obligations under the merger agreement must be materially performed;

•	all material governmental and third-party consents and approvals must be received;

•	there must not have occurred and be continuing any change or event since December 22, 2002, that has had and continues to have a material adverse effect on Inktomi; and

•	holders of more than 15% of our outstanding common stock must not have demanded appraisal rights in accordance with the Delaware General Corporation Law.

Termination of the Merger Agreement (Page 40)

      The merger agreement may be terminated:

•	by Yahoo! and Inktomi, if we both agree to do so;

•	by either Yahoo! or Inktomi, if:

•	the merger is not completed by May 31, 2003 (or, under certain circumstances, by July 31, 2003);

•	any final nonappealable order, decree or ruling issued by a governmental entity permanently restrains or prohibits the merger; or

•	the merger agreement is not adopted by the required vote of our stockholders at the special meeting;

•	by Yahoo! if:

•	we breach any of our representations, warranties, covenants or agreements under the merger agreement or if any representation or warranty of ours shall have become untrue, in either case, such that either Yahoo!’s condition relating to representations and warranties or Yahoo!’s condition relating to agreements and covenants would not be satisfied at the time of such breach or as of the time such representation or warranty shall have become untrue, subject to a 30-day “cure” period;

•	our board withdraws, amends or modifies, in a manner adverse to Yahoo!, its recommendation in favor of the adoption of the merger agreement;

•	our board fails to publicly reaffirm its favorable recommendation of the merger agreement within 10 business days after Yahoo! requests us to do so following the public announcement of an alternative acquisition proposal;

•	our board approves or recommends an alternative acquisition proposal;

•	we do not convey a statement to our security holders in respect of a tender offer or exchange offer by a third party that our board recommends rejection of such offer; or

•	we deliver to Yahoo! notice of a change of recommendation by our board; or

•	by Inktomi if:

•	Yahoo! breaches any of its representations, warranties, covenants or agreements under the merger agreement or if any representation or warranty of Yahoo! shall have become untrue, in either case, such that either Inktomi’s condition relating to representations and warranties or Inktomi’s condition relating to agreements and covenants would not be satisfied at the time of such breach or as of the time such representation or warranty shall have become untrue, subject to a 30-day “cure” period; or

•	we have provided notice to Yahoo! that we intend to enter into a binding, written agreement for a superior offer, and each of the following events occurs:

•	we have complied in all material respects with the no solicitation provisions of the merger agreement;

•	we have delivered to Yahoo! notice of a change of recommendation by our board;

•	Yahoo! does not make, within 72 hours after receiving our written notice, an offer that our board of directors reasonably concludes in good faith (following consultation with our financial advisor and outside counsel) is at least as favorable to our stockholders as such superior proposal;

•	we have received opinions from our financial advisor and an additional investment banking firm of national reputation to the effect that the consideration to be provided to our stockholders by the superior offer is superior from a financial point of view to the merger consideration; and

•	we pay to Yahoo! a cash termination fee of $11,200,000 concurrently with entering into such binding, written agreement.

Termination Fee (Page 42)

      We must pay Yahoo! a cash termination fee of $11,200,000 if the merger agreement is terminated by Yahoo! or Inktomi, as applicable, because:

•	we willfully and materially breach a representation, warranty, covenant or agreement under the merger agreement;

•	our board withdraws, modifies or amends, in a manner adverse to Yahoo!, its recommendation in favor of the merger agreement;

•	our board fails to reaffirm its favorable recommendation of the merger agreement within 10 business days after Yahoo! requests us to do so following the public announcement of an alternative acquisition proposal;

•	our board approves or recommends an alternative acquisition proposal;

•	our board fails to recommend rejection of an alternative acquisition proposal in the form of a tender or exchange offer;

•	we deliver a change of recommendation notice to Yahoo!; or

•	we enter into a binding, written agreement with respect to a superior offer.

      In addition, we must pay Yahoo! the termination fee if the merger agreement is terminated because the merger fails to be consummated by May 31, 2003 (or, under certain circumstances, July 31, 2003) or the merger agreement is not adopted by the required vote of our stockholders and:

•	prior to the termination of the merger agreement, there has been public disclosure of an alternative acquisition proposal; and

•	within 12 months of the termination of the merger agreement, an acquisition of Inktomi is completed; provided, that, if the merger agreement is terminated because of its not having been adopted by our stockholders, the alternative acquisition is at a price per share that exceeds the per share merger consideration.

No Solicitation (Page 36)

      The merger agreement contains detailed provisions that prohibit us and our subsidiaries, and our officers and directors, from, directly or indirectly, soliciting, initiating, intentionally encouraging, taking any action to facilitate or intentionally induce any inquiry with respect to, or the making, submission or announcement of, any alternative acquisition proposal.

Interests of Inktomi’s Directors and Executive Officers in the Merger (Page 22)

      When considering the recommendation of our board of directors, you should be aware that a number of Inktomi’s executive officers and directors have interests in the merger that are different from the interests of other Inktomi stockholders. For example, if the merger is completed, certain indemnification arrangements for directors and executive officers of Inktomi will be continued and Inktomi’s executive officers may also be entitled to severance payments and group employee benefit coverage with an aggregate value of $4,297,786 if their employment is terminated other than for cause within 12 months of the merger. For additional details, including the amounts that may be received by each of our directors and executive officers, see “The Merger — Interests of Inktomi’s Directors and Executive Officers in the Merger” on page 22.

Voting Agreements (Page 43)

      Simultaneously with the execution and delivery of the merger agreement, David C. Peterschmidt, our Chairman, President and Chief Executive Officer, and Dr. Eric A. Brewer, our Chief Scientist and a member of our board of directors, who hold 237,437 and 3,850,276 shares of our common stock, respectively, representing in the aggregate approximately 2.51% of our common stock outstanding on the record date, entered into voting agreements with Yahoo!. They agreed, among other things, to vote their shares in favor of the adoption of the merger agreement and granted a proxy and power of attorney for their shares to certain officers of Yahoo!. A copy of the form of voting agreement which they have signed is attached as Annex B to this proxy statement.

Appraisal Rights (Page 24)

      Inktomi’s stockholders have the right under Delaware law to exercise appraisal rights and to receive payment in cash for the fair value of their shares of our common stock determined in accordance with Delaware law, if such rights are properly perfected. The fair value of shares of our common stock as determined in accordance with Delaware law may be more or less than the merger consideration to be paid to non-dissenting Inktomi stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the merger agreement and must precisely follow specific procedures. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex D. We encourage you to read these provisions carefully and in their entirety.

Regulatory Matters (Page 28)

      The Hart-Scott-Rodino Antitrust Improvements Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has ended or been terminated. Yahoo! and Inktomi each filed the required notification and report forms on January 10, 2003, and requested early termination of the required waiting period. The waiting period expired on February 10, 2003.

Portal Services Agreement (Page 44)

      Concurrently with the execution and delivery of the merger agreement, we entered into a portal services agreement with Yahoo!. If the merger agreement is terminated for any reason, except by us as a result of a breach by Yahoo! under the merger agreement, Yahoo! has the option for 30 days to effectuate the agreement and obtain Web search services from us pursuant to the agreement.

FORWARD-LOOKING INFORMATION

      This proxy statement may contain forward-looking statements regarding future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, the risks that the merger may not be consummated in a timely manner, if at all, risks regarding employee retention and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, which discuss these and other important risk factors concerning our operations. See “Where You Can Find More Information” on page 47.

MARKET PRICE AND DIVIDEND DATA

      Our common stock is quoted on the Nasdaq National Market System under the symbol “INKT.” This table shows, for the periods indicated, the range of high and low closing per share sales prices for our common stock as reported on the Nasdaq National Market System.

	Inktomi
	Common Stock

	Low	High

FISCAL YEAR ENDED SEPTEMBER 30, 2001
First quarter	$17.88	$108.94
Second quarter	$5.74	$18.63
Third quarter	$2.79	$10.96
Fourth quarter	$2.25	$9.17
FISCAL YEAR ENDED SEPTEMBER 30, 2002
First quarter	$2.70	$7.71
Second quarter	$3.45	$7.31
Third quarter	$0.78	$3.82
Fourth quarter	$0.25	$1.06
FISCAL YEAR ENDING SEPTEMBER 30, 2003
First quarter	$0.26	$1.64
Second quarter through February 10, 2003	$1.59	$1.63

      The following table sets forth the closing sales price per share of our common stock, as reported on the Nasdaq National Market System on December 20, 2002, the last full trading day before the public announcement of the proposed merger, and on February 10, 2003, the last full trading day before the printing of this proxy statement:

Inktomi’s
Common Stock

December 20, 2002	$1.17
February 10, 2003	$1.61

      We have never declared or paid cash dividends on our common stock. Our current policy is to retain any earnings for use in our business. Following the merger, there will be no further market for our common stock.

THE SPECIAL MEETING

      We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

      We will hold the special meeting at the San Mateo Marriott Hotel located at 1700 South Amphlett Blvd., San Mateo, California 94402 at 10:00 a.m., local time, on March 19, 2003.

Purpose of Special Meeting

      At the special meeting, we will ask holders of our common stock to consider and vote upon a proposal to adopt the merger agreement. Our board of directors has unanimously approved the merger agreement and the merger, has determined that the merger agreement and the merger are fair to and in the best interests of our stockholders and declared the merger agreement advisable. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

      Only holders of record of our common stock at the close of business on February 3, 2003 the record date, are entitled to notice of and to vote at the special meeting. On the record date, 163,163,205 shares of our common stock were issued and outstanding and held by approximately 1,336 holders of record. A quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Vote Required

      The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the merger agreement.

Voting by Inktomi’s Directors, Executive Officers and Certain Stockholders

      Under the terms of voting agreements entered into between Yahoo! and each of David C. Peterschmidt, our Chairman, President and Chief Executive Officer, and Dr. Eric A. Brewer, our Chief Scientist and a member of our board of directors, Mr. Peterschmidt and Dr. Brewer have agreed, subject to the terms and conditions set forth in their respective voting agreements, to vote their shares of our common stock for the adoption of the merger agreement. Mr. Peterschmidt and Dr. Brewer own and are entitled to vote 237,437 and 3,850,276 shares, respectively, of our common stock, or approximately 2.51%, in the aggregate, of the shares of our common stock outstanding on the record date.

Voting of Proxies

      All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement.

      Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

      Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as votes in favor of that proposal. If you abstain from voting or do not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the merger agreement.

      The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies. No proxy voted against the proposal to adopt the merger agreement will be voted in favor of any such adjournment or postponement.

      We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

      The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by (a) filing with the Secretary of Inktomi a duly executed revocation of proxy, (b) submitting a duly executed proxy to the Secretary of Inktomi bearing a later date or (c) appearing at the special meeting and voting in person. Attendance at the special meeting will not in and of itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

      We have retained Innisfree M&A Incorporated to aid in the solicitation of proxies. Innisfree will receive customary fees and expense reimbursement for its services. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should return your proxy without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

      You should not send your stock certificates, if any, with your proxy. A letter of transmittal with instructions for the surrender of Inktomi common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

THE COMPANIES

Inktomi Corporation

      We provide World Wide Web search services for Internet portal and search destination sites. Inktomi Web Search is a customizable, private label solution that offers portals and destination sites the ability to serve differentiated, highly relevant search results. Inktomi Web Search also provides content publishers access to end users through portal and destination site customers of our search engine services.

      Inktomi was incorporated in the State of California in February 1996 and reincorporated in the State of Delaware in February 1998. Our principal executive offices are located at 4100 East Third Avenue, Foster City, California 94404, and our telephone number is (650) 653-2800. Additional information regarding Inktomi is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information” on page 47.

Yahoo! Inc.

      Yahoo! Inc. is a leading provider of comprehensive online products and services to consumers and businesses worldwide. Headquartered in Sunnyvale, California, Yahoo!’s global network includes 25 world properties and is available in 13 languages. Yahoo! was incorporated in the State of California in March 1995 and reincorporated in the State of Delaware in 1999. Its principal executive offices are located at 701 First Avenue, Sunnyvale, California 94089, and its telephone number is (408) 349-3300.

      December 2002 Acquisition Corp. is a Delaware corporation and a wholly-owned subsidiary of Yahoo!. December 2002 Acquisition Corp. was organized solely for the purpose of entering into the merger agreement with Inktomi and completing the merger and has not conducted any business operations.

THE MERGER

      The following discussion summarizes the material terms of the merger. You should read the merger agreement which is attached as Annex A to this proxy statement.

Background to the Merger

      Inktomi was originally established to provide Web search services, entering the market in May 1996 as the first OEM search infrastructure provider. Since 1996, we expanded our product offerings to provide additional network infrastructure applications in response to high initial growth rates in Internet traffic and the resulting need for the build out of networking infrastructure. As a result of such expanded product offering, we began our 2002 fiscal year with three main product and service offerings: (i) Web search services, (ii) content networking products and (iii) enterprise search software.

      In January 2002, Vishal Makhijani, our Vice President and General Manager of Web Search, met with Scott Gatz, Vice President of Search and Directory for Yahoo!, to discuss the possibility of entering into a business relationship regarding Web search services. At that time, Yahoo! was a reseller and referral agent for our enterprise search products. In addition, until June 2000, we provided Web search results for Yahoo!. We believed that, based on its volume of Internet traffic, adding Yahoo! to our list of Internet portal customers would enable us to significantly enhance our revenues. From time to time over the next two months, our Web search team, led by Mr. Makhijani, met with Mr. Gatz and other Yahoo! representatives to demonstrate Inktomi’s Web search product and to discuss a possible commercial agreement.

      In April 2002, David C. Peterschmidt, our Chairman, President and Chief Executive Officer, spoke with Terry Semel, Chairman and Chief Executive Officer of Yahoo!, regarding the possibility of entering into a Web search services agreement. That conversation led to additional discussions between Mr. Makhijani and Jeffrey Weiner, then Senior Vice President Corporate Development at Yahoo!, regarding the possible terms of a commercial relationship under which we would provide Web search services to Yahoo!. As discussions between our representatives and Yahoo!’s representatives continued over the next several months, Mr. Peterschmidt occasionally spoke with Mr. Semel regarding the progress of the discussions.

      In July 2002, we announced that we would focus our business on the Web search and enterprise search markets with the goal of returning to profitability. In conjunction with that strategy, we also announced we would reduce our content networking group. At this time, we also announced a definitive agreement to acquire Quiver, Inc. to augment our enterprise search business.

      In July 2002, discussions with Yahoo! regarding a commercial agreement had advanced to a state where the two parties began to exchange drafts of commercial agreements. The discussions also included the possibility of an equity investment in us by Yahoo!. Over the next few months our representatives continued to exchange and discuss proposals and draft agreements for a commercial agreement with Yahoo!’s representatives. Although certain details were agreed to, certain significant issues, including pricing, indemnification and access to certain of our intellectual property, remained unresolved.

      At various meetings of our board of directors during this period, Mr. Makhijani and other members of our management updated the board on our Web search business, including the status of discussions with Yahoo! concerning the possibility of a commercial relationship.

      In early October 2002, while representatives of Inktomi and Yahoo! were still discussing the possible terms of a commercial agreement regarding Web search services, Mr. Weiner indicated to Mr. Makhijani that Yahoo! was interested in exploring an acquisition of Inktomi. Mr. Makhijani responded that our management preferred to complete the commercial negotiations prior to discussing a possible business combination. Nevertheless, Mr. Makhijani suggested that, if Mr. Weiner wanted to discuss Yahoo!’s interest in a possible acquisition of Inktomi, he should contact Timothy J. Stevens, our Senior Vice President of Business Development.

      On October 10, 2002, we announced a strategic alliance with Satyam Computer Services, Ltd. under which Satyam agreed to assume the support contracts of the majority of our content networking customers and partners. The arrangement with Satyam was intended to enable us to substantially exit the content networking business by the end of our 2003 fiscal year.

      On October 10, 2002, Mr. Weiner telephoned Mr. Stevens to discuss Yahoo!’s potential interest in acquiring us and requested access to our Web search engineering and business personnel to better understand our technology and business. Mr. Stevens questioned whether a business combination transaction would be as mutually beneficial as a commercial relationship between the companies, but agreed to meet with Mr. Weiner to discuss each company’s strategy.

      Over the next two weeks, Mr. Stevens and Mr. Weiner spoke several more times regarding Yahoo!’s interest in a potential acquisition of Inktomi. During these discussions, Mr. Stevens continued to stress our management’s focus on concluding a commercial agreement with Yahoo! regarding Web search services prior to discussing a possible business combination.

      On October 23, 2002, Mr. Semel telephoned Mr. Peterschmidt and communicated directly to Mr. Peterschmidt Yahoo!’s interest in exploring a possible acquisition of Inktomi. Mr. Semel also repeated Yahoo!’s request for access to our Web search engineering and business personnel for the purpose of better understanding our technology and business. Mr. Peterschmidt suggested that a commercial relationship might better serve each party’s objectives, but agreed to meet to discuss the matter in greater detail. Later that same day, Mr. Weiner and Mr. Stevens agreed to set up an executive meeting between the two companies to discuss possible ways of moving forward.

      On October 28, 2002, representatives of Inktomi, including Mr. Peterschmidt, Dr. Eric A. Brewer, our Chief Scientist and a member of our board of directors, Mr. Stevens and Mr. Makhijani, and representatives of Yahoo!, including Mr. Semel, Jerry Yang, Chief Yahoo! and a member of Yahoo!’s board of directors, Mr. Weiner, now Senior Vice President of Search and Marketplace, and Toby Coppel, Senior Vice President of Corporate Development, met in Sunnyvale, California, to discuss each company’s business strategies and objectives, including Yahoo!’s interest in pursuing an acquisition of Inktomi and Inktomi’s desire to enter into a commercial agreement. The parties agreed that, regardless of the form of business relationship or transaction they might ultimately agree to, it would be helpful for Yahoo! to have a better understanding of Inktomi’s technical and business capabilities in the Web search area. In addition, our representatives committed to deliver a revised proposal for a commercial relationship addressing the unresolved negotiation points.

      On November 4, 2002, we entered into an additional mutual nondisclosure agreement with Yahoo!, supplementing other nondisclosure arrangements the parties had previously executed in connection with their other commercial relationships and discussions. Over the next few days, representatives of Inktomi and Yahoo! met to discuss our search technology and engineering organization. We also delivered a revised commercial contract proposal, and follow-up discussions ensued between Yahoo!’s and our representatives.

      On November 11, 2002, Mr. Semel telephoned Mr. Peterschmidt and explained that, after reviewing our commercial contract proposal and the other information we had provided, Yahoo! still wanted to pursue an acquisition of Inktomi rather than enter into a commercial agreement. Mr. Peterschmidt indicated that our management would be willing to consider an acquisition proposal by Yahoo! and suggested that Yahoo! representatives follow up with Mr. Stevens.

      On November 13, 2002, Inktomi and Verity, Inc. jointly announced that we had entered into a definitive agreement providing for us to sell our enterprise search software business to Verity for $25 million in cash. On the same day, we also announced that we would focus exclusively on our Web search business.

      In addition to the discussions with Yahoo!, from time to time during 2001 and 2002, Mr. Peterschmidt and other members of our senior management engaged in preliminary discussions with several other parties concerning the possibility of exploring a potential business combination or other strategic transaction. Although none of these discussions ultimately resulted in an agreement on a proposed transaction, we engaged in substantial negotiations with two of these parties. We also executed confidentiality agreements and provided non-public information to these parties and they held due diligence discussions with our management and other representatives. In connection with our discussions with these parties, we also retained nationally recognized investment banks to act as our financial advisors. One of these parties was interested primarily in our content networking and enterprise search technologies. Prior to submission of a final proposal for approval by our board of directors, that party decided not to pursue a business combination with us and terminated discussions with us in late February 2002. The second party (“Company X”) was mainly interested in our Web search business. Prior to the announcement of our agreement to sell our enterprise search business to Verity, Company X had made several non-binding, conditional proposals to acquire Inktomi or our Web search business, none of which resulted in an agreement on structure or valuation. In connection with our discussions with Company X, we entered into an engagement agreement dated as of October 16, 2002 with Credit Suisse First Boston, or CSFB, to act as our exclusive financial advisor in connection with a potential sale of Inktomi. Pursuant to a separate engagement agreement dated as of October 16, 2002, we also retained CSFB as our exclusive financial advisor in connection with the potential sale of our enterprise search software business.

      On November 14, 2002, the Chief Executive Officer of Company X contacted Mr. Peterschmidt to follow up on a proposal to acquire assets of Inktomi which Company X had made in late October 2002 and indicated that Company X remained interested in a possible acquisition of Inktomi.

      CSFB terminated its engagement as our exclusive financial advisor in connection with a potential sale of Inktomi on November 15, 2002. Concurrently with its termination of such engagement, and in connection with accepting an engagement to act as Yahoo!’s financial advisor in connection with merger and acquisition services, including a potential acquisition of Inktomi, CSFB confirmed to Inktomi that it would implement policies and procedures, including the use of a separate transaction team, designed to prevent the unauthorized disclosure to Yahoo! and its representatives of confidential information provided to CSFB by Inktomi.

      On November 19, 2002, representatives of each of Inktomi and Company X, including their respective Chief Executive Officers, met to discuss the possibility of an acquisition of us by Company X, including the potential terms of such a transaction. At that meeting, Mr. Peterschmidt informed Company X’s representatives that our management would not consider any proposal that did not contemplate an acquisition of the entire company and that any acquisition proposal would have to include a significant premium to the current market price of our common stock. Mr. Peterschmidt also expressed his belief that Company X’s most recent non-binding proposal, which placed a value on Inktomi substantially lower than the terms that were subsequently proposed and agreed to by Yahoo!, was inadequate from a financial point of view and was highly conditional. Mr. Peterschmidt also indicated that Company X was not the only party to have expressed interest in a potential acquisition of Inktomi. Following the meeting, the Chief Executive Officer of Company X indicated to Mr. Peterschmidt that he expected to deliver a proposal within a few days.

      Also on November 19, Mr. Stevens contacted Mr. Coppel of Yahoo! and indicated that our management was considering other strategic alternatives. Following that conversation, Yahoo! delivered a due diligence request list and Yahoo!’s representatives and legal and financial advisors were granted access to a data room and began to conduct extensive due diligence meetings and reviews.

      On November 20, 2002, we retained Thomas Weisel Partners as our exclusive financial advisor in connection with the potential sale of the company.

      On December 3, 2002, Mr. Peterschmidt called Mr. Semel to inform him that there would be a regularly scheduled meeting of our board of directors on December 10 and to inquire whether Yahoo! planned to submit a proposal in time for the board to consider at that meeting. Mr. Semel responded that Yahoo! was interested in submitting a proposal but stated that he did not expect to be in a position to submit a proposal until a day or two after our December 10 board meeting.

      That same day, Mr. Peterschmidt telephoned the Chief Executive Officer of Company X and delivered the same message he had given to Mr. Semel. The Chief Executive Officer of Company X indicated that he expected to deliver a proposal prior to our December 10 board meeting.

      Over the next several days, we responded to additional due diligence requests by both Yahoo! and Company X, making various personnel available and giving each company additional access to a data room.

      On December 9, the Chief Executive Officer of Company X telephoned Mr. Peterschmidt and informed him that Company X would not be submitting a proposal for the following day’s board meeting. Mr. Peterschmidt asked when he thought Company X would be prepared to do so. The Chief Executive Officer of Company X responded that he was not in a position to commit to a particular date.

      The board of directors of Inktomi held its regularly scheduled meeting on December 10, 2002. At the meeting, Mr. Peterschmidt updated the board on the status of discussions with both Yahoo! and Company X. The board also reviewed in detail with members of management our current business plan and future prospects, on a stand-alone basis, including the risks and uncertainties relating to the Web search market.

      On December 11, Mr. Semel telephoned Mr. Peterschmidt and informed him that Yahoo! would be prepared to submit an acquisition proposal to us in the next few days. Later that same day, representatives of CSFB, Yahoo!’s financial advisor, contacted representatives of Thomas Weisel Partners to discuss the next steps for making such proposal and sent them a form of exclusivity agreement that Yahoo! wished to have executed by Inktomi prior to presenting its proposal. The representatives of Thomas Weisel Partners later informed CSFB that Inktomi was not prepared to enter into an exclusivity agreement prior to receiving a proposal. Following additional discussions, our representatives agreed to meet with representatives of Yahoo! to receive Yahoo!’s proposal and indicated that, if the proposal was attractive enough, subject to authorization from our board of directors, we would be willing to agree on a short period of exclusivity in order to facilitate the negotiation and execution of definitive agreements. In addition, our representatives inquired whether Yahoo! would be interested in using common stock as merger consideration.

      On December 12, 2002, Mr. Coppel and other representatives of Yahoo!, CSFB and Davis Polk & Wardwell, or Davis Polk, Yahoo!’s outside legal counsel, met with Mr. Stevens and representatives of Thomas Weisel Partners and Skadden, Arps, Slate, Meagher and Flom LLP, or Skadden Arps, Inktomi’s outside legal counsel, at the offices of Skadden Arps in Palo Alto, California to present the terms of a proposed transaction, as laid out in a preliminary, non-binding term sheet, as well as a list of open due diligence items. Representatives of Yahoo! and CSFB explained that the proposal contemplated a cash merger at a price of $1.40 per share. Although our representatives had previously inquired whether Yahoo! would be interested in using its common stock as merger consideration, Yahoo!’s representatives indicated that Yahoo! was not willing to do so. They further explained that concurrently with the execution of a merger agreement, Yahoo! would expect to enter into (i) employment and non-competition agreements with certain key employees, (ii) voting agreements with our directors and executive officers and (iii) an agreement permitting Yahoo! to enter into a Web search services agreement with us in the event that the merger agreement were terminated under certain circumstances. In addition, the Yahoo! representatives reiterated that their willingness to negotiate the terms of a merger agreement was subject to execution of an exclusivity agreement. At the same meeting, after reviewing the proposed terms, our representatives informed Yahoo!’s representatives that the price was significantly below the level that was acceptable to Inktomi. The meeting concluded without agreement to continue discussions.

      On December 13, 2002, our board of directors held a telephonic meeting. Mr. Peterschmidt updated the board on the status of discussions with each of Yahoo! and Company X. Mr. Peterschmidt noted that, although representatives of Company X and its advisors continued to conduct due diligence, Company X had neither delivered a proposal nor indicated a date by which it expected to do so. Mr. Peterschmidt also informed the board that he would contact Mr. Semel later that day to discuss Yahoo!’s proposal.

      Later on December 13, Mr. Peterschmidt telephoned Mr. Semel and the two of them agreed that business representatives from each company should meet over the weekend to discuss the valuation of the proposal submitted by Yahoo!. Shortly thereafter, Mr. Stevens spoke with Mr. Coppel to make arrangements for such meeting.

      On December 15, Mr. Stevens, Mr. Makhijani and Randy Gottfried, our Senior Vice President and Chief Financial Officer, met with Mr. Coppel, Gideon Yu, Yahoo!’s Treasurer and Vice President of Corporate Finance, Manoj Verma, Yahoo!’s Director of Corporate Development, and Dennis Morgan, Yahoo!’s Director of Corporate Finance, to discuss the valuation of the proposal submitted by Yahoo!. At the conclusion of such meeting, Yahoo!’s representatives indicated they would be prepared to support a price as high as $1.55 per share. However, our representatives believed that their valuation supported a price of at least $1.75 per share. The parties agreed to present this range of valuations to Messrs. Semel and Peterschmidt for further discussion. Our representatives also agreed to provide comments on the forms of term sheet and exclusivity agreement Yahoo! had proposed.

      On December 16, Skadden Arps delivered mark-ups of Yahoo!’s proposed term sheet and exclusivity agreement to Davis Polk.

      On December 17, 2002, representatives of Inktomi, including Mr. Peterschmidt, and representatives of Yahoo!, including Mr. Semel, together with the companies’ financial advisors, met at the offices of Thomas Weisel Partners in San Francisco in an effort to agree on a valuation. Although the difference between the parties’ valuations had been narrowed to $1.60-$1.70 per share, and the parties reached an understanding regarding the assumption by Yahoo! of all outstanding Inktomi stock options in the event a merger is consummated, the meeting concluded without agreement on a final value.

      Later on December 17, Messrs. Peterschmidt and Semel spoke by telephone and continued to discuss the parties’ respective valuations of Inktomi. Mr. Semel agreed to increase the per share merger consideration in the proposed transaction to $1.65 per share and indicated that this was the highest price Yahoo! was prepared to pay. Mr. Peterschmidt agreed to discuss the revised proposal with our board of directors the following morning.

      Later that evening, representatives of Skadden Arps and Davis Polk negotiated the terms of an exclusivity agreement. In addition, Davis Polk distributed a draft merger agreement to us and our advisors.

      Also on December 17, we completed the sale of our enterprise search business to Verity.

      On December 18, 2002, a telephonic meeting of our board of directors was held. Mr. Peterschmidt reviewed with the board the discussions with Yahoo!, including the negotiations that resulted in an increase in the consideration per share from $1.40 to $1.65. Mr. Peterschmidt also advised the board that Company X had not submitted a proposal and that, based on his most recent conversation with the Chief Executive Officer of Company X earlier that day, he did not expect it to do so. A representative of Skadden Arps then reviewed with the board its fiduciary duties under applicable law with regard to the proposed transaction with Yahoo!. Representatives of Thomas Weisel Partners then gave a presentation with respect to the proposed merger, including a description of the material terms of the transaction as proposed by Yahoo! at that time and a preliminary financial presentation. At this point, the board discussed the proposed terms of the transaction, including the effects of the “no-shop” provision and break-up fee on other potential purchasers. The board instructed management to seek to include provisions in the definitive merger agreement that would permit Inktomi to respond to an unsolicited proposal and to terminate the merger agreement in order to accept a higher offer. Mr. Stevens then explained that Yahoo! was prepared to proceed with negotiations only if Inktomi agreed to negotiate exclusively with Yahoo! through December 25, 2002. Upon being polled, all members of the board indicated that they were in favor of continuing the negotiations with Yahoo! and authorized management to execute the exclusivity agreement.

      Following the board meeting on December 18, 2002, Inktomi and Yahoo! executed an exclusivity agreement providing that we would negotiate exclusively with Yahoo! through 9:00 a.m. (PST) on December 25, 2002 regarding a potential acquisition of our company by Yahoo!.

      Between December 18 and December 22, 2002, representatives of Inktomi, Skadden Arps and Thomas Weisel Partners and representatives of Yahoo!, Davis Polk and CSFB negotiated the terms of the merger agreement. During this period, we and our advisors responded to additional due diligence requests by Yahoo! and its advisors. We also made certain key employees, including Mr. Makhijani and Dr. Brewer, available to representatives of Yahoo!. As a result of those meetings, representatives of Yahoo! determined not to require non-competition agreements from key employees, other than Mr. Peterschmidt. During this period, Yahoo! made an offer of employment to Mr. Makhijani, discussed with Dr. Brewer the possibility of his joining Yahoo! following completion of the merger, and requested that Mr. Peterschmidt agree not to compete with us for a period of one year following the merger.

      On December 19, 2002, Davis Polk delivered to Skadden Arps a draft of the form of voting agreement Yahoo! expected to sign concurrently with the merger agreement. Yahoo! had determined to request such agreements only from Mr. Peterschmidt and Dr. Brewer, as they were the only members of the board of directors owning outstanding shares of our common stock.

      Also on December 19, representatives of Yahoo! provided a draft of a binding term sheet for a portal services agreement under which we would provide Web search services to Yahoo! under certain circumstances following termination of the merger agreement. Our representatives subsequently informed Yahoo!’s representatives that we were not prepared to execute an agreement that did not contain all necessary terms and conditions. Accordingly, on December 21, our representatives provided Yahoo! with a draft of a complete portal services agreement. The terms of the draft agreement were based on the parties’ most recent negotiations with respect to a commercial agreement, and were consistent with terms contained in our agreements with other large portal customers. As requested by Yahoo!, the agreement would become effective at Yahoo!’s option if the merger agreement were terminated for any reason other than a breach of the merger agreement by Yahoo!. On December 21 and December 22, our representatives and Yahoo!’s representatives continued to negotiate the terms of the portal services agreement.

      On December 22, 2002, representatives of Yahoo! informed our representatives that Yahoo!’s board approved the merger, with one director abstaining.

      Later on December 22, our board held a telephonic meeting to consider the proposed merger agreement with Yahoo!. Mr. Peterschmidt updated the board on the status of negotiations on the agreement, explaining that the parties had agreed on all terms, subject only to board approval and completion of the disclosure schedule. A representative of Skadden Arps then reviewed again the board’s fiduciary duties under applicable law. The representative of Skadden Arps also presented a summary of the terms of the agreement, a written copy of which had been distributed to each director, together with complete drafts of the merger agreement and form of voting agreements, prior to the meeting. The board then discussed the terms of the merger agreement, including the “no-shop” provisions, the break-up fee and our ability to terminate the merger agreement in order to accept an unsolicited superior offer, with the representatives of our management and our advisors. Representatives of Thomas Weisel Partners then presented a financial analysis of the transaction and delivered orally (confirmed later that day in writing) Thomas Weisel Partners’ opinion that, as of the date of the board meeting, the consideration to be received by our stockholders pursuant to the proposed merger was fair to our stockholders from a financial point of view. See “— Opinion of Inktomi’s Financial Advisor” on page 17. Mr. Stevens then described the portal services agreement. Mr. Stevens explained that the terms of the portal services agreement were in line with agreements we had entered into with other large portal customers and was an agreement that we would be willing to enter into even in the absence of the merger agreement. Following further discussion, our board of directors unanimously approved the merger agreement and the merger and resolved to recommend that Inktomi stockholders vote in favor of adoption of the merger agreement.

      Following the board meeting, we and Yahoo! finalized and executed the merger agreement and the portal services agreement, and Yahoo! executed voting agreements with Mr. Peterschmidt and Dr. Brewer. Mr. Peterschmidt and Yahoo! also executed an agreement with respect to certain non-competition obligations. Prior to the opening of the financial markets on December 23, 2002, we and Yahoo! issued a joint press release announcing execution of the merger agreement.

Reasons for the Merger and the Recommendation of the Board of Directors

      In the course of reaching its decision to unanimously approve the merger agreement, our board of directors consulted with senior management, our legal counsel and our financial advisor, and reviewed a significant amount of information and considered a number of factors, including the following factors:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash;

•	the fact that the $1.65 per share to be paid as the consideration in the merger represents a premium of approximately 27.9% over the one-month trailing average of $1.29 per share, a premium of approximately 37.1% over the one-week trailing average of $1.20 per share, a premium of approximately 41.0% over the $1.17 closing sale price per share of our common stock on the Nasdaq National Market System on December 20, 2002, the last trading day prior to the public announcement of the execution of the merger agreement, a premium of approximately 38.9% over the trailing average since November 13, 2002, the date of the execution of a definitive agreement to sell our enterprise search software business to Verity, Inc., and a premium of approximately 123.3% over the three-month trailing average of $0.74 per share;

•	the opinion of Thomas Weisel Partners dated December 22, 2002 that, as of that date, the merger consideration to be received by our stockholders pursuant to the merger was fair to such stockholders from a financial point of view. A copy of the Thomas Weisel Partners opinion is attached to this proxy statement as Annex C. Such opinion should be read in its entirety for a description of the procedures followed, assumptions and qualifications made, matters considered and limitations of the review undertaken by Thomas Weisel Partners, see “— Opinion of Inktomi’s Financial Advisor” on page 17;

•	the possible alternatives to the merger (including the possibility of our continuing to operate as an independent entity, and the perceived risks of that alternative), the range of possible benefits to our stockholders of possible alternatives and the timing and the likelihood of accomplishing the goal of such alternatives, and our board of directors’ assessment that none of such alternatives were reasonably likely to present superior opportunities, or reasonably likely to create greater value for our stockholders, than the merger;

•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock;

•	historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions;

•	the terms and conditions of the merger agreement, including: (i) the no solicitation provisions and our ability to engage in negotiations with, provide any confidential information or data to, and otherwise have certain discussions with, any person relating to an alternative acquisition proposal under certain circumstances; (ii) our ability to terminate the merger agreement in order to accept a superior offer from another party in the exercise of our board’s fiduciary duties under specified conditions and upon the payment of a termination fee; (iii) the conditions to Yahoo!’s obligation to effect the merger; (iv) the definition of “material adverse effect”; (v) the limited ability of Yahoo! to terminate the merger agreement; and (vi) the absence of a financing condition;

•	the likelihood that the proposed acquisition will be consummated, in light of the experience, reputation and financial capabilities of Yahoo!; and

•	the terms of the portal services agreement.

      In the course of its deliberations, our board of directors also considered, among other things, the following negative factors:

•	risks and contingencies related to the announcement and pendency of the merger, including the potential impact of the proposed merger on our employees, customers and partners and on our existing relationships with third parties;

•	the fact that our stockholders will not benefit from any future increase in our value; and

•	the fact that the merger generally will be taxable to our stockholders.

      In addition, our board of directors considered the interests of our directors and executive officers described in “— Interests of Inktomi’s Directors and Executive Officers in the Merger” on page 22. Our board of directors concluded that the judgment and performance of our directors and executive officers would not be impaired by those interests.

      The above discussion of the material factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Our board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board of directors felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

      After evaluating these factors and consulting with outside legal counsel and its financial advisors, our board of directors determined that the merger agreement and the merger are fair to and in the best interests of our stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger and declared the merger agreement advisable. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of Inktomi’s Financial Advisor

      On December 22, 2002, Thomas Weisel Partners delivered to our board of directors its written opinion that, as of that date, the consideration to be received by our stockholders pursuant to the merger was fair to our stockholders from a financial point of view. A copy of the Thomas Weisel Partners opinion is attached as Annex C to this proxy statement. A summary of the Thomas Weisel Partners opinion is included below. However, you are urged to read the Thomas Weisel Partners opinion carefully in its entirety for the assumptions made, the procedures followed, the matters considered and the limits of the review made by Thomas Weisel Partners in connection with its opinion.

      On November 20, 2002, our board of directors engaged Thomas Weisel Partners to act as its exclusive financial advisor concerning the possible sale of Inktomi based on its qualifications, expertise and reputation. Thomas Weisel Partners is a nationally recognized merchant bank specializing in advising and investing in companies participating in growth sectors of the economy including: healthcare, technology and consumer. At the time we retained Thomas Weisel Partners, its representatives confirmed that they believed Thomas Weisel Partners would not have a conflict of interest representing us in a potential transaction with Yahoo!.

      Our board of directors did not impose any limitations on Thomas Weisel Partners with respect to the investigations made or procedures followed in rendering its opinion. However, as noted in the opinion, although Thomas Weisel Partners assisted us in preliminary discussions with another party that had expressed interest in proposing an acquisition of us, Thomas Weisel Partners was not instructed by us to solicit, nor did it solicit or assist us in soliciting, third parties that might be interested in acquiring all or any part of us.

      Thomas Weisel Partners directed its opinion to our board of directors. The opinion does not constitute a recommendation to you as to how you should vote with respect to the merger. The opinion addresses only the fairness of the consideration to be received by our stockholders from a financial point of view. It does not address the relative merits of the merger or any alternatives to the merger. Further, it does not address our underlying decision to proceed with or effect the merger or any other aspect of the merger. In furnishing its opinion, Thomas Weisel Partners did not admit that it is an expert within the meaning of the term “expert” as used in the Securities Act, nor did it admit that its opinion constitutes a report or valuation within the meaning of the Securities Act and the rules and regulations promulgated under the Securities Act. The Thomas Weisel Partners opinion includes statements to these effects.

      In connection with its opinion, Thomas Weisel Partners, among other things:

•	reviewed certain publicly available financial and other data with respect to Inktomi, including our consolidated financial statements for recent years and interim periods to September 30, 2002, and certain other relevant financial and operating data relating to us made available to Thomas Weisel Partners from published sources and from our internal records;

•	reviewed the financial terms and conditions of a draft of the merger agreement, dated December 22, 2002, and drafts of other related agreements;

•	reviewed certain publicly available information concerning the trading of, and the trading market for, our common stock;

•	compared Inktomi from a financial point of view with certain other companies in the Internet services industry which Thomas Weisel Partners deemed to be relevant;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the Internet services industry which Thomas Weisel Partners deemed to be comparable, in whole or in part, to the merger;

•	reviewed the premiums paid in selected recent business combinations in the technology sector;

•	reviewed and discussed with representatives of our management certain information of a business and financial nature regarding Inktomi, furnished to Thomas Weisel Partners by our management;

•	made inquiries regarding and discussed the merger and the draft merger agreement and other related matters with our legal counsel; and

•	performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

      In preparing its opinion, Thomas Weisel Partners did not assume any responsibility to independently verify the information referred to above and relied on its being accurate and complete in all material respects. Thomas Weisel Partners made the following assumptions, in each case with our consent:

•	with respect to the financial forecasts for Inktomi provided to Thomas Weisel Partners by our management, Thomas Weisel Partners assumed for purposes of its opinion, upon the advice of our management, that the forecasts for Inktomi had been reasonably prepared on bases reflecting the best available estimates and judgments of our management at the time of preparation as to the future business strategy and financial performance of Inktomi, and that these forecasts provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

•	that the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations; and

•	that the merger would be consummated in accordance with the terms described in the December 22, 2002 draft of the merger agreement and other related agreements reviewed by Thomas Weisel

Partners, without further amendment, and without any waiver by Yahoo! of any of the conditions to its obligations under the merger agreement.

      In addition, for purposes of its opinion:

•	Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of our assets or liabilities (contingent or otherwise), nor was Thomas Weisel Partners furnished with any such appraisals; and

•	Thomas Weisel Partners did not assume responsibility for making any independent evaluation of any legal or financial reporting matters with respect to Inktomi, the merger or the merger agreement.

      The Thomas Weisel Partners opinion was based on economic, monetary, market and other conditions in effect, and the information made available to Thomas Weisel Partners, as of the date of its opinion. Thomas Weisel Partners has not assumed any obligation to update, revise or reaffirm its opinion.

      The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to our board of directors. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

      Comparable Companies Analysis. Based on public and other available information, Thomas Weisel Partners calculated the multiples of enterprise value, which Thomas Weisel Partners defined as equity value plus debt less cash and cash equivalents, to estimated revenues for calendar year 2003 for relevant companies in the Internet services industry. Thomas Weisel Partners believes that the following six companies have operations similar to some of the operations of Inktomi, but noted that none of these companies have the same management, composition, size or combination of businesses as Inktomi: Ask Jeeves, Inc., CNET Networks, Inc., FindWhat.com Inc., InfoSpace, Inc., LookSmart Ltd. and Overture Services, Inc. In addition, Thomas Weisel Partners reviewed, but did not consider as equally comparable to Inktomi, the following large-cap Internet services companies: AOL Time Warner Inc., eBay Inc., Terra Networks SA, Ticketmaster and USA Interactive.

      The following table sets forth multiples indicated by the analysis and the implied share price range resulting from such analysis.

	Inktomi	Relevant Public		Implied Per
	Metric(1)	Market Multiples		Share Value

Enterprise Value/ Calendar Year 2003 Estimated Revenue	$49.6 million	1.0x to 2.5	x	$0.58 to $1.02

(1)	Based on management estimates which include revenue from Web search business but does not include any revenue from enterprise search (sold in December 2002) or content networking (substantially disposed of) businesses.

     Thomas Weisel Partners noted that the per share value of the consideration to be received by our stockholders in connection with the merger, $1.65, exceeds this range.

      While the comparable company analysis compared us to six public companies in the Internet services industry, Thomas Weisel Partners did not include every company that could be deemed to be a participant in this same industry, or in the specific sectors of this industry.

      Comparable Transactions Analysis. Based on public and other available information, Thomas Weisel Partners calculated the multiples of enterprise value to Last Twelve Months (LTM) (defined for Inktomi as the estimated 12 months ended December 31, 2002) and Next Twelve Months (NTM) (defined for Inktomi as the estimated 12 months ending December 31, 2003) revenues for the following 11 comparable transactions that have been announced since January 1, 2000.

Announcement Date	Name of Acquiror	Name of Target

October 22, 2002	Microsoft Corporation	Vicinity Corporation
September 18, 2001	Ask Jeeves, Inc.	Teoma Technologies, Inc.
April 27, 2001	TransWestern Publishing Company LLC	WorldPages.com, Inc.
October 27, 2000	Primedia Inc.	About.com, Inc.
July 26, 2000	InfoSpace, Inc.	Go2Net, Inc.
July 18, 2000	CNET Networks, Inc.	Ziff-Davis Inc. (certain assets)
June 28, 2000	Yahoo! Inc.	eGroups, Inc.
June 8, 2000	Inktomi Corporation	Ultraseek Corporation
May 16, 2000	Terra Networks SA	Lycos, Inc.
January 25, 2000	Ask Jeeves, Inc.	Direct Hit Technologies, Inc.
January 19, 2000	CNET Networks, Inc.	mySimon, Inc.

      The following table sets forth multiples indicated by this analysis and the implied share price range resulting from such analysis.

	Inktomi	Relevant Public		Implied Per
	Metric(1)	Market Multiples(2)		Share Value

Enterprise Value/ NTM Estimated Revenue	$49.6 million	0.5x to 2.0	x	$0.43 to $0.87
Enterprise Value/ LTM Revenue	$46.5 million	1.0x to 4.0	x	$0.56 to $1.39

(1)	Based on management estimates which include revenue from Web search business but does not include any revenue from enterprise search (sold in December 2002) or content networking (substantially disposed of) businesses.

(2)	Transaction multiples were adjusted to reflect current market conditions by indexing enterprise values against the performance of the acquirer’s stock price from the transaction’s initial announcement date.

     Thomas Weisel Partners noted that the per share value of the consideration to be received by our stockholders in connection with the merger, $1.65, exceeds these ranges.

      No company or transaction used in the comparable company or comparable transactions analyses is identical to us or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Inktomi and the transaction are being compared.

      Premiums Paid Analysis. Thomas Weisel Partners reviewed the premiums paid by acquirors in selected technology transactions to the closing stock price one day, average stock price one week and average stock price one month prior to the announcement of each transaction. The transactions selected were those with an aggregate value of at least $10 million and announced since January 1, 1998.

      The following table sets forth premiums indicated by this analysis and the implied share price range resulting from such analysis.

	Inktomi	Relevant Public	Implied Per
	Metric	Market Multiples	Share Value

1 Day	$1.17	16.5% to 52.7%	$1.36 to $1.79
1 Week Average	$1.20	18.6% to 56.3%	$1.43 to $1.88
1 Month Average	$1.29	23.3% to 66.0%	$1.59 to $2.14

      Thomas Weisel Partners noted that the per share value of the consideration to be received by Inktomi’s stockholders in connection with the merger, $1.65, falls within these ranges.

      Thomas Weisel Partners also derived an average arithmetic range of implied enterprise, implied equity and implied per share values from the comparable companies, comparable transactions and premiums paid analyses summarized above. These average ranges were $118.6 million-$223.6 million (implied enterprise value), $165.3 million-$270.3 million (implied equity value) and $0.99-$1.52 per share (implied per share value). Thomas Weisel Partners noted that the per share value of the consideration to be received by our stockholders in connection with the merger, $1.65, exceeds the upper limit of this average range of implied per share values.

      The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners considered in connection with its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to our board. In addition, Thomas Weisel Partners may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Inktomi. Thomas Weisel Partners did not perform a “discounted cash flow” analysis because it concluded that it was not appropriate to use such an analysis in evaluating the fairness of the consideration to be received by Inktomi’s stockholders from a financial point of view due to the historical operating losses of Inktomi and the possibility of such losses continuing.

      In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the consideration to be received by our stockholders pursuant to the merger, and were provided to our board in connection with the delivery of the Thomas Weisel Partners opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

      We have agreed to pay Thomas Weisel Partners a fee for its financial advisory services, including $500,000 for delivery of its fairness opinion, and approximately $4.15 million, reduced by the $500,000 described previously, contingent upon the consummation of the merger. Further, we have agreed to indemnify Thomas Weisel Partners, its affiliates, and their respective, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws. Within the past two years Thomas Weisel Partners also acted as an underwriter in connection with an offering of our securities and was paid a fee of approximately $827,000 for those services. Prior to 2001, Thomas Weisel Partners performed various investment banking services for Yahoo! for which it received customary fees. In addition, Mr. Timothy Koogle, who is the former Chairman and Chief Executive Officer of Yahoo! and who continues to serve as a director of Yahoo!, is a member of Thomas Weisel Partners’ Advisory Board. Prior to the public announcement of the proposed merger, Mr. Koogle did not participate in any meetings or discussions regarding the proposed merger with Yahoo! or Thomas Weisel Partners’ fairness opinion with any of our representatives or any of the Thomas Weisel Partners personnel working on the engagement.

      In the ordinary course of Thomas Weisel Partners’ business, it may act as a market maker and broker in the publicly traded securities of Inktomi and Yahoo! and consequently receive customary compensation in connection therewith. Thomas Weisel Partners also may actively trade the equity securities of Inktomi or Yahoo! for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

Interests of Inktomi’s Directors and Executive Officers in the Merger

      When considering the recommendation by our board of directors, you should be aware that a number of our directors and executive officers have interests in the merger that are different from the interests of other Inktomi stockholders. Such interests relate to or arise from, among other things:

•	the terms of the merger agreement providing for the continued indemnification of our current directors and executive officers;

•	the fact that all of our directors and executive officers own options to acquire our common stock and that these options will be converted into options to acquire Yahoo! common stock;

•	the eligibility of our executive officers to receive payments under certain management retention and change of control agreements; and

•	the fact that certain of our directors and executive officers have been or may be offered employment positions or other arrangements with Yahoo!.

      All such additional interests are described below, to the extent material, and, except as described below, such persons have, to our knowledge, no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of and considered these interests in approving the merger agreement and the merger.

      Indemnification and Insurance. The merger agreement provides that Yahoo! or the surviving corporation in the merger will fulfill and honor in all respects our obligations pursuant to any indemnification agreements between us and our directors and officers as of the effective time of the merger and any indemnification provisions under our certificate of incorporation or bylaws as in effect on the date of the merger agreement. The provisions of the certificate of incorporation and bylaws of the surviving corporation in the merger with respect to exculpation and indemnification of directors and officers must be at least as favorable to the directors and officers as those contained in our certificate of incorporation and bylaws as of the date of the merger agreement, and such provisions may not be amended, repealed or otherwise modified for six years from the effective time of the merger in a manner adverse to our directors and officers as of the date of the merger agreement, except as may be required by law. If the surviving corporation in the merger should reincorporate in another U.S. state that prohibits indemnification on terms as favorable as Delaware’s laws, the surviving corporation in the merger must provide for the maximum allowable indemnification in its certificate of incorporation and bylaws and Yahoo! must provide supplemental contractual indemnification such that the indemnification provided by such certificate of incorporation and bylaws and such contractual provisions is equivalent to the level of indemnification provided to our directors and officers as of the date of the merger agreement. The merger agreement also provides that for six years after the effective time of the merger, Yahoo! will maintain directors’ and officers’ liability insurance for acts or omissions occurring prior to the effective time of the merger covering those persons who were, as of the date of the merger agreement, covered by our directors’ and officers’ liability insurance policies, on terms comparable to those in effect on the date of the merger agreement. Yahoo!’s obligation to provide this insurance coverage is subject to a cap of 150% of the current annual premium paid by us for our existing insurance coverage. If Yahoo! cannot maintain the existing or equivalent insurance coverage without exceeding the 150% cap, Yahoo! is required to maintain only that amount of insurance coverage that can be obtained by paying an annual premium equal to the 150% cap.

      Stock Options. Each of our directors and executive officers holds options to acquire our common stock. See “Securities Ownership of Certain Beneficial Owners and Management” on page 45. Under the terms of the merger agreement, at the effective time of the merger, each stock option granted under our stock option plans will be assumed by Yahoo! and converted into an option to acquire shares of Yahoo! common stock. See “The Merger Agreement — Treatment of Inktomi Securities; Merger Consideration” on page 30. In addition, under the terms of our stock option plans, our directors and executive officers have the ability to exercise their options prior to full vesting, subject to a repurchase right by us. If, prior to the effective time of the merger, any of our directors or executive officers exercise unvested options and receive shares of our common stock that are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with us, then, at Yahoo!’s option and in Yahoo!’s sole discretion, the right to receive $1.65 in cash per share will either vest upon consummation of the merger or over time upon satisfaction of the vesting requirements associated with the applicable restricted stock schedule.

      Inktomi’s Retention Agreements. Each of our executive officers entered into a Management Retention and Change of Control Agreement at the time he became an executive officer that provides for full vesting of all outstanding options and restricted stock in the event such executive officer’s employment is constructively terminated within 12 months of a change of control of Inktomi. In addition, our executive officers are subject to the Inktomi Corporation Retention and Change of Control Severance Benefits Plan (Plan No. 14). Pursuant to such plan, each executive officer who is terminated without good cause or is otherwise constructively terminated within 12 months of a change of control of Inktomi and who executes a release of claims agreement with Inktomi will receive severance pay in a lump sum payment equal to:

•	two years’ salary at the rate applicable for such officer at the time of termination plus

•	the amount of such officer’s full targeted bonus for the two years following termination pursuant to the Inktomi Management By Objectives Program or an equivalent successor program.

      In addition, under such plan, executive officers will receive certain group employee benefit coverage for a period of up to two years. In the event the severance payments provided for under such plan constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, Inktomi will pay an additional amount such that the net amount received by the affected executive officer will be equal to the severance payments provided for under the plan. We estimate that if the merger occurred in the first quarter of the 2003 calendar year and the employment of all the executive officers were terminated without cause immediately following the merger by the surviving corporation, the total severance payments and the estimated cost of group employee benefit coverage, respectively, would be approximately as follows: Dr. Eric A. Brewer, $330,000 and $0; Randy S. Gottfried, $792,000 and $9,264; Vishal Makhijani, $660,000 and $9,264; David C. Peterschmidt, $1,600,000 and $16,542; and Timothy J. Stevens, $858,000 and $22,716. Such estimated payments do not include any additional “gross-up” amounts described above that may become payable in the event the severance payments constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. The severance plan was adopted on August 28, 2002 and was amended on December 16, 2002 to limit the availability of severance benefits to those employees who continue to be employed by us up to the closing of a change of control transaction.

      Employment and Other Arrangements. Vishal Makhijani, our Vice President and General Manager of Web Search, has accepted an offer of employment with Yahoo!, conditioned upon completion of the merger. Mr. Makhijani has been offered an annual salary of $200,000 and will be eligible to participate in the regular Yahoo! employee benefit plans established by Yahoo! generally for its employees, including an annual bonus program. In addition, Mr. Makhijani will participate in a retention bonus program Yahoo! is making available for certain senior technical employees of Inktomi. In connection with Mr. Makhijani’s offer of employment from Yahoo! Mr. Makhijani has waived his rights to severance payments under the Inktomi Corporation Retention and Change of Control Severance Benefits Plan (Plan No. 14). See “— Inktomi’s Retention Agreements” on page 23. Yahoo! is discussing with Dr. Eric A. Brewer, our Chief Scientist and a member of our board of directors, the possibility of his joining Yahoo! following completion of the merger. No agreement has been reached between Dr. Brewer and Yahoo! regarding his role at Yahoo! or the level of his salary and benefits.

      Non-Compete Agreement. We have an employment agreement with David C. Peterschmidt, our Chairman, President and Chief Executive Officer. The agreement is for no specified length of term, and either party has the right to terminate the agreement at any time with or without cause. The agreement does not provide for any mandatory severance, although we have the right at the time of termination to continue to pay Mr. Peterschmidt his then current salary for up to 12 months, in which case Mr. Peterschmidt may not compete against us during that time period. In connection with the merger agreement, Mr. Peterschmidt agreed with Yahoo! not to compete with us, including as an employee, consultant or in certain other capacities for certain specified companies, for a period of one year following the date of the termination of his employment with us. Mr. Peterschmidt did not receive any consideration in connection with such agreement not to compete other than pursuant to the terms of the merger agreement as a holder of Inktomi shares and stock options.

Amendment to Preferred Stock Rights Agreement

      We entered into a rights agreement dated as of August 10, 2000, with Wells Fargo Shareowners Services, as amended by Amendment No. 1 to the Preferred Stock Rights Agreement, effective December 22, 2002, between Inktomi and Wells Fargo Shareowners Services (referred to in this proxy statement as the rights agreement). Our board of directors adopted the rights agreement and issued the rights thereunder to protect our shareholders from coercive or otherwise unfair takeover tactics. In general, the rights agreement imposes a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock without approval of our board of directors.

      We have amended our rights agreement to render the rights inapplicable to the merger and the voting agreements. Specifically, the amendment ensures that none of Yahoo!, December 2002 Acquisition Corp. or any of their respective affiliates or associates is or will become an “Acquiring Person,” as defined in the rights agreement, by reason of the merger agreement, the voting agreements, the merger or any other transaction contemplated by the merger agreement or the voting agreements. The amendment also ensures that the “Distribution Date,” as defined in the rights agreement, will not occur by reason of the merger agreement, the voting agreements, the merger or any other transaction contemplated by the merger agreement or the voting agreements.

Appraisal Rights

      The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex D. Stockholders intending to exercise appraisal rights should carefully review Annex D. Failure to follow precisely any of the statutory procedures set forth in Annex D may result in a termination or waiver of these rights.

      If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporate Law within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

      The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of Inktomi’s common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

      Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting on March 19, 2003. This written demand for appraisal of shares is in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “for” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

      A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

      An Inktomi stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Inktomi at its address at 4100 East Third Avenue, Foster City, California 94404, Attention: President. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Inktomi common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of its stockholders who have complied with Section 262 and have not voted for the merger.

      Within 120 days after the effective time of the merger, but not after, any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Inktomi, as the surviving corporation in the merger, must mail any such written statement to the stockholder no later than the later of 10 days after the stockholders’ request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

      Within 120 days after the effective time of the merger, but not after, either Inktomi or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Inktomi shares of stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

      Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us, which must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by us. If a petition is filed by us, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and the costs thereof will be borne by us. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

      If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

      Inktomi stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “— Certain U.S. Federal Income Tax Consequences” on page 27.

      Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

      At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his demand for appraisal and receive payment for his shares as provided in the merger agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

      Failure by any Inktomi stockholder to comply fully with the procedures described above and set forth in Annex D to this proxy statement may result in termination of the stockholder’s appraisal rights.

Form of the Merger

      Subject to the terms and conditions of the merger agreement and in accordance with Delaware General Corporation Law, at the effective time of the merger, December 2002 Acquisition Corp., a wholly-owned subsidiary of Yahoo! and a party to the merger agreement, will merge with and into Inktomi. Inktomi will survive the merger as a wholly-owned subsidiary of Yahoo!.

Conversion of Shares; Procedures for Exchange of Certificates

      The conversion of our common stock into the right to receive $1.65 per share in cash, without interest, will occur automatically at the effective time of the merger. Promptly after the effective time of the merger, the paying agent will send a transmittal letter to each former Inktomi stockholder. The transmittal letter will contain instructions for obtaining cash in exchange for shares of our common stock. Stockholders should not return stock certificates with the enclosed proxy.

      In the event of a transfer of ownership of our common stock that is not registered in the records of our transfer agent, the cash consideration for shares of our common stock may be paid to a person other than the person in whose name the certificate so surrendered is registered if:

•	the certificate is properly endorsed or otherwise is in proper form for transfer; and

•	the person requesting such payment (a) pays any transfer or other taxes resulting from the payment to a person other than the registered holder of the certificate or (b) establishes to Yahoo! that the tax has been paid or is not applicable.

      The cash paid upon conversion of shares of Inktomi’s common stock will be issued in full satisfaction of all rights relating to the shares of Inktomi’s common stock.

Litigation Related to the Merger

      Persons alleging to be shareholders of Inktomi have filed three lawsuits relating to the merger. On January 22, 2003, an alleged holder of Inktomi common stock filed a purported derivative and class action lawsuit captioned Tuttle v. Myers, et al., Case No. CIV 428695, in California Superior Court for the County of San Mateo. The complaint names as defendants each of our five directors and names Inktomi as a nominal defendant. The complaint alleges that, in pursuing the transaction with Yahoo! and approving the merger agreement, the directors breached their fiduciary duties to the holders of Inktomi common stock and Inktomi by, among other things, engaging in self-dealing, abusing control of the company, failing to obtain the highest price reasonably available for Inktomi and its shareholders, committing waste of corporate assets and failing to properly value Inktomi. The complaint further alleges that the merger agreement resulted from a flawed process and that the directors tailored the terms of the merger to meet the needs of two directors. The complaint also alleges that Inktomi directly breached and/or aided and abetted the directors’ alleged breaches of fiduciary duties. The complaint seeks, among other things, certification of the litigation as a class action, a declaration that the merger agreement was entered into in breach of the directors’ fiduciary duties, a preliminary and permanent injunction enjoining Inktomi, the directors and others from consummating the merger, a direction requiring that the directors exercise their fiduciary duties to obtain a transaction which is in the best interests of the Inktomi shareholders, rescission of the merger or any of the terms thereof to the extent implemented, an award of costs, including attorneys’ and experts’ fees, and other unspecified relief.

      On January 24, 2003, an alleged holder of Inktomi common stock filed a purported class action lawsuit captioned Malachinski v. Peterschmidt, et al., Case No. CIV 428824, in the California Superior Court for the County of San Mateo. On January 29, 2003 an alleged holder of Inktomi common stock filed a purported class action lawsuit captioned Zakary v. Peterschmidt, et al., Case No. CIV 428898, in the same Superior Court. The complaint in the Zakary action is substantially identical to the complaint in the Malachinski action. Both complaints name as defendants three of our five current directors, two of our former directors and Inktomi.

      The complaints in the Malachinski and Zakary actions allege that our directors breached their fiduciary duties in connection with the proposed acquisition by Yahoo! by, among other things, approving a transaction in which they allegedly stand to receive financial benefits not shared by the other Inktomi shareholders, retaining a financial advisor (Thomas Weisel Partners) that has business ties to Yahoo!, failing to obtain the best offer possible for Inktomi’s shareholders, agreeing to the termination fee provisions of the merger agreement, failing to adequately value Inktomi, and failing to make complete and adequate disclosure of alleged material facts regarding the transaction and the events that preceded the execution of the merger agreement. The plaintiffs seek, among other things, certification of their respective actions as class actions, a declaration that the directors have breached their fiduciary duties, an order requiring the defendants to indemnify the shareholders for the alleged breaches of fiduciary duty, an injunction enjoining the merger or rescinding it, if consummated, an order requiring defendants to make additional disclosures, an award of compensatory and/or rescissory damages, an award of interest, attorneys’ fees, expert fees and other costs, and other unspecified relief.

      On January 29, 2003, the plaintiff in the Malachinski action filed a motion for expedited discovery and an order temporarily enjoining the merger. On January 30, 2003, the Malachinski action was removed from the Superior Court to the United States District Court for the Northern District of California. On January 31, 2003, the Zakary action was removed from the Superior Court to the same District Court. We filed motions to dismiss the Malachinski and Zakary actions on February 5, 2003 and February 6, 2003, respectively.

      Based on its review of the three complaints, Inktomi believes that the allegations in the Tuttle, Malachinski and Zakary actions are without merit and intends, along with the directors, to defend the actions vigorously. In the event that holders of a majority of the outstanding shares of Inktomi common stock vote in favor of adoption of the merger agreement, in addition to any other defenses Inktomi and the directors may assert, Inktomi and the directors intend to rely upon the approval of the proposal to adopt the merger agreement in defense of the claims asserted in the actions. Specifically, Inktomi and the directors intend to argue that the approval of the proposal to adopt the merger agreement by holders of a majority of the shares of our common stock constitutes a ratification or acceptance of the conduct that is the subject of plaintiffs’ complaints. Inktomi and the directors further intend to argue that such ratification or approval constitutes a complete defense to the claims asserted in the complaints or otherwise operates to protect them from liability or increase the plaintiffs’ burdens of pleading and proof in the actions.

Certain U.S. Federal Income Tax Consequences

      The following is a summary of certain U.S. federal income tax consequences of the merger to stockholders. This discussion is based on provisions of the Internal Revenue Code, or the Code, applicable Treasury regulations promulgated under the Code, Internal Revenue Service, or IRS, rulings and judicial interpretations thereof all in effect as of the date of this proxy statement, and all of which are subject to change after such date, possibly with retroactive effect. There can be no assurance that future legislative, judicial or administrative action will not affect the accuracy of the statements or conclusions in this proxy statement.

      This summary does not address all the U.S. federal income tax considerations that may be relevant to shares received pursuant to the exercise of employee stock options or otherwise as compensation or with respect to stockholders who are subject to special tax treatment under the Code, including without limitation persons who are non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, life insurance companies, regulated investment companies and financial institutions and may not apply to stockholders in light of individual circumstances, such as holding shares as a hedge or as part of a hedge, straddle, conversion, synthetic security integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax. It also does not address the tax consequences of the merger under foreign, state or local tax laws. Accordingly, stockholders are urged to consult with their tax advisor with respect to the particular U.S. federal, state, local or foreign income tax or other tax consequences of the merger to them.

      The exchange of Inktomi shares for cash in the merger will be a taxable transaction for U.S. federal income tax purposes, and accordingly a stockholder will recognize gain or loss equal to the difference between the cash received and such stockholder’s adjusted tax basis in the Inktomi shares exchanged. In general, a stockholder must calculate gain or loss separately for each block of Inktomi shares that is exchanged in the merger. Provided a stockholder holds his or her Inktomi shares as a capital asset, this gain or loss will be capital gain or loss, which will be long-term capital gain or loss if the stockholder has held his or her Inktomi shares for more than one year at the time of the merger. A non-corporate stockholder is subject to a maximum U.S. federal income tax rate of 20% on any net long-term capital gains. In addition, there are limits on the deductibility of capital losses.

      Unless a stockholder complies with certain reporting or certification procedures or is an “exempt recipient” (in general, corporations and certain other entities) under applicable provisions of the Code and Treasury regulations, such stockholder may be subject to a withholding tax of 30% with respect to any cash payments received pursuant to the merger. Backup withholding is not an additional tax. Any amount withheld under these rules will be credited against a stockholder’s U.S. federal income tax liability provided such stockholder furnishes the required information to the IRS. If a stockholder does not comply with the backup withholding rules, such holder may be subject to penalties imposed by the IRS.

      The preceding summary is general in nature and does not consider any particular stockholder’s individual facts and circumstances. The tax consequences of the merger to any particular stockholder will depend on his or her individual facts and circumstances. Stockholders are strongly urged to consult their tax advisors as to the tax consequences to them of the merger.

Regulatory Matters

      Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act and the rules under the Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. Yahoo! and Inktomi each filed a notification and report form pursuant to the Hart-Scott-Rodino Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission on January 10, 2003, and requested early termination of the required waiting period. The waiting period expired on February 10, 2003. The requirements of the Hart-Scott-Rodino Act will be satisfied if the merger is completed within one year from the expiration of the waiting period. The merger may also be subject to consents, approvals and filings under foreign antitrust laws. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

      General. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. There can be no assurance that Yahoo! or Inktomi will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Yahoo! after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Yahoo! and Inktomi and referred to in this proxy statement or on terms that will be satisfactory to Yahoo! and Inktomi. However, neither we nor Yahoo! is required to divest or enter into any licensing or similar arrangement with respect to any assets or any portion of the business of Yahoo!, Inktomi or any of Yahoo!’s or our respective subsidiaries or to litigate specified kinds of suits, claims, actions, investigations or proceedings brought by any governmental entity. See “The Merger Agreement — Reasonable Efforts” on page 35.

THE MERGER AGREEMENT

      The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the merger agreement, which is incorporated by reference in its entirety and attached as Annex A to this proxy statement. We urge you to read the merger agreement carefully and in its entirety.

      The merger agreement provides for the merger of Yahoo!’s wholly-owned subsidiary, December 2002 Acquisition Corp., with and into Inktomi, following the adoption of the merger agreement by the requisite vote of our stockholders and the satisfaction or waiver, as permitted, of the other conditions to the merger. Following the merger, Inktomi will be the surviving corporation and a wholly-owned subsidiary of Yahoo!.

Effective Time of the Merger

      The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Yahoo! and Inktomi and specified in the certificate of merger. The filing of the certificate of merger will occur no later than the second business day after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

Treatment of Inktomi Securities; Merger Consideration

      At the effective time of the merger:

•	each outstanding share of our common stock, including the associated preferred stock purchase rights, other than shares owned by us or by Yahoo! and shares as to which appraisal rights have been perfected, will be canceled and automatically converted into the right to receive $1.65 in cash, without interest;

•	each outstanding option to purchase shares of our common stock granted under any of our option plans and non-plan option agreements will be assumed by Yahoo! and, at the effective time, will be converted automatically into options to purchase shares of Yahoo! common stock, subject to the same terms and conditions (other than the number of underlying shares and the exercise price) as under the applicable option plan or non-plan option agreement. The number of shares of Yahoo! common stock (rounded down to the nearest whole share) underlying such option after conversion will be determined by multiplying the number of shares of our common stock subject to the option by a fraction, with a numerator of $1.65 and with a denominator of the average closing price of Yahoo! common stock on the Nasdaq National Market System over the 10 trading days immediately preceding, but not including, the date on which the effective time occurs, and the exercise price per share of Yahoo! common stock (rounded up to the nearest whole cent) will be equal to (A) the per share exercise price divided by (B) the fraction described above; and

•	for each share of our outstanding common stock that is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement, Yahoo! will, at its option and in its sole discretion, either (i) pay to the holder of such share $1.65 in cash upon surrender of the stock certificates representing such shares, or (ii) pay to the holder of such share the merger consideration over time as the vesting requirements of the applicable restricted stock schedule are satisfied.

As soon as practicable after the completion of the merger, but in any event within 20 days of completion of the merger, Yahoo! will prepare and file with the Securities and Exchange Commission an appropriate registration statement registering the shares of Yahoo! common stock underlying assumed Inktomi stock options.

Exchange of Inktomi Stock Certificates

      Promptly after the effective time of the merger, the paying agent will mail to you a letter of transmittal and instructions for you to use in surrendering your share certificates. When you properly surrender your share certificates to the agent for cancellation, together with a duly executed letter of transmittal and any other documents as the agent may require, the agent will promptly deliver to you a check payable to you in the amount to which you are entitled in accordance with the merger agreement, after giving effect to any required tax withholdings, and your certificates will be canceled. Until properly surrendered, each certificate representing shares of our common stock will be deemed, at any time after the effective time of the merger, to represent only the right to receive $1.65 in cash, without interest, for each share of common stock represented by the certificate.

      Yahoo! is entitled to cause the paying agent to deliver to it any funds that have not been disbursed within six months after the effective time of the merger. After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look to Yahoo! for payment with respect to the cash payable upon surrender of their certificates.

      You should not send in your share certificates before you receive a letter of transmittal and instructions from the paying agent.

Restated Certificate of Incorporation and By-Laws

      The merger agreement provides that, after the effective time of the merger, the certificate of incorporation of Inktomi, as in effect immediately prior to the effective time of the merger, will be the certificate of incorporation of the surviving corporation, as amended at the effective time of the merger in accordance with the merger agreement, and that the by-laws of December 2002 Acquisition Corp., as in effect immediately prior to the effective time of the merger, will be the by-laws of the surviving corporation following the merger until changed or amended.

Officers and Directors of Inktomi Following the Merger

      After the effective time of the merger, the directors and officers of December 2002 Acquisition Corp. will become the directors and officers of Inktomi, until their successors are duly elected, appointed and qualified.

Representations and Warranties

      The merger agreement contains customary representations and warranties by Inktomi relating to, among other things:

•	our corporate organization and other corporate matters;

•	our subsidiaries;

•	our capital structure;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of Inktomi;

•	documents filed by us with the SEC, the accuracy of the financial statements and other information contained in such documents and the absence of certain liabilities;

•	the accuracy of information supplied by Inktomi in connection with this proxy statement;

•	absence of certain changes or events concerning Inktomi;

•	outstanding and pending litigation involving Inktomi;

•	certain contracts of Inktomi;

•	compliance with applicable laws and permits;

•	environmental matters;

•	matters relating to the Employee Retirement Income Security Act and other employee benefits matters;

•	filing of material tax returns and payment of material taxes;

•	title to our material properties and assets and rights to leasehold interests;

•	absence of liens and encumbrances;

•	our intellectual property;

•	our insurance policies;

•	our satisfaction of certain state takeover statute requirements; and

•	receipt of Thomas Weisel Partners’ opinion.

      The merger agreement contains customary representations and warranties by Yahoo! relating to, among other things:

•	corporate organization and other corporate matters with respect to each of Yahoo! and its wholly-owned subsidiary;

•	authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of Yahoo!;

•	the accuracy of information supplied by Yahoo! in connection with this proxy statement;

•	the previous operations of December 2002 Acquisition Corp.; and

•	the availability of funds sufficient to complete the merger.

Definition of Material Adverse Effect

      Several of our representations and warranties and certain conditions contained in the merger agreement are qualified by reference to whether the item in question would have a “material adverse effect” on us. The merger agreement provides that a “material adverse effect” means, when used in connection with any entity, any state of facts, change, event, circumstance or occurrence that has a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of such entity taken as a whole with its subsidiaries, provided, however, that no change, event, circumstance or occurrence will be considered in determining whether there has been or will be a material adverse effect on such entity if such change, event, circumstance or occurrence results from certain specified matters, including:

•	the announcement or pendency of the merger, including litigation relating to the proposed merger;

•	any failure to meet published revenue or earnings projections;

•	any change in the entity’s stock price or trading volume;

•	general business or economic conditions;

•	changes affecting the principal industries in which the entity operates, which changes do not disproportionately affect such entity; or

•	any action required or expressly contemplated to be taken or prohibited from being taken under the merger agreement.

Conduct of Business Pending the Merger

      Except as expressly contemplated by the merger agreement or as Yahoo! may consent in writing between December 22, 2002 and the effective time of the merger, we will carry on our business in the ordinary course, in substantially the same manner as currently conducted and in compliance in all material respects with all applicable laws and regulations, pay our debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use all reasonable efforts consistent with past practices and policies to preserve intact our present business organization, keep available the services of our present officers, employees and contractors and preserve our relationships with customers, suppliers, licensors, licensees and others with which we have business dealings.

      Prior to the effective time of the merger, we have agreed not to do any of the following nor permit our subsidiaries to do any of the following, except as contemplated by the merger agreement, without the prior written consent of Yahoo!:

•	waive any stock repurchase rights, take any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except in connection with the termination of the employment relationship with any employee, individually in an amount not to exceed $25,000 and in the aggregate in an amount not to exceed $250,000;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	grant any severance or termination pay to any employee, except as required by applicable law or pursuant to written agreements in effect or policies existing on the date hereof and as previously disclosed in writing to Yahoo!, or adopt any new severance, retention or change in control plan, except with respect to our commerce or shopping division, wireless division, digital goods, network products division or content network solutions group or enterprise search (or Ultraseek) software division;

•	transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any of the intellectual property rights owned by us or our subsidiaries, other than nonexclusive licenses in the ordinary course of business consistent with past practice or with respect to our commerce or shopping division, wireless division, digital goods, network products division or content network solutions group or enterprise search (or Ultraseek) software division;

•	declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of our capital stock or our subsidiaries, or any instrument or security that consists of a right to acquire such shares except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof, and except for actions taken relating to the winding-up of non-U.S. subsidiaries;

•	issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of our common stock pursuant to the exercise of stock options or warrants therefore outstanding as of the date hereof, and (ii) shares of our common stock issuable to participants in the Inktomi Corporation 1998 Inktomi Employee Purchase Plan consistent with the terms thereof;

•	split, combine or reclassify any class of capital stock;

•	cause, permit or propose any amendments to our certificate of incorporation, bylaws or other organizational documents;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to us or enter into any, strategic partnerships or alliances;

•	sell, transfer, lease, mortgage, pledge, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to us, other than physical assets no longer in day-to-day use by us and other than in the ordinary course of business consistent with past practice or with respect to our commerce or shopping division, wireless division, digital goods, network products division or content network solutions group or enterprise search (or Ultraseek) software division;

•	incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any of our debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than under existing arrangements with Silicon Valley Bank;

•	adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract, consulting agreement or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director, officer, consultant or employee, increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of our directors, officers, employees or consultants (other than increases to employees who are not directors or affiliates in the ordinary course of business, consistent with past practice), make any loans to any of our officers, directors, employees, affiliates, agents or consultants or make any change in our existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by applicable law;

•	except in the ordinary course of business consistent with past practice pursuant to the Inktomi employee benefits plans, (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of ours or any of our subsidiaries of any amount relating to unused vacation days; or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any of our or our subsidiary’s director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

•	modify, amend or terminate any material contract or agreement to which we or any of our subsidiaries is a party, including, without limitation, any customer contract, leases, licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar agreement, or joint venture agreement involving annual revenues to us in excess of $100,000, or waive, release or assign any material rights or claims thereunder, other than any modification, amendment or termination of any such Inktomi material contract in the ordinary course of business or consistent with past practice or with respect to our commerce or shopping division, wireless division, digital goods, network products division or content network solutions group or enterprise search (or Ultraseek) software division;

•	settle any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Inktomi, or with respect to our commerce or shopping division, wireless division, digital goods, network products division or content network solutions group or enterprise search (or Ultraseek) software division;

•	except in the ordinary course of business consistent with past practice, enter into any sponsorship, advertising, merchant program, encoding services, hosting or other similar contracts, agreements, or obligations which may not be canceled without penalty by us or our subsidiaries upon notice of 30 days or less or which provide for annual payments by or to us or our subsidiaries in an amount in excess of $100,000 or which involve any exclusive terms of any kind;

•	permit any insurance policy naming us as a beneficiary or a loss payee to be canceled or terminated unless such insurance policy is replaced with a substantially equivalent policy;

•	materially revalue any of our assets or, except as required by generally accepted accounting principles, applicable accounting requirements or the published rules and regulations of the SEC with respect thereto in effect during the periods involved;

•	except in the ordinary course of business consistent with past practice, make or change any tax election, change an annual accounting period, adopt or change any accounting method, file any amended return, enter into any closing agreement, settle or consent to any tax claim, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any tax claim except as required by any legal requirement;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder;

•	subject Yahoo! or the surviving corporation after the merger or any of their respective subsidiaries to any non-compete or other material restriction on any of their respective businesses following the closing;

•	enter into any agreement or commitment the effect of which would be to grant to a third party following the merger any actual or potential right of license of any material intellectual property rights owned by us or any of our subsidiaries;

•	waive any “standstill” or similar restrictions contained in any confidentiality or other agreements to which we are a party;

•	take any action that would or is reasonably likely to result in any of the conditions to the merger not being satisfied, or would make any of our representations or warranties contained in the merger agreement inaccurate in any material respect at, or as of any time prior to, the effective time, or that would materially impair our ability to complete the merger in accordance with the terms of the merger agreement or materially adversely affect our ability to complete the merger within the time frame in which the merger would otherwise be completed in the absence of such action; or

•	enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

Reasonable Efforts

      We and Yahoo! have each agreed, subject to limits set forth in the merger agreement, to use all reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate in the most expeditious manner practicable the merger and the other transactions contemplated by the merger agreement, including among other things using all reasonable efforts to take, obtain, execute or deliver:

•	all reasonable acts necessary to cause the conditions to the merger to be satisfied;

•	all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and make all necessary registrations, declarations and filings, and take all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity;

•	all other consents as specified in the merger agreement; and

•	any additional instruments necessary to consummate the transactions and to carry out fully the purposes of the merger agreement.

Neither Yahoo! nor we are required to:

•	litigate or agree to litigate against any governmental entity; or

•	take or agree to take any of the following actions:

•	make proposals, execute or carry out agreements or submit to certain governmental laws and rules providing for the license, sale or other disposition or the holding separate of any assets or category of assets that are material to Yahoo!, us or any of our or Yahoo!’s respective subsidiaries or the holding separate of our capital stock or imposing or seeking to impose any limitation on the ability of Yahoo!, us or any of our or Yahoo!’s respective subsidiaries, to conduct their respective business or own those assets or to acquire, hold or exercise full rights of ownership of our business; or

•	take any step to avoid or eliminate any impediment which may be asserted under any of certain governmental laws and rules governing competition, monopolies or restrictive trade practices.

No Solicitation

      We have agreed that neither we nor any of our subsidiaries, officers or directors will, and we will use all reasonable efforts to cause our and our subsidiaries’ employees, agents and representatives, including any investment banker, attorney or accountant retained by us or any of our subsidiaries, not to, and will not authorize any of them to, directly or indirectly:

•	solicit, initiate, intentionally encourage, take any action to facilitate or intentionally induce any inquiry with respect to, or the making, submission or announcement of, any alternative acquisition proposal, as described below;

•	enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information or afford access to our or our subsidiaries’ business, properties, assets, books or records, with respect to, or take any other action to facilitate or intentionally encourage any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any alternative acquisition proposal, except for discussions as to the existence of these no solicitation provisions of the merger agreement;

•	approve, endorse or recommend any alternative acquisition proposal;

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any alternative acquisition proposal or transaction contemplated by any alternative acquisition proposal; or

•	grant any waiver or release under any standstill or similar agreement with respect to any equity securities of Inktomi or our subsidiaries.

      We have agreed that as promptly as practicable, and in any event within 24 hours, after receiving any alternative acquisition proposal, or any expression by any person of an intention to make an alternative acquisition proposal, or any request for nonpublic information, or inquiry that we reasonably believe may lead to an alternative acquisition proposal or for a waiver or release under any standstill or similar agreement, that we will provide Yahoo! with oral and written notice of the material terms and conditions of the alternative acquisition proposal, indication, request or inquiry and the identity of the person or group making the alternative acquisition proposal, indication, request or inquiry. We have agreed to provide Yahoo! as promptly as practicable notice, which may be oral, setting forth all information that is reasonably necessary to keep Yahoo! informed on a current basis of the status and details, including material amendments or proposed material amendments, of any alternative acquisition proposal, indication, request or inquiry.

      We have also agreed to provide Yahoo! with 48 hours prior notice, or lesser prior notice equal to the prior notice provided to our board of directors, of any meeting of our board of directors at which our board of directors is reasonably expected to consider any alternative acquisition proposal.

      Even though we have agreed to the provisions described above relating to the solicitation of an alternative acquisition proposal, if we receive an unsolicited, bona fide written alternative acquisition proposal that includes an indication of value in excess of the merger consideration, and that our board of directors in good faith concludes, after receiving advice from our outside legal counsel and financial advisor, is from a person reasonably capable of completing the alternative acquisition proposal and is or is reasonably likely to result in a superior offer (as described below), we may take the following actions:

•	furnish nonpublic information to the third party making the alternative acquisition proposal, request or inquiries provided that concurrently with furnishing any nonpublic information to the third party, we give Yahoo! notice of our intention to furnish the information and we receive from the third party an executed confidentiality agreement, the terms of which do not include any provision calling for any exclusive right to negotiation with the third party or having the effect of prohibiting us from satisfying our obligations under the merger agreement with Yahoo!, and are, in all material respects, no less favorable to us than the confidentiality agreement we entered into with Yahoo!, and contemporaneously with furnishing any nonpublic information to the third party, we furnish the same nonpublic information to Yahoo! if we have not previously done so; and

•	engage in negotiations with the third party with respect to the alternative acquisition proposal, provided that concurrently with entering into negotiations with the third party, we give Yahoo! notice of our intention to do so.

      In response to the receipt of a superior offer, our board of directors may withhold, withdraw, amend or modify its recommendation in favor of adoption of the merger agreement, and in the case of a superior offer that is a tender or exchange offer made directly to our stockholders, our board may recommend that our stockholders accept the tender or exchange offer, if all of the following conditions are met:

•	the stockholders meeting to vote on the adoption of the merger agreement has not occurred;

•	we deliver to Yahoo!, no later than concurrently with changing our recommendation, written notice of our change of recommendation, including the material terms and conditions of the superior offer and the identity of the person or group making the superior offer;

•	our board of directors has concluded in good faith, after receipt of advice from our outside legal counsel that, in light of the superior offer, the failure of our board of directors to change its recommendation is reasonably likely to be inconsistent with its fiduciary obligations to our stockholders under applicable law; and

•	we have not breached in any material respect the no solicitation provisions of the merger agreement.

      For five business days after delivering written notice of our change of recommendation, we will provide Yahoo! a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement with Yahoo!, and to negotiate in good faith with respect to that agreement.

      We have agreed that unless the merger agreement has been terminated in accordance with its terms, we will be obligated to call, give notice of, convene and hold a meeting of our stockholders to vote on adoption of the merger agreement, regardless of the commencement, disclosure, announcement or submission to us of any alternative acquisition proposal, or of any withdrawal, amendment or modification of our recommendation, and we will not submit to the vote of our stockholders any alternative acquisition proposal, or propose to do so.

      However, nothing in our agreement with Yahoo! will prohibit us or our board of directors from taking and disclosing a position to our stockholders as contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act.

      For purposes of the merger agreement, “alternative acquisition proposal” means any offer or proposal, whether or not subject to due diligence, relating to any transaction or series of related transactions (other than the merger with Yahoo!) involving any acquisition by any person or group of more than 15% of our total outstanding voting securities, or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 15% or more of our total outstanding securities, or any merger, consolidation, business combination or similar transaction involving us or, any sale, lease, exchange, transfer, license or acquisition by a third party of more than 15% of our and our subsidiaries’ assets, taken as a whole.

      For purposes of the merger agreement, a “superior offer” means an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, through a tender offer, exchange offer, merger, consolidation or other business combination all or substantially all of our assets, or a majority of our total outstanding voting securities on terms our board of directors reasonably determines, in good faith, following receipt of advice from our outside legal counsel and financial advisor, provides consideration to our stockholders that is more favorable, from a financial point of view, than the consideration offered in the merger agreement, and is not subject to any financing condition, with any required financing being either fully committed or otherwise reasonably determined to be available, and taking into account all legal, financial, regulatory and other aspects of the offer and the person making the offer, is reasonably capable of being completed without significant additional delay.

Board Recommendation

      Neither our board of directors nor any committee to the board of directors may withdraw, amend or modify in any manner adverse to Yahoo!, its recommendation that you vote in favor of adoption of the merger agreement, except in response to the receipt of a superior offer and under the circumstances described above under “— No Solicitation” on page 36.

Conditions to the Merger

      The respective obligations of each of the parties to complete the merger are subject to the satisfaction of the following conditions:

•	the merger agreement must be adopted, by the requisite vote, under applicable law, of our stockholders;

•	there must be no statute, rule, regulation, executive order, decree or injunction or other order, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any governmental entity, which is in effect and has the effect of making the merger illegal or otherwise prohibiting completion of the merger;

•	all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act must have expired or been terminated, any required approval by the European Commission must have been obtained pursuant to the EC Merger Regulation and all other material foreign antitrust approvals must have been obtained; and

•	there must be no pending or overtly threatened suit, action or proceeding asserted by any governmental authority challenging or seeking to restrain or prohibit the completion of the merger or any of the transactions contemplated by the merger agreement, or seeking to require Yahoo!, us or any of our subsidiaries or affiliates, to make proposals, execute or carry out agreements or submit to legal requirements providing for the license, sale or other disposition or holding separate of any assets or categories of assets that are material to Yahoo!, us or any of our or Yahoo!’s subsidiaries or the holding separate of our capital stock or imposing or seeking to impose any limitation on the ability of Yahoo!, us or our and Yahoo!’s respective subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of our business or otherwise take any step to avoid or eliminate any impediment which may be asserted under any legal requirement governing competition, monopolies or restrictive trade practices.

      Our obligation to complete the merger is also subject to the satisfaction or waiver by us, at or prior to the effective time of the merger, of the following additional conditions:

•	Yahoo! and Yahoo!’s wholly-owned subsidiary’s representations and warranties must be true and correct in all respects as of the closing date, except in each case, or in the aggregate, as would not reasonably be expected to impede the receipt of the merger consideration by our stockholders;

•	Yahoo! and Yahoo!’s wholly-owned subsidiary must have performed or complied in all material respects with all the agreements and covenants required by the merger agreement to be performed by it on or prior to the closing date; and

•	we must have received a certificate with respect to Yahoo! and the Yahoo! wholly-owned subsidiary with respect to the correctness and completeness of their respective representations and warranties, and performance of their respective agreements and covenants, executed by a senior executive officer of Yahoo! and an authorized officer of Yahoo!’s wholly-owned subsidiary.

      The obligation of Yahoo! to complete the merger is also subject to the satisfaction or waiver by Yahoo!, at or prior to the effective time of the merger, of the following additional conditions:

•	our representations and warranties contained in the merger agreement must be true and correct in all respects as of the closing date, with such exceptions as do not, individually or in the aggregate, constitute a material adverse effect on us at the time of the completion of the merger, and we must provide to Yahoo! a certificate executed by our chief executive officer, certifying our representations and warranties as true and correct as of the closing date;

•	we must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied by us, at or prior to the closing date, and we must provide to Yahoo! a certificate executed by one of our senior executive officers certifying our compliance with the required agreements and covenants as of the closing date;

•	no change, event, circumstance or occurrence must have occurred and be continuing that has a material adverse effect on us;

•	all consents, permits and approvals of governmental entities and other private third parties, as designated by the merger agreement, must have been obtained, with no material adverse conditions attached and no material expense imposed on us; and

•	shares of our common stock outstanding immediately prior to the consummation of the merger and held by holders who have not voted in favor of the merger and who have demanded appraisal for such shares in accordance with Delaware General Corporation Law must not comprise more than 15% of our shares of common stock outstanding immediately prior to the merger.

Benefit Arrangements

      Yahoo! will provide, or will cause the surviving corporation in the merger to provide, our employees who are subsequently employed by Yahoo! or its subsidiaries after the effective time of the merger, with employee benefits (other than equity-based benefits) that are substantially comparable in the aggregate to the employee benefits provided to similarly-situated active employees of Yahoo!, its subsidiaries or the surviving corporation, and to honor the severance payments and benefits payable under Inktomi’s severance plans and agreements in effect immediately prior to the closing.

      Prior to the effective time of the merger, Yahoo!’s board of directors, or an appropriate committee of non-employee directors thereof, will, if necessary, adopt a resolution consistent with the interpretative guidance of the SEC so that the assumption of the options to purchase our common stock held by company insiders will be an exempt transaction for purposes of Section 16 of the Exchange Act by any officer or director of Inktomi who may become a “covered person” of Yahoo! for purposes of that provision.

      Prior to the effective time and in accordance with the terms and conditions of the Inktomi Corporation 1998 Employee Stock Purchase Plan, our board of directors will shorten the purchase periods, then in progress, for our employee stock purchase plan by setting a new exercise date prior to the effective time and notifying all participants in the plan of such new exercise date at least 10 business days prior to such new date and each participant’s option under the plan will be exercised automatically on the new exercise date, unless prior to that date the participant has withdrawn from the offering period. Any offering periods, then in progress, will end on the new exercise date, and our board of directors will terminate the plan prior to the effective time.

Expenses

      Other than the termination fee described under “— Termination Fee” on page 42, all fees and expenses incurred in connection with the merger agreement and transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses; provided, however, that we and Yahoo! will share all fees and expenses equally (other than attorneys’ and accountants’ fees and expenses) incurred in connection with printing, filing and mailing this proxy statement, and the filing fees for certain antitrust notification and report forms.

Termination of the Merger Agreement

      The merger agreement may be terminated:

•	by mutual written consent duly authorized by Yahoo!’s and Inktomi’s boards of directors;

•	by either Yahoo! or Inktomi, if:

•	the merger is not completed by May 31, 2003 (or in the event that the merger has not been completed because of a governmental order prohibiting completion of the merger or because the relevant waiting periods of the Hart-Scott-Rodino Act have not expired or been terminated or certain other necessary antitrust or competition authority approvals have not been obtained or because a governmental authority has any pending or overtly threatened suit, action or proceeding challenging, seeking to restrain or prohibit completion of the merger or seeking to require certain divestitures, then July 31, 2003); provided, however, the agreement may not be terminated by any party whose action or failure to act is a principle cause or results in the merger failing to be completed on or before such date and such action or failure to act constitutes a material breach;

•	any final nonappealable order, decree or ruling issued by a governmental entity permanently restrains or prohibits the merger; or

•	the merger agreement is not adopted by the required vote of our stockholders at a meeting of the stockholders duly convened for the purpose of voting on the merger agreement; provided, however, that we may not terminate the agreement if our actions or failure to act causes our stockholders to fail to approve the merger agreement and the merger, and our actions or failure to act constitutes a material breach of the merger agreement;

•	by Inktomi if:

•	Yahoo! breaches any of its representations, warranties, covenants or agreements under the merger agreement or if any representation or warranty of Yahoo! will have become untrue, in either case, such that either Inktomi’s condition relating to representations and warranties or Inktomi’s condition relating to agreements and covenants would not be satisfied at the time of such breach or as of the time such representation or warranty shall have become untrue, subject to a 30-day “cure” period and the condition that if we have materially breached the agreement we may not terminate the agreement, or

•	if prior to the adoption and approval of the merger agreement and the merger by the required vote of our stockholders we have provided written notice to Yahoo! that we intend to enter into a binding,

written agreement for a superior offer, with the agreement terminating upon our entering into a binding written agreement, provided, that each of the following events has occurred:

•	we have complied in all material respects with the no solicitation provisions of the merger agreement;

•	we have delivered to Yahoo! notice of a change of recommendation notice by our board;

•	Yahoo! does not make, within 72 hours after receiving our written notice, an offer that the Inktomi board of directors has reasonably concluded in good faith (following consultation with its financial advisor and outside counsel) is at least as favorable to our stockholders as such superior offer;

•	we have received opinions from our financial advisor and an additional investment banking firm of national reputation to the effect that the consideration to be provided to our stockholders by the superior offer is superior from a financial point of view to the merger consideration; and

•	we pay to Yahoo! a cash termination fee of $11,200,000 concurrently with entering into such binding, written agreement;

•	by Yahoo! if:

•	we breach any of our representations, warranties, covenants or agreements under the merger agreement or if any representation or warranty of ours shall have become untrue, in either case, such that either Yahoo!’s condition relating to representation and warranties or Yahoo!’s condition relating to agreements and covenants would not be satisfied at the time of such breach or as of the time such representation or warranty shall have become untrue, subject to a 30-day “cure” period and the condition that if Yahoo! has materially breached the agreement it may not terminate the agreement; or

•	any one of the following events occurs prior to the adoption and approval of the merger and merger agreement by the required vote of our stockholders:

•	our board of directors or any committee of the board of directors withdraws, amends or modifies in a manner adverse to Yahoo! its recommendation in favor of the adoption and approval of the merger agreement with Yahoo! and the merger;

•	our board fails to publicly reaffirm its recommendation in favor of the adoption and approval of the merger agreement with Yahoo! and the merger within 10 business days after Yahoo! requests in writing that our board of directors reaffirms its recommendation following the public announcement of any alternative acquisition proposal;

•	our board of directors or any committee of the board of directors approves or recommends an alternative acquisition proposal from a third party;

•	our board of directors does not convey to our stockholders a statement in respect to a tender offer or exchange offer by a third party that our board recommends rejection of such offer within 10 business days after the tender or exchange offer is first published or received by our board of directors; or

•	we deliver a change of recommendation notice to Yahoo!.

Termination Fee

      We must pay Yahoo! a cash termination fee of $11,200,000 promptly, but in no event later than two business days, after the merger agreement is terminated because:

•	we willfully and materially breach a representation, warranty, covenant or agreement or a representation or warranty becomes untrue, in either case, such that Yahoo!’s condition relating to representations and warranties would not be satisfied;

•	our board of directors or any committee of our board of directors withdraws, amends or modifies in a manner adverse to Yahoo! its recommendation in favor of the adoption and approval of the merger agreement;

•	our board fails to reaffirm its recommendation of the merger agreement within 10 business days after Yahoo! requests it to do so following the public announcement of an alternative acquisition proposal;

•	our board of directors approves or recommends an alternative acquisition proposal;

•	a tender or exchange offer relating to our securities will have been commenced by a person unaffiliated with Yahoo! and we will not have sent to our stockholders within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer;

•	we deliver a change of recommendation notice to Yahoo!; or

•	we have entered into a binding written agreement with respect to a superior offer.

      We must also pay Yahoo! a cash termination fee of $11,200,000 promptly, but in no event later than two business days after completion of an acquisition of Inktomi by a third party, if prior to the termination of the merger agreement, there has been public disclosure of an alternative acquisition proposal and within 12 months of the termination of the merger agreement an acquisition of Inktomi is completed, and the merger agreement is terminated for one of the following reasons:

•	the merger fails to be consummated by May 31, 2003 (or, under certain circumstances, July 31, 2003); or

•	the merger agreement is not adopted by the required vote of our stockholders; provided that the consideration paid to our stockholders in such alternative acquisition, valued as of the date we enter into the alternative acquisition proposal, exceeds the merger consideration.

Amendment; Extension and Waiver

      The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the stockholders of Inktomi, provided, that after any approval, no amendment can be made which by law requires further approval by such stockholders without further stockholder approval. The merger agreement may not be amended except by executing a written agreement signed by each of the parties.

      At any time prior to the effective time any party to the agreement, by action taken or authorized by their respective board of directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement, (ii) waive any inaccuracies in the representations and warranties made to such party contained in the agreement or in any document delivered pursuant to the agreement, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the agreement. Any agreement to grant an extension or waiver is valid only if set forth in a written document executed on behalf of the party agreeing to the extension or waiver. Delay in exercising any right under the merger agreement does not constitute a waiver of that right.

THE VOTING AGREEMENTS

      Concurrently with the execution and delivery of the merger agreement, Yahoo! entered into a voting agreement with each of David C. Peterschmidt, Chairman, President and Chief Executive Officer of Inktomi, and Dr. Eric A. Brewer, Chief Scientist of Inktomi and a member of our board of directors, who on the record date held 237,437 and 3,850,276 shares, respectively, of Inktomi common stock, representing approximately 2.51% of Inktomi common stock outstanding on the record date. No other Inktomi stockholder has entered into a voting agreement with Yahoo! regarding the merger. The following summary of the material terms of the voting agreements is qualified in its entirety by reference to the form of voting agreement, which is incorporated by reference in its entirety and attached as Annex B to this proxy statement.

      Under the voting agreements, Mr. Peterschmidt and Dr. Brewer agreed, among other things, to vote their shares of Inktomi’s common stock in favor of the adoption of the merger agreement at any meeting of Inktomi’s stockholders and at every adjournment or postponement of a meeting. Mr. Peterschmidt and Dr. Brewer also agreed to vote against any action or agreement presented to stockholders of Inktomi for which the vote or consent of either of them is requested or sought that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of ours under the merger agreement, or which would deprive Yahoo! of any material portion of the benefits anticipated by Yahoo! to be received from the consummation of the merger or other transactions contemplated by the merger agreement, or which would change in any manner the voting rights of our common stock, except as may, in each case, be approved in advance by Yahoo!. In order to secure these obligations, Mr. Peterschmidt and Dr. Brewer granted a proxy and power of attorney with respect to all of their shares of Inktomi common stock with respect to such matters to certain officers of Yahoo! or a person designated by Yahoo!.

      Mr. Peterschmidt and Dr. Brewer also agreed not to offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of their shares of Inktomi common stock subject to their respective voting agreements prior to the date of the stockholder meeting to consider adoption of the merger agreement. In addition, Mr. Peterschmidt and Dr. Brewer agreed not to grant any proxy or power of attorney, deposit of any of their shares of Inktomi common stock subject to their respective voting agreements into a voting trust, or enter into a voting agreement or arrangement with respect to such shares except as provided in their respective voting agreements, nor to take any other action that would make any of their representations and warranties in such voting agreements untrue or incorrect or have the effect of preventing or disabling each of them from performing his obligations under such voting agreements. Mr. Peterschmidt and Dr. Brewer did not receive any consideration for entering into the voting agreements.

      Each voting agreement provides that it will terminate upon the earliest of the termination of the merger agreement pursuant to its terms, written agreement of the parties to the voting agreements to terminate such agreements, a change of our board of directors’ recommendation that our stockholders vote in favor of adoption of the merger agreement, or the completion of the merger.

PORTAL SERVICES AGREEMENT

      Concurrently with the execution and delivery of the merger agreement, we entered into a portal services agreement with Yahoo!. If the merger agreement is terminated for any reason, except by us as a result of a breach by Yahoo! under the merger agreement, Yahoo! has the option for 30 days to effectuate the agreement and obtain Web search services from us pursuant to the agreement.

      If the agreement becomes effective, at Yahoo!’s election, we will provide Yahoo! and its affiliates a nonexclusive right to access our Internet search services. We will also provide Yahoo! with a programming interface and software tools to enable Yahoo! to build interfaces to access our Web search services and will permit Yahoo! to implement these interfaces on websites owned or controlled by Yahoo! or its affiliates. In addition, we will provide Web search services to Yahoo! that incorporate features consistent with those provided by us to other third parties or an Inktomi website. We will provide Web search services in accordance with certain operational parameters, including ensuring the availability of the Web search services to Yahoo!. Yahoo! may also choose to participate in our paid inclusion services.

      Under the portal services agreement, we will charge Yahoo! a usage-based fee for Web search services and will pay Yahoo! a percentage of the revenue we earn from paid inclusion program participants. The fees under these arrangements will be based upon the most favorable terms for such services under our agreements with other large customers.

      The term of the agreement, if implemented, will be two years. After the first year, Yahoo! may terminate the agreement on six months’ written notice.

      We have obligations to indemnify Yahoo! for certain matters, and Yahoo! has obligations to indemnify us for certain matters.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the common stock beneficially owned by (i) each person who is known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of the executive officers of Inktomi, (iii) each of our directors and (iv) all officers and directors as a group, as of February 3, 2003. Except as otherwise noted, the address of each person listed in the table is c/o Inktomi Corporation, 4100 East Third Avenue, Foster City, California 94404.

	Amount and
	Nature of	Percent of
	Beneficial	Common
Name	Ownership(1)	Stock

David C. Peterschmidt(2)	5,338,237	3.17%
Eric A. Brewer(3)	4,575,276	2.79%
Allen J. Gula, Jr.(4)	200,000	*
Greg Myers(5)	200,000	*
Roger Noall(6)	100,000	*
Randy S. Gottfried(7)	503,053	*
Vishal Makhijani(8)	607,194	*
Timothy J. Stevens(9)	910,000	*
All directors and executive officers as a group (8 Persons)	12,433,760	7.26%

*	Less than one percent of the outstanding common stock as of February 3, 2003.

(1)	This table is based on information supplied by executive officers and directors of Inktomi and on any Schedules 13D or 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after February 3, 2003 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Percentage of beneficial ownership is based on 163,163,205 shares of Inktomi common stock outstanding as of February 3, 2003. Unless otherwise indicated in the footnotes below, the persons named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2)	Includes 215,178 shares held by David C. Peterschmidt and Roxanne N. Peterschmidt, Trustees of the Peterschmidt Family Trust U/D/T Dtd 12/30/91, and 22,259 shares held by Mr. Peterschmidt. Also includes options held by Mr. Peterschmidt to purchase 5,100,800 shares of common stock. The options are fully exercisable although as of February 3, 2003, 2,020,009 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Peterschmidt ceases to be an employee of Inktomi.

(3)	Includes 3,156,931 shares held by Dr. Eric A. Brewer and 693,345 shares held by the Dr. Eric A. Brewer Living Trust, Dr. Eric A. Brewer, Trustee. Also includes options held by Dr. Brewer to purchase 725,000 shares of common stock. The options are fully exercisable, although as of February 3, 2003, 424,666 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Dr. Brewer ceases to be an employee of Inktomi.

(4)	Includes options held by Allen J. Gula, Jr. to purchase 200,000 shares of common stock. The options are fully exercisable, although as of February 3, 2003, 174,000 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Gula ceases to be a director of Inktomi.

(5)	Includes options held by Greg Myers to purchase 200,000 shares of common stock. The options are fully exercisable, although as of February 3, 2003, 172,000 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Myers ceases to be a director of Inktomi.

(6)	Includes options held by Roger Noall to purchase 100,000 shares of common stock. The options are fully exercisable, although as of February 3, 2003, 98,000 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Noall ceases to be a director of Inktomi.

(7)	Includes 3,053 shares held by Randy S. Gottfried. Also includes options held by Mr. Gottfried to purchase 500,000 shares of common stock. The options are fully exercisable, although as of February 3, 2003, 440,000 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Gottfried ceases to be an employee of Inktomi.

(8)	Includes 10,495 shares held by Vishal Makhijani. Also includes options held by Mr. Makhijani to purchase 596,699 shares of common stock. The options are fully exercisable, although as of February 3, 2003, 366,483 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Makhijani ceases to be an employee of Inktomi.

(9)	Includes options held by Timothy J. Stevens to purchase 910,000 shares of common stock. The options are fully exercisable although as of February 3, 2003, 441,696 shares issuable upon exercise of the options were subject to a right of repurchase at cost in the event Mr. Stevens ceases to be an employee of Inktomi.

STOCKHOLDER PROPOSALS

      If the merger is completed, we will not have any public stockholders and will not hold any more annual meetings of stockholders. However, if the merger is not completed, we will hold a 2003 annual meeting of stockholders as soon as practicable after the termination of the merger agreement. In that event:

      •     stockholder proposals pursuant to Rule 14a-8 under the Exchange Act intended to be included in the proxy statement for our 2003 annual meeting of stockholders must be received at our executive offices a reasonable time before we begin to print and mail proxy materials for the 2003 annual meeting of stockholders, if any; and

      •     stockholder proposals under our bylaws submitted outside of Rule 14a-8 must also be received at our executive offices a reasonable time before we begin to print and mail proxy materials for our 2003 annual meeting of stockholders, if any. Stockholder suggestions for nominees must include certain required information.

OTHER MATTERS

      As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Inktomi file, with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024
Washington, D.C. 20549

      Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at “http://www.sec.gov”. Reports, proxy statements and other information concerning Inktomi may also be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

      The Securities and Exchange Commission allows Inktomi to “incorporate by reference” information into this proxy statement, which means that we can disclose important information by referring you to another document filed separately with the Securities and Exchange Commission. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date hereof and prior to the special meeting shall be deemed to be incorporated by reference into this proxy statement.

      You may obtain the above-mentioned documents, without charge, by requesting them in writing or by telephone from us at the following address:

Inktomi Corporation

4100 East Third Avenue
Foster City, California 94404
Attention: Investor Relations
Telephone: (650) 653-2800

      If you would like to request documents from us, please do so by March 10, 2003 to receive them before the special meeting.

      You should not send in your Inktomi certificates, if any, until you receive the transmittal materials from the paying agent. If you are a stockholder of record who has further questions about your share certificates or the exchange of your Inktomi common stock for cash, you should call our proxy solicitor, Innisfree M&A Incorporated, toll free at 1-877-456-3463.

      You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of February 11, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among
YAHOO! INC.
DECEMBER 2002 ACQUISITION CORP.
and
INKTOMI CORPORATION
dated as of
December 22, 2002

ARTICLE I THE MERGER		A-1
1.1	The Merger	A-1
1.2	Effective Time; Closing	A-1
1.3	Effect of the Merger	A-2
1.4	Certificate of Incorporation and Bylaws	A-2
1.5	Directors and Officers	A-2
1.6	Effect on Capital Stock	A-2
1.7	Surrender of Certificates	A-3
1.8	Dissenting Shares	A-4
1.9	No Further Ownership Rights in Company Common Stock	A-4
1.10	Lost, Stolen or Destroyed Certificates	A-4
1.11	Further Action	A-4

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-5
2.1	Organization of the Company	A-5
2.2	Company Capital Structure	A-5
2.3	Obligations With Respect to Capital Stock	A-6
2.4	Authority; Non-Contravention; Necessary Consents	A-7
2.5	SEC Filings; Company Financial Statements	A-8
2.6	Absence of Certain Changes or Events	A-9
2.7	Taxes	A-11
2.8	Title to Properties; Absence of Liens and Encumbrances	A-12
2.9	Intellectual Property	A-12
2.10	Compliance with Laws; Permits; Restrictions	A-15
2.11	Litigation	A-16
2.12	Employee Benefit Plans	A-16
2.13	Environmental Matters	A-19
2.14	Agreements, Contracts and Commitments	A-20
2.15	Information in Proxy Statement	A-21
2.16	Rights Plan	A-21

2.17	State Takeover Statutes	A-21
2.18	Board Approval	A-21
2.19	Brokers’ and Finders’ Fees	A-22
2.20	Opinion of Financial Advisor	A-22
2.21	Insurance	A-22
2.22	Personnel	A-22
2.23	Potential Conflict of Interest	A-22

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-23
3.1	Organization of Parent and Merger Sub	A-23
3.2	Authority; Non-Contravention; Necessary Consents	A-23
3.3	Information in Proxy Statement	A-24
3.4	Merger Sub	A-24
3.5	Financing	A-24

A-i

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		A-24
4.1	Conduct of Business by the Company	A-24
4.2	Acquisition Proposals	A-27

ARTICLE V ADDITIONAL AGREEMENTS		A-29
5.1	Proxy Statement	A-29
5.2	Meeting of Company Stockholders; Board Recommendation	A-29
5.3	Confidentiality; Access to Information	A-30
5.4	Public Disclosure	A-30
5.5	Regulatory Filings; Reasonable Efforts	A-31
5.6	Notification of Certain Matters	A-32
5.7	Company Option Plans; Employee Stock Purchase Plan	A-32
5.8	Form S-8	A-33
5.9	Company Rights Agreement	A-33
5.10	Subsequent Financial Statements	A-33
5.11	Conveyance Taxes	A-33
5.12	Indemnification	A-34
5.13	Silicon Valley Bank Facility	A-34

ARTICLE VI CONDITIONS TO THE MERGER		A-34
6.1	Conditions to the Obligations of Each Party to Effect the Merger	A-34
6.2	Additional Conditions to the Obligations of the Company	A-35
6.3	Additional Conditions to the Obligations of Parent	A-35

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER		A-36
7.1	Termination	A-36
7.2	Notice of Termination; Effect of Termination	A-37
7.3	Fees and Expenses	A-38
7.4	Amendment	A-38
7.5	Extension; Waiver	A-39

ARTICLE VIII GENERAL PROVISIONS		A-39
8.1	Non-Survival of Representations and Warranties	A-39
8.2	Notices	A-39
8.3	Interpretation; Certain Defined Terms	A-40
8.4	Counterparts	A-40
8.5	Entire Agreement; Third Party Beneficiaries	A-40
8.6	Severability	A-41
8.7	Other Remedies; Specific Performance	A-41
8.8	Governing Law	A-41
8.9	Rules of Construction	A-41
8.10	Assignment	A-41
8.11	No Waiver; Remedies Cumulative	A-41
8.12	Waiver of Jury Trial	A-42

INDEX OF EXHIBITS

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Amended Certificate of Incorporation

A-ii

INDEX OF DEFINED TERMS

Acquisition	A-38
Acquisition Proposal	A-29
Action of Divestiture	A-31
affiliates	A-40
Agreement	A-1
Balance Sheet Date	A-9
Certificate of Merger	A-1
Certificates	A-3
Change of Recommendation	A-28
Change of Recommendation Notice	A-28
Closing	A-1
Closing Date	A-1
COBRA	A-16
Code	A-3
Company	A-1
Company Balance Sheet	A-9
Company Board of Directors	A-1
Company Common Stock	A-2
Company Disclosure Letter	A-5
Company Employee Plan	A-16
Company Financial Statements	A-8
Company Insider	A-32
Company Intellectual Property Rights	A-12
Company Option	A-32
Company Option Plan	A-32
Company Options	A-32
Company Permits	A-16
Company Preferred Stock	A-5
Company Rights	A-2
Company Rights Agreement	A-2
Company SEC Reports	A-8
Company Stockholders’ Meeting	A-30
Computer Software	A-12
Confidentiality Agreement	A-28
Copyrights	A-12
Current Annual Premium Amount	A-34
DGCL	A-1
Discontinued Business	A-40
Dissenting Shares	A-4
DOJ	A-31
DOL	A-16
Domain Names	A-13
EC Merger Regulation	A-8
Effective Time	A-1

A-iii

Employee	A-16
Employee Agreement	A-16
End Date	A-36
ERISA	A-16
ERISA Affiliate	A-16
ESPP	A-33
Exchange Act	A-8
FMLA	A-16
FTC	A-31
GAAP	A-8
Governmental Entity	A-8
group	A-29
Hazardous Material	A-19
Hazardous Materials Activities	A-19
HSR Act	A-8
indebtedness	A-20
Indemnified Parties	A-34
Intellectual Property Rights	A-12
IRS	A-16
knowledge	A-40
Legal Requirement	A-7
License Agreements	A-13
Licensed Intellectual Property Rights	A-13
Liens	A-5
Material Adverse Effect	A-40
Merger	A-1
Merger Consideration	A-2
Merger Fund	A-3
Merger Sub	A-1
Merger Sub Common Stock	A-2
Multiemployer Plan	A-16
Multiple Employer Plan	A-16
Nasdaq	A-9
Necessary Consents	A-8
New Exercise Date	A-33
Non-Plan Option Agreements	A-6
Option Exchange Ratio	A-32
Parent	A-1
Parent Disclosure Letter	A-23
Parkside Lease Termination Agreement	A-12
Patents	A-12
Paying Agent	A-3
Pension Plan	A-17
Permitted Leins	A-12
person	A-40

A-iv

Portfolio Companies	A-5
Pre-Closing Tax Period	A-11
Proxy Statement	A-21
Registered Intellectual Property	A-13
Representatives	A-30
Returns	A-11
Securities Act	A-8
Shares	A-2
subsidiary	A-40
Superior Offer	A-29
Surviving Corporation	A-1
Tax	A-11
Taxing Authority	A-11
Tax Claim	A-10
Termination Fee	A-38
the business of	A-40
Trade Secrets	A-12
Trademarks	A-12
Triggering Event	A-37
TWP	A-22
Voting Agreements	A-1
WARN Act	A-19
WHCRA	A-17

A-v

AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of December 22, 2002 by and among Yahoo! Inc., a Delaware corporation (“Parent”), December 2002 Acquisition Corp., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and Inktomi Corporation, a Delaware corporation (the “Company”).

RECITALS

      A.     The Board of Directors of each of Parent, Merger Sub and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein.

      B.     The Board of Directors of each of Parent, Merger Sub and the Company has unanimously (in the case of Parent, with one director abstaining) approved this Agreement and the transactions contemplated hereby, including the Merger (as defined in Section 1.1), in accordance with the Delaware General Corporation Law (“DGCL”) and upon the terms and subject to the conditions set forth herein.

      C.     The Board of Directors of the Company (the “Company Board of Directors”) has resolved to recommend to its stockholders approval and adoption of this Agreement and approval of the Merger and the transactions contemplated hereby.

      D.     Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

      E.     Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting Agreements in the form attached hereto as Exhibit A (the “Voting Agreements”).

      F.     Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the parties agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

      1.2     Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed upon in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Davis Polk & Wardwell, located at 1600 El Camino Real, Menlo Park, California, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

      1.3     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.

      1.4     Certificate of Incorporation and Bylaws. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by the DGCL; provided that, at the Effective Time, such certificate of incorporation shall be amended as set forth in Exhibit B. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by the DGCL.

      1.5     Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

      1.6     Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of the common stock, par value $0.001 per share, of the Company (together with the associated preferred stock purchase rights (the “Company Rights”) under the Preferred Stock Rights Agreement, dated as of August 10, 2000, between the Company and Wells Fargo Shareowner Services, as Rights Agent thereunder (the “Company Rights Agreement”), “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (the “Shares”), other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) and, other than as provided in Section 1.8 with respect to Shares as to which appraisal rights have been perfected, will be canceled and extinguished and automatically converted into the right to receive $1.65 in cash (the “Merger Consideration”) upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

(b) Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then, at Parent’s option and in Parent’s sole discretion, the Merger Consideration in respect of such shares shall either be (i) paid to the holder thereof, in the manner provided in Section 1.7, without restriction or (ii) paid to the holder thereof over time upon satisfaction of the vesting requirements associated with the applicable restricted stock schedule.

(c) Treasury and Parent Owned Stock. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof. Each share of Company Common Stock held by any direct or indirect subsidiary of the Company immediately prior to the Effective Time shall remain outstanding.

(d) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(e) Stock Options. At the Effective Time, all Company Options outstanding under each Company Option Plan shall be assumed by Parent in accordance with Section 5.7(a).

(f) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

      1.7     Surrender of Certificates.

      (a) Paying Agent. Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the paying agent (the “Paying Agent”) in the Merger.

      (b) Parent to Provide Merger Consideration. At or before the Effective Time, Parent shall enter into an agreement with the Paying Agent, reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Paying Agent for payment in accordance with this Article I, and Parent shall deposit or cause to be deposited with the Paying Agent the cash payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Merger Fund.”

      (c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the Merger Consideration (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a), and the Certificates so surrendered shall forthwith be canceled except as set forth in Section 1.8. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the right to receive the Merger Consideration attributable to such.

      (d) Transfers of Ownership. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificates are registered, it will be a condition of payment thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.7) required by reason of the payment of the Merger Consideration in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

      (e) Required Withholding. Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

      (f) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (g) Investment of Paying Fund. The Paying Agent shall invest the Merger Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of payments to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Merger Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent.

      (h) Termination of Merger Fund. Any portion of the Merger Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request on the instruction of the Surviving Corporation, be delivered to the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to the Surviving Corporation look only to the Surviving Corporation for payment of the Merger Consideration pursuant to Section 1.6(a). Any such portion of the Merger Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

      1.8     Dissenting Shares. Notwithstanding Section 1.6, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with the DGCL. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have an appraisal right, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive in exchange for each Share the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of Shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

      1.9     No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender for payment of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      1.10     Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article I.

      1.11     Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure letter delivered by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the “Company Disclosure Letter”), as set forth below. Each exception set forth in the Company Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and shall be deemed to qualify the particular section or sections of Article II specified for such item, unless it is reasonably apparent that such exception is relevant to another section or sections of Article II in which case such exception shall also be deemed to qualify such other section or sections.

      2.1     Organization of the Company.

      (a) Each of the Company and its subsidiaries (i) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business and is in good standing (to the extent the concept of good standing exists) in each jurisdiction where the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary except, in the cases of clauses (ii) and (iii), for those authorizations, qualifications and licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (b) The Company has set forth in Section 2.1(b) of the Company Disclosure Letter a true and complete list of all of the Company’s subsidiaries as of the date of this Agreement, together with a list of each partnership, joint venture or other business entity in which the Company holds an equity interest, whether voting or otherwise (collectively, the “Portfolio Companies”), indicating the name and the Company’s equity interest (including number of shares and percentage ownership) in each such entity. Except as set forth on such lists, neither the Company nor any of its subsidiaries owns any equity interest in any corporation, partnership or joint venture arrangement or other business entity. All of the capital stock of each subsidiary, and such capital stock of each Portfolio Company that is shown as being owned by the Company on Section 2.1(b) of the Company Disclosure Letter, is owned directly or indirectly by the Company free and clear of all liens, charges, security interests, options, claims, mortgages, title defects or objections, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements, pledges, restrictions on transfer or other encumbrances and restrictions of any nature whatsoever, except for Permitted Liens (collectively, “Liens”), and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such subsidiary to any person except the Company. Neither the Company nor any subsidiary of the Company is a party to any agreement that would prevent the payment of dividends by any such subsidiary.

      (c) The Company has delivered or made available to Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as in effect on the date of this Agreement, and each such instrument, as amended, is in full force and effect. None of the Company or any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent governing instruments.

      2.2     Company Capital Structure. The authorized capital stock of the Company consists of 1,500,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”). At the close of business on December 20, 2002, (i) 162,847,127 shares of Company Common Stock were issued and outstanding, none of which shares are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares may be forfeited or repurchased by the Company or otherwise vest upon any termination of stockholder’s or grantee’s employment, directorship or other relationship with the Company or any of its subsidiaries under the terms of any restricted stock purchase agreement or other agreement with the Company, (ii) no shares of Company

Common Stock were held by the Company in its treasury or by any direct or indirect subsidiary of the Company, and (iii) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created under the DGCL, the certificate of incorporation or bylaws of the Company or any agreement or document to which the Company is a party or by which it or its assets is bound.

      As of December 20, 2002 (i) 20,276,299 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company Option Plans and any other agreement of the Company pursuant to which the Company has granted an option, each of which is set forth on Section 2.2 of the Company Disclosure Letter (collectively, the “Non-Plan Option Agreements,”) and (ii) 1,652,906 shares of Company Common Stock are reserved for future issuance under the ESPP (as defined in Section 5.7(c)). Section 2.2 of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement, (i) the name of each person who held such Company Options, (ii) the particular Company Option Plan pursuant to which such Company Option was granted, (iii) the date on which such Company Option was granted or assumed, (iv) the exercise or base price of such Company Option, (v) the number of shares of Company Common Stock subject to such Company Option or value covered thereby, (vi) the number of shares of Company Common Stock as to which such Company Option had vested at such date, (vii) the applicable vesting schedule for such Company Option, and (viii) the date on which such Company Option expires.

      The Company has made available to Parent an accurate and complete copy of each of the Company Option Plans, the Non-Plan Option Agreements, the ESPP and the standard forms of stock option agreements evidencing Company Options granted under the Company Option Plans. There are no options outstanding to purchase shares of Company Common Stock other than pursuant to the Company Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

      All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable agreements or instruments.

      2.3     Obligations With Respect to Capital Stock. Except as otherwise set forth in Section 2.2, there are no equity securities, partnership interests or similar ownership interests of any class of Company equity security, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued and outstanding. Except for securities the Company owns directly or indirectly through one or more subsidiaries, there are no equity securities or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities or similar ownership interests, issued and outstanding. Except as contemplated by this Agreement or as set forth in Section 2.2, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights, commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except for the Company Rights Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into or exchangeable for, securities having such rights) of the Company or any subsidiary issued and outstanding. There are no outstanding contractual commitments of the Company or any of its subsidiaries which obligate the Company or its subsidiaries to make any investment (in the form of a loan, capital contribution or otherwise) in any other person.

      2.4     Authority; Non-Contravention; Necessary Consents.

      (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the transactions contemplated hereby, subject only to the approval and adoption of this Agreement and the approval of the Merger by the requisite vote of the Company’s stockholders and the filing of the Certificate of Merger pursuant to the DGCL. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to approve and adopt this Agreement and approve the Merger is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization execution and delivery hereof by Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting of creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company or the equivalent organizational documents of any of its subsidiaries, (ii) subject to compliance with the requirements set forth in Section 2.4(d) below, conflict with or violate any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, guidance, code, order, judgment, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (“Legal Requirement”) applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument, obligation, commitment, arrangement or understanding, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective assets are bound or affected, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, terminations, amendments, accelerations, cancellations or Liens that individually or in the aggregate would not have a Material Adverse Effect on the Company or prevent or materially adversely affect the ability of the Company to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, breach, default, right, termination, amendment, acceleration, cancellation or Lien.

      (c) Section 2.4(c) of the Company Disclosure Letter lists all consents, waivers and approvals under any of the Company’s or any of its subsidiaries’ agreements, contracts, arrangements, licenses or leases, other than contracts that are terminable at-will on no more than 30 days’ notice without liability or financial obligation, required to be obtained in connection with the consummation of the Merger which, if individually or in the aggregate not obtained, would be reasonably expected to result in a Material Adverse Effect with respect to the Company, Parent or the Surviving Corporation.

      (d) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and/or Parent is qualified to do business, (ii) the filing of the Proxy Statement (as defined in Section 2.15) with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and compliance with any other applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the filing of a pre-merger notification and report forum by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulation”), as well as, if applicable, any other antirust or competition laws of other jurisdictions, (iv) the consents listed on Section 2.4(c) of the Company Disclosure Letter; (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made individually or in the aggregate would not be material to the Company, Parent or the Surviving Corporation or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (v) are referred to herein as the “Necessary Consents.”

      2.5     SEC Filings; Company Financial Statements.

      (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since the effective date of the registration statement for the Company’s initial public offering and has made available to Parent such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof), as such forms, reports and documents have been amended since the time of their filing, are referred to herein as the “Company SEC Reports.” As of their respective dates, or if amended as of the date of the last such amendment, the Company SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder and (ii) did not at the time they were filed, or if amended, as of the date of the last such amendment, or, if filed after the date hereof, will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s subsidiaries is required to file any forms, reports or other documents with the SEC or similar regulatory body.

      (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”), including each Company SEC Report filed after the date hereof until the Closing, (i) was prepared or when prepared will be prepared from, are or when prepared will be in accordance with and accurately reflect in all material respects the Company’s books and records as of the times and for the periods referred to therein, (ii) complied or when filed will comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect during the periods involved, (iii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange

Act) and (iv) fairly presented or, when filed, will fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal recurring year-end adjustments. The balance sheet of the Company contained in the Company SEC Report on Form 10-Q for the quarter ended June 30, 2002 (the “Balance Sheet Date”) is hereinafter referred to as the “Company Balance Sheet.”

      (c) The Company has heretofore furnished or made available to Parent and Merger Sub complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously-filed Company SEC Reports since September 30, 2001.

      2.6     Absence of Certain Changes or Events.

      (a) Since the Balance Sheet Date, except as disclosed in the Company SEC Reports filed since the Balance Sheet Date, each of the Company and its subsidiaries has conducted its respective business only in the ordinary course of business consistent with past practice and there has not been:

(i) any event, occurrence, development or state of circumstances or facts that has had a Material Adverse Effect on the Company;

(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of capital stock of the Company, or any purchase, redemption or other acquisition by the Company or any of its subsidiaries of any of the shares of capital stock of the Company or any other securities or other partnership interests of the Company or any of its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

(iii) any split, combination or reclassification of any of the Company’s capital stock;

(iv) entry by the Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any sponsorship, advertising, merchant program or other similar agreement, which either is not terminable by the Company or its subsidiaries, as the case may be, without penalty upon no more than thirty (30) days’ prior notice or provides for payments by or to the Company or its subsidiaries in an amount in excess of $100,000 over the term of the agreement;

(v) any change in any method of accounting, method of accounting principles or practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC;

(vi) any communication from the Nasdaq Stock Market, Inc. (“Nasdaq”) with respect to the delisting of the Company Common Stock;

(vii) any revaluation by the Company or any of its subsidiaries of any of its assets, including, without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;

(viii) any incurrence of liabilities or obligations by the Company or any of its subsidiaries (absolute, accrued, contingent or otherwise), except non-material items or employee compensation and benefits incurred in the ordinary course of business consistent with past practice, in an amount in excess of $100,000 individually or $1,000,000 in the aggregate;

(ix) any payment, discharge or satisfaction of any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) by the Company or any of its subsidiaries, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of liabilities and obligations reflected or reserved against in the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date in an amount in excess of $100,000 individually or $1,000,000 in the aggregate;

(x) any cancellation by the Company or any of its subsidiaries of any debts or waiver of any claims or rights of material value in an amount in excess of $100,000 individually or $1,000,000 in the aggregate;

(xi) any sale, transfer, or other disposition of any properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of its subsidiaries (other than in connection with any Discontinued Business), except in the ordinary course of business consistent with past practice in an amount in excess of $100,000 individually or $1,000,000 in the aggregate;

(xii) any disposing of or permitting to lapse of any rights to the use of any Company Intellectual Property Rights, or disposing of or disclosing (except as necessary in the conduct of its business) to any person other than representatives of Parent any Trade Secret or other Intellectual Property Rights not theretofore a matter of public knowledge;

(xiii) any material Tax election or material change in any Tax election, any material change in annual Tax accounting period or method of Tax accounting, any filing of any material amended Returns, any entering into of a closing agreement, settlement of or consent to any material claim, audit, action, suit, proceeding or investigation relating to Taxes (a “Tax Claim”), any surrendering of any right to claim a material refund of Taxes, or any consent to any extension or waiver of the statutory period of limitation applicable to any material Tax Claim by the Company or any of its subsidiaries;

(xiv) any damage, destruction or loss, whether or not covered by insurance, that would, individually or in the aggregate, have a Material Adverse Effect on the Company;

(xv) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;

(xvi) any making of any loan, advance or capital contribution to or investment in any person, including without limitation any director, officer or other affiliate of the Company, other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries or entities that became wholly-owned subsidiaries made in the ordinary course of business consistent with past practice;

(xvii) any transaction or commitment made, or any contract or agreement entered into, amended, or otherwise modified, by the Company or any of its subsidiaries relating to its assets or business (including the acquisition or disposition of any assets or the merger or consolidation with any person) material to the Company and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement, but in the case of transactions or commitments outside of the ordinary course of business in no event representing commitments on behalf of the Company or any of its subsidiaries of more than $100,000 for any transaction and $1,000,000 for any series of transactions; or

(xviii) any agreement, whether in writing or otherwise, to take any action described in this Section 2.6 by the Company or any of its subsidiaries.

      (b) Since the Balance Sheet Date, (i) none of the persons listed in Section 2.6(b) of the Company Disclosure Letter has given notice in writing or other indication of any intention to cancel or otherwise terminate a material business relationship with the Company or any subsidiary of the Company, and (ii) to the knowledge of the Company, as of the date of this Agreement (other than this Agreement and the transactions contemplated hereby), no event has occurred or failed to occur which would entitle any such entity or customer to terminate such a business relationship.

      (c) There are no liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than, (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Reports filed since the Balance Sheet Date and prior to the date hereof, and (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date that could not reasonably be expected to be, individually or in the aggregate, material to the Company.

      2.7     Taxes.

      (a) Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any subsidiary, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any subsidiary to a Taxing Authority is determined or taken into account with reference to the activities of any other Person and (iii) liability of the Company or any subsidiary for the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including, but not limited to, an indemnification agreement or arrangement).

      (b) Filing and Payment. (i) all material Tax returns, statements, reports and forms (including estimated tax or information returns and reports) required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of the Company or any subsidiary (collectively, the “Returns”), have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws; (ii) as of the time of filing, the Returns were true and complete in all material respects; and (iii) all material Taxes shown as due and payable on the Returns that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

      (c) Accruals, etc. Except as set forth in Section 2.7(c) of the Company Disclosure Letter, the charges, accruals and reserves for Taxes with respect to the Company and its subsidiaries reflected on the books of the Company and its subsidiaries (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate under GAAP to cover material Tax liabilities accruing through the date hereof and as of the Closing Date.

      (d) Procedure and Compliance. Except as set forth in Section 2.7(d) of the Company Disclosure Letter, (i) the income and franchise Tax Returns of Company and its subsidiaries through the Tax year ended September 30, 1998, in the case of the United States, September 30, 1997, in the case of all states and localities within the United States, have been examined and closed or are Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; and (ii) there is no material claim, audit, action, suit, proceeding or investigation now pending, or threatened in writing or, to the knowledge of the Company, otherwise, against or with respect to Company or its subsidiaries in respect of any Tax.

      (e) Taxing Jurisdictions. Section 2.7(e) of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its subsidiaries currently files Returns.

      (f) Tax Sharing, Consolidation and Similar Arrangements. Except as set forth in Section 2.7(f) of the Company Disclosure Letter, (i) neither the Company nor any subsidiary has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent, or made any election or participated in any arrangement whereby any Tax liability of the Company or any subsidiary was determined or taken into account for Tax purposes with reference to or in conjunction with any Tax liability of any other person; and (ii) neither the Company nor any subsidiary has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of the Company or any subsidiary affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

      (g) Certain Elections, Agreements and Arrangements. Except as set forth in Section 2.7(g) of the Company Disclosure Letter, (i) no election has been made under Treasury Regulations Section 1.7701-3 or any similar provision of Tax law to treat any subsidiary of the Company as an association, corporation or partnership; (ii) no subsidiary of the Company is disregarded as an entity for Tax purposes; and (iii) during the five-year period ending on the date hereof, none of the Company or any subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

      2.8     Title to Properties; Absence of Liens and Encumbrances.

      (a) The Company and its subsidiaries own no real property in fee. Section 2.8(a) of the Company Disclosure Letter lists each material real property lease or sublease to which the Company or any of its subsidiaries is a party (whether as tenant, sublandlord or subtenant), and each amendment thereto, that is in effect as of the date of this Agreement. Each such current lease is in full force and effect, is valid and effective in accordance with its terms, and neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any other party thereto, is in monetary default or other material default under the terms of such lease or sublease.

      (b) Each of the Company and its subsidiaries has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Financial Statements and except for Liens for Taxes not yet due and payable and such Liens or other imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby (“Permitted Liens”).

      (c) The Company has fully performed in all material respects its and its subsidiaries’ obligations under that certain Lease Termination Agreement dated as of September 5, 2002 (the “Parkside Lease Termination Agreement”) between Gateway Phoenix Associates, L.P. and 5990 Sepulveda Associates, L.P., as landlord, and the Company, as tenant, and EOP Operating Limited Partnership, terminating the First Amended and Restated Lease dated March 10, 2002. Neither the Company, any of its subsidiaries nor, the knowledge of the Company, any other party thereto, is in monetary default or other material default under the terms of the Parkside Lease Termination Agreement.

      2.9     Intellectual Property.

      (a) For purposes of this Agreement, the following terms shall have the meaning set forth below:

“Company Intellectual Property Rights” means any Intellectual Property Rights owned by or registered to the Company or any of its subsidiaries.

“Computer Software” shall mean all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation solely related to the foregoing.

“Intellectual Property Rights” means any or all rights in, arising out of or associated with any of the following: (i) all United States and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part) and all equivalents thereof (collectively, “Patents”); (ii) all confidential Computer Software, inventions (whether patentable or not), business information, customer lists, know how and technology and documentation solely relating to any of the foregoing (collectively, “Trade Secrets”); (iii) all United States and foreign copyrights, copyright registrations and applications therefor (collectively, “Copyrights”); (iv) all United States and foreign trademarks and service marks (whether or not registered), trade names, designs, logos, slogans and general intangibles of like nature, together with all goodwill appurtenant thereto, and applications for registration of any of the foregoing (collectively

“Trademarks”); and (v) Internet domain name registrations and applications therefor (collectively “Domain Names”).

“License Agreements” shall mean all written agreements (whether with the Company or any of its subsidiaries or third parties, including license agreements, research agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements and covenants not to sue, other than licenses for Computer Software that are generally available on nondiscriminatory pricing terms and have an individual acquisition cost of $5,000 or less) to which the Company or any of its subsidiaries is a party or otherwise bound, granting any right to use, exploit or practice any Company Intellectual Property Rights or Licensed Intellectual Property Rights, or restricting the right of the Company or any of its subsidiaries to use or enforce any Company Intellectual Property Rights or to use Licensed Intellectual Property Rights.

“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that either the Company or one of its subsidiaries has a right to use, exploit or practice by virtue of a license grant, immunity from suit or otherwise.

“Registered Intellectual Property” shall mean all Patents, registered Copyrights and Copyright applications, and registered Trademarks and Trademark applications, included in the Company Intellectual Property Rights.

      (b) Section 2.9(b) of the Company Disclosure Letter lists all Registered Intellectual Property and invention disclosures docketed by or for the Company. The Company or one of its subsidiaries is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each item of Registered Intellectual Property.

      (c) To the knowledge of the Company, each License Agreement is valid and binding on all parties thereto and enforceable in accordance with its terms. None of the License Agreements grants any third party exclusive rights to or under any Company Intellectual Property Rights. To the knowledge of the Company: (i) the Company and its subsidiaries are in compliance with, and have not breached any term of any of such License Agreements; (ii) all other parties to such License Agreements are in compliance with, and have not breached any term of, such License Agreements; and (iii) following the Closing Date, the Surviving Corporation will be permitted to exercise all of the rights of the Company or its subsidiaries under such License Agreements to the same extent the Company or its subsidiaries would have been able to had the Merger not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or its subsidiaries would otherwise be required to pay. None of the Computer Software included in the Company Intellectual Property Rights has been placed in escrow. Company has provided, or will provide prior to the Closing Date with reasonably sufficient time for review by Parent, access to: (a) all inbound intellectual property or technology licenses (other than from subsidiaries or affiliates); and (b) all outbound licenses (other than to subsidiaries or affiliates) that include the right of the licensee to make for its own use (as opposed to for or on behalf of the Company) derivative works of any Company-owned technology.

      (d) There are no forbearances to sue, consents, judgments, orders or similar obligations, other than the License Agreements, that do or may: (i) restrict the rights of the Company or any of its subsidiaries to use or enforce any Company Intellectual Property Rights or, to the knowledge of the Company, to use any Licensed Intellectual Property Rights; (ii) restrict the conduct of the business of the Company or any of its subsidiaries in order to accommodate a third party’s Intellectual Property Rights; or (iii) permit third parties to use any Company Intellectual Property Rights.

      (e) The Company or one of its subsidiaries owns all right, title, and interest, free and clear of all Liens other than pursuant to License Agreements, in and to all Company Intellectual Property Rights listed in Section 2.9(b) of the Company Disclosure Letter.

      (f) To the knowledge of the Company, the Licensed Intellectual Property Rights and the Company Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its subsidiaries as currently conducted and as currently proposed by the Company or any of its subsidiaries to be conducted. To the knowledge of the Company, the conduct of the business of the Company or any of its subsidiaries as such business is currently conducted (or currently proposed to be conducted), including the design, development, marketing and sale of the products or services of the Company or its subsidiaries (including products and services currently under development): (i) has not infringed, misappropriated or otherwise violated (and, in the case of the business as currently proposed to be conducted, does not infringe, misappropriate, or otherwise violate) the Intellectual Property Rights of any third party (including the Intellectual Property Rights that were or are to be transferred or assigned pursuant to the Company’s agreements with Verity, Inc. dated on or about November 13, 2002 in connection with the sale of the Company’s enterprise search software business); and (ii) does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction. Neither the Company nor any of its subsidiaries has obtained written opinions or memoranda of counsel relating to actual or potential third party claims relating to third party Intellectual Property Rights.

      (g) Neither the Company nor any of its subsidiaries has received any communications from any third party alleging: (i) past, present or future infringement, misappropriation, or other violation of the Intellectual Property Rights of any third party, with respect to the operation of the business of the Company or any of its subsidiaries, as currently conducted, or any product or service currently offered by the Company or any of its subsidiaries; or (ii) that the operation of the business of the Company or any of its subsidiaries, as currently conducted, or any product or service currently offered by the Company or any of its subsidiaries, constituted unfair competition or unfair trade practices under the laws of any jurisdiction.

      (h) There is no pending or, to the knowledge of the Company, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction (except for events in the ordinary course of Intellectual Property Rights prosecution not involving third parties other than the Company and the appropriate governmental offices): (i) involving the Company Intellectual Property Rights, (ii) alleging that the conduct of the business of the Company or any of its subsidiaries has, does or will infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction or (iii) challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property Rights. To the knowledge of the Company, there is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction (i) involving the Licensed Intellectual Property Rights or (ii) challenging the ownership, use, validity, enforceability or registrability of any Licensed Intellectual Property Rights or the rights of the Company or its subsidiaries to use or exploit any of the Licensed Intellectual Property Rights.

      (i) To the knowledge of the Company, no person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Company Intellectual Property Rights or Licensed Intellectual Property Rights. Neither the Company nor any of its subsidiaries has brought any such claims, suits, arbitrations or other adversarial proceedings against any third party that remain unresolved. The Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or violation of the Company Intellectual Property Rights.

      (j) The Registered Intellectual Property is subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, to the knowledge of the Company, are valid and enforceable. To the knowledge of the Company, the Licensed Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, to the knowledge of the Company, are valid and enforceable. To the knowledge of the Company, neither the Company nor any of its subsidiaries has done, or failed to do, any act or thing which may, after the Closing Date, prejudice the validity or enforceability of any of the Company Intellectual Property Rights. All necessary registration, maintenance and renewal fees currently due in connection with any Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. The Company will not be deemed to have breached any part of this Section 2.9(j), with respect to abandonment or expiration of any Company Intellectual Property Right, so long as Company has provided to Parent complete and accurate lists of patent and trademark prosecution dockets from Company’s current prosecution counsel.

      (k) With respect to all patents and patent applications set forth in Section 2.9(b) of the Company Disclosure Letter, to the knowledge of the Company: (i) each has been prosecuted in material compliance with all applicable rules, policies, and procedures of the United States Patent and Trademark Office or applicable foreign patent agencies; and (ii) there is no material prior art relevant thereto that renders the claims unpatentable, invalid, or unenforceable.

      (l) To the knowledge of the Company, to the extent that any Computer Software and other technology has been developed or created for the Company or any of its subsidiaries, the Company or one of its subsidiaries, as the case may be, has a written agreement with such developer or creator with respect thereto, and the Company or one of its subsidiaries thereby either (i) has obtained ownership of and is the exclusive owner of, or (ii) has obtained a valid right to exploit, sufficient for the conduct of its business as currently conducted or proposed to be conducted, all Intellectual Property Rights therein.

      (m) The Company and its subsidiaries have taken all commercially reasonable steps to protect their respective Trade Secrets. Without limiting the foregoing, the Company and each of its subsidiaries have enforced a policy requiring all parties having access to such Trade Secrets to execute a confidentiality agreement (in the case of employees, in substantially the form provided to Parent), with the Company or one of its subsidiaries, as the case may be. To the knowledge of the Company, except pursuant to such confidentiality agreements, there has been no disclosure by the Company or any of its subsidiaries of any such Trade Secrets, and, to the knowledge of the Company, no party to any such agreement is in breach thereof.

      (n) [Intentionally left blank]

      (o) To the knowledge of the Company: (i) no government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property Rights; and (ii) no current or former employee, consultant or independent contractor of the Company, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property Rights , has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company. To the knowledge of the Company, none of the code included in the Company’s web search engine as currently deployed is a “derivative work,” of software licensed from the University of California at Berkeley, that is subject to the provisions of Section 12(b)(i) of the “Software License Between Inktomi Corporation and the Regents of the University of California for UC Berkeley Search Engine Software” dated May 31, 1996.

      (p) No current or former stockholder, member, partner, director, officer or employee of the Company or any of its subsidiaries (or any of their respective predecessors in interest) will, after the consummation of the Merger, own or retain any rights in, to, or under any of the Company Intellectual Property Rights.

      2.10     Compliance with Laws; Permits; Restrictions.

      (a) Neither the Company nor any of its subsidiaries has violated, is in violation of, or is in conflict with, or in default of any Legal Requirements applicable to the Company or any of its subsidiaries by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, except for conflicts, violations and defaults that individually or in the aggregate would not have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity is pending or, to the Company’s knowledge, has been threatened in writing against the Company or any of its subsidiaries, nor, to the knowledge of the Company, has any Governmental Entity indicated in writing an intention to conduct an investigation of the Company or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or would have the effect of materially and adversely prohibiting or impairing any business practice of the Company or any of its subsidiaries or the conduct of business by the Company as currently conducted.

      (b) The Company and its subsidiaries hold all permits, licenses, authorizations, variances, exemptions, orders and approvals from governmental authorities (including, without limitation, all such permits required under environmental laws) that are material to or required for the operation of the business of the Company and its subsidiaries as currently conducted (collectively, the “Company Permits”). The Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits except where such non-compliance would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

      2.11     Litigation. Except for Company Intellectual Property prosecution in the normal course of the operation of the business, there are no claims, suits, actions, charges, inquiries, proceedings or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the knowledge of the Company, overtly threatened against, relating to or affecting the Company or any of its subsidiaries, or that seek to restrain or enjoin the consummation of the Merger or which, either individually or in the aggregate with all such claims, actions or proceedings, would have a Material Adverse Effect on the Company or have a material adverse effect on the ability of the Company to consummate the Merger and the other transactions contemplated hereby; nor, to the Company’s knowledge, is there any valid basis for any such action or proceeding.

      2.12     Employee Benefit Plans.

      (a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any subsidiary for the benefit of any Employee and pursuant to which the Company or any subsidiary has or could reasonably be expected to have any liability;

“DOL” shall mean the Department of Labor;

“Employee” shall mean any current, former, or retired employee, officer, or director or consultant of the Company or any subsidiary;

“Employee Agreement” shall mean each current management, employment, severance, consulting, relocation or similar agreement or contract between the Company or any subsidiary and any Employee;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with Company or any of its subsidiaries would be deemed a “single employer” within the meaning of Section 4001(b)(l) of ERISA;

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

“IRS” shall mean the Internal Revenue Service;

“Multiemployer Plan” shall mean any Pension Plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

“Multiple Employer Plan” shall mean a Pension Plan maintained by more than one employer as described in Section 413(c) of the Code or Section 4063 or 4064 of ERISA;

“Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA; and

“WHCRA” shall mean the Women’s Health and Cancer Rights Act of 1998, as amended.

      (b) Absence of Changes in Stock Plans. Except as expressly permitted by this Agreement, since December 31, 2001 there has not been any acceleration, amendment or change of the period of exercisability or vesting of any Company Options or restricted stock, stock bonus or other awards under any Company Option Plan (including any discretionary acceleration of the exercise periods or vesting by the Company Board of Directors or any committee thereof or any other persons administering a Company Option Plan) or authorization of cash payments in exchange for any Company Options, restricted stock, stock bonus or other awards granted under such Company Option Plan.

      (c) Company Disclosure Letter. Section 2.12(c) of the Company Disclosure Letter contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law), or to adopt any Company Employee Plan or Employee Agreement.

      (d) Documents. The Company has provided or made available to Parent: (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans, and (vii) all written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts.

      (e) Employee Plan Compliance. (i) The Company and each of its subsidiaries has performed in all material respects all obligations required to be performed by it under, is not in default or violation of; and has no knowledge of any material default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified, and has received a favorable determination letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code and no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan; (iv) there are no actions, suits or claims pending, or, to the knowledge of Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its ERISA Affiliates (other than provision of accrued benefits and ordinary administration expenses typically incurred in a termination event under the Company Employee Plans); (vi) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vii) neither the Company nor any subsidiary of the Company is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code.

      (f) Pension Plans. Neither the Company nor any ERISA Affiliate of the Company has ever maintained, established, sponsored, participated in, contributed to or been required to contribute to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

      (g) Multiemployer Plans. At no time has the Company or any ERISA Affiliate of the Company contributed to or been obligated to contribute to any Multiemployer Plan or any Multiple Employer Plan.

      (h) No Post-Employment Obligations. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable law, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by applicable law.

      (i) COBRA; FMLA. Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of WHCRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

      (j) Effect of Transaction.

(i) The execution of this Agreement and the consummation of the Merger will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, exercisability, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, except as may be required by Section 5.7 of this Agreement.

(ii) There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party, including but not limited to the provisions of this Agreement and the agreements entered into in connection with this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would be reasonably likely to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code.

(iii) No payment or benefit which will or may be made by the Company or its subsidiaries with respect to any Employee as a result of the Merger will be reasonably likely to fail to be deductible pursuant to Section 280G or Section 162(m) of the Code.

      (k) Employment Matters. The Company and each of its subsidiaries: (i) is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, health and safety and wages and hours (including but not limited to the Fair Labor Standards Act of 1938, as amended, and the classification and/or treatment of employees as exempt or non-exempt), in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the ordinary course of business consistent with past practice). There are no claims, charges or actions pending, or, to the Company’s knowledge, threatened against the Company before the Equal Employment Opportunity Commission or similar state, federal or local agency or under any worker’s compensation policy or long-term disability policy. There are no complaints, lawsuits, arbitrations or other proceedings pending, or to the Company’s knowledge, threatened by or on behalf of any present or former employee of the Company or its subsidiaries alleging breach of any express or implied contract of employment. To the Company’s knowledge, no Employee of the Company has violated any employment contract, nondisclosure agreement or noncompeti-

tion agreement by which such Employee is bound due to such Employee being employed by the Company and disclosing to the Company or using Trade Secrets of any other person.

      (l) Labor. No work stoppage, slow-down or strike or dispute against the Company or any of its subsidiaries is pending, or to the Company’s knowledge, threatened, nor has there been any such action in the past three (3) years. The Company does not know of any activities or proceedings of any labor union, works councils or other employee group or association to organize any Employees and no union or works council claims to represent any of the Company’s or its subsidiaries’ employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints or charges, which, if adversely determined, would, individually or in the aggregate, be reasonably likely to result in material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar state, local or foreign laws. Neither the Company nor any of its subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is currently being negotiated.

      (m) WARN Act. Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”), (i) neither the Company nor any of its subsidiaries has effected a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its subsidiaries, (iii) neither the Company nor any of its subsidiaries has engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation similar to the WARN Act, and (iv) none of the Company nor any of its subsidiaries’ employees has suffered an “employment loss” (as defined in the WARN Act) during the six month period prior to the date of this Agreement.

      (n) International Employee Plan. No Company Employee Plan has been adopted, maintained or contributed to by the Company, whether informally or formally, for the benefit of Employees outside the United States.

      (o) Leased Employees. No “leased employee” as that term is defined in Section 414(n) of the Code, performs services for the Company or any Company subsidiary.

      2.13     Environmental Matters.

      (a) Hazardous Material. No underground storage tanks and no amount of any substance, material, chemical or waste that is or has been designated by any Governmental Entity or by applicable Legal Requirements, to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, polychlorinated biphenyls (PCBs), asbestos or asbestos-containing materials, petroleum or any petroleum products or derivatives thereof, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), are present, as a result of the actions of the Company or any of its subsidiaries, or, to the Company’s knowledge, as a result of any actions of any third party or otherwise, in, on, under, about or from any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

      (b) Hazardous Materials Activities. Neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, emitted, disposed of, released or exposed its employees or others to Hazardous Materials, and neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, emitted, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”).

      2.14     Agreements, Contracts and Commitments.

      (a) Except as filed as an exhibit to any of the Company SEC Reports, neither the Company nor any of its subsidiaries is a party to or is bound by:

(i) any employment agreement, contract or commitment with any director, officer, employee or consultant, other than those that are terminable at-will by the Company or any of its subsidiaries on no more than 30 days’ notice and without liability or financial obligation other than accrued wages, salary or benefits;

(ii) any agreement of indemnification, other than indemnification agreements with directors and officers of the Company and its subsidiaries, outside the ordinary course of the Company’s business or any guaranty;

(iii) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its subsidiaries (i) to engage in any line of business, (ii) to develop, market or distribute products or services, or (iii) to compete with any person, or granting any exclusive distribution rights;

(iv) any lease for real or personal property in which the amount of payments which the Company or any of its subsidiaries is required to make on an annual basis exceeds $100,000;

(v) other than contracts related to any Discontinued Business, any material agreement, contract, policy, license, permit, document, instrument, arrangement or commitment involving annual revenues to the Company or any of its subsidiaries in excess of $100,000 which has not been terminated or performed in its entirety and not renewed and which may be, by its terms, terminated, or which may, by its terms, have any of the obligations of the Company or any of its subsidiaries adjusted, as a result of the execution of this Agreement or the Voting Agreements or the consummation of the Merger, where such right of termination or adjustment would not have arisen or existed but for such execution or consummation;

(vi) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company’s subsidiaries;

(vii) any sponsorship, advertising, merchant program, hosting or other similar agreement to which the Company or one of its subsidiaries is a party which may not be canceled by the Company or its subsidiaries, as the case may be, without penalty in excess of $100,000 upon notice of 30 days or less or which provides for payments by or to the Company or its subsidiaries on an annual basis in an amount in excess of $100,000;

(viii) any agreement, contract or commitment currently in force to license or provide source code to any third party for any product or technology; or

(ix) any agreement, contract or commitment currently in effect that is material to the Company’s business as presently conducted, including any agreement required to be filed as an exhibit pursuant to Item 601(b)(10) of Regulation S-K and all amendments to any agreements included as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

      (b) Set forth in Section 2.14 of the Company Disclosure Letter is (A) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its subsidiaries in a principal amount in excess of $100,000 is outstanding or may be incurred and (B) the respective principal amounts currently outstanding thereunder. For purposes of this Section 2.14(b), “indebtedness” shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person’s business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency swap transactions (valued at the termination value thereof), (i) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (J) all obligations of such person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (K) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

      (c) To the knowledge of the Company, all contracts, policies, agreements, leases, licenses, documents, instruments, arrangements and other commitments listed in Section 2.14(c) of the Company Disclosure Letter are valid and binding agreements of the Company or a subsidiary of the Company and are in full force and effect, and neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any other party thereto, is in default in any material respect under the terms of any such contracts, policies, agreements, leases, licenses, documents, instruments, arrangements or other commitments. The Company has made available to Parent true and correct copies of all such contracts, policies, agreements, leases, licenses, documents, instruments, arrangements or other commitments.

      2.15     Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement to be filed with the SEC (the “Proxy Statement”), will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

      2.16     Rights Plan. The Company has taken all action so that (i) Parent shall not be an “Acquiring Person” under the Company Rights Agreement and (ii) the entering into of this Agreement and the Merger and the transactions contemplated hereby will not result in the grant of any rights to any person under the Company Rights Agreement or enable or require the Company Rights to be exercised, distributed or triggered.

      2.17     State Takeover Statutes. The Company Board of Directors has taken all action necessary to render inapplicable, as it relates to the execution, delivery and performance of this Agreement and the Voting Agreements and the consummation of the Merger and the other transactions contemplated hereby and thereby, Section 203 of the DGCL.

      2.18     Board Approval. The Company Board of Directors, at a meeting duly called and held at which all Directors were present, has unanimously (i) duly and validly approved this Agreement and approved and taken all corporate action required to be taken by the Company Board of Directors to authorize the consummation of the Merger and the transactions contemplated hereby, and (ii) resolved that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, and (iii) resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger, and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. None of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified.

      2.19     Brokers’ and Finders’ Fees. Except for fees payable to Thomas Weisel Partners LLC (“TWP”) pursuant to its engagement letter with the Company dated November 20, 2002, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of such engagement letter with the Company has been previously provided to Parent and such engagement letter reflects the entire terms of TWP’s engagement with the Company.

      2.20     Opinion of Financial Advisor. The Company has received the written opinion of TWP, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration was fair to the Company’s stockholders from a financial point of view, and a copy of such opinion has been delivered to Parent and Merger Sub. The Company has been authorized by TWP to permit the inclusion of such opinion in its entirety in the Proxy Statement.

      2.21     Insurance. To the Company’s knowledge, each of the Company and its subsidiaries has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its subsidiaries. There is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of any termination of, or material premium increase with respect to, any such policies. Section 2.21(a) of the Company Disclosure Letter contains an accurate and complete list of all material policies of fire, liability, workers’ compensation, and other forms of insurance owned or held by the Company and each subsidiary. Section 2.21(b) of the Company Disclosure Letter identifies all risks that the Company and its subsidiaries, and their respective Board of Directors or officers, have designated as being self-insured.

      2.22     Personnel. Section 2.22 of the Company Disclosure Letter sets forth a true and complete list of (a) the names and current salaries of all directors and elected and appointed officers of the Company, and (b) the number of shares of Company Common Stock owned beneficially or of record, or both, by each such person.

      2.23     Potential Conflict of Interest. Except as stated in the Company SEC Reports filed prior to the date hereof, since the Balance Sheet Date, there have been no transactions, agreements, arrangements or understandings between the Company or any Company subsidiary, on the one hand, and their respective affiliates, including without limitation their directors and officers, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses). Except as contained in the Company SEC Reports filed prior to the date hereof, no officer of the Company or any Company subsidiary owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any person which is a competitor, lessor, lessee or supplier of the Company; and no officer or director of the Company or any Company subsidiary (i) owns, directly or indirectly, in whole or in part, any Intellectual Property which the Company or any Company subsidiary is using or the use of which is necessary for the business of the Company or any Company subsidiary, (ii) has notified the Company or any Company subsidiary of any claim, charge, action or cause of action against the Company or any Company subsidiary, except for immaterial claims for accrued vacation pay, accrued benefits under any employee benefit plan and similar matters and agreements existing on the date hereof, or (iii) owes any money to the Company or any Company subsidiary (except for reimbursement of advances in the ordinary course of business consistent with past practice).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure schedules delivered by Parent to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Disclosure Letter”), as follows. Each exception set forth in the Parent Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and shall be deemed to qualify the particular section or sections of Article III specified for such item, unless it is reasonably apparent that such exception is relevant to another section or sections of Article III, in which case such exception shall also be deemed to qualify such other section or sections.

      3.1     Organization of Parent and Merger Sub. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; and (ii) has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted except, in the case of clause (ii) for those authorizations, qualifications and licenses, the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent and Merger Sub, respectively.

      3.2     Authority; Non-Contravention; Necessary Consents.

      (a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except: (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

      (b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Merger Sub with the provisions of this Agreement will not, (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) subject to compliance with the Necessary Consents, conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien any of the properties or assets of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets are bound or affected, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, terminations, amendments, accelerations, cancellations or Liens that individually or in the aggregate would not have a Material Adverse Effect on Parent or Merger Sub, respectively, or would adversely affect the ability of Parent and Merger Sub to consummate the Merger.

      (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Material Adverse Effect on Parent or materially adversely affect the ability of the Parent or Merger Sub to consummate the Merger.

      3.3     Information in Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

      3.4     Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated hereby.

      3.5     Financing. Either Parent or Merger Sub has, or will have available to it at the Effective Time, sufficient funds (through existing credit arrangements or otherwise) to deliver the Merger Consideration to all of the holders of Shares.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1     Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, and, except with respect to Discontinued Businesses, carry on its business in the usual, regular and ordinary course, in substantially the same manner as currently conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use all reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers, employees and contractors and (iii) preserve its relationships with customers, suppliers, licensors, licensees and others with which it has business dealings.

      Without limiting the generality of the foregoing, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following (except as expressly specified in Section 4.1 of the Company’s Disclosure Letter or as may be expressly contemplated by this Agreement):

(a) Waive any stock repurchase rights, take any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, except in connection with the termination of the employment relationship with any Employee, individually in an amount not to exceed $25,000 and in the aggregate in an amount not to exceed $250,000;

(b) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

(c) Grant any severance or termination pay to any employee, except as required by applicable law or pursuant to written agreements in effect or policies existing on the date hereof and as previously disclosed in writing to Parent, or adopt any new severance, retention or change in control plan, except with respect to a Discontinued Business;

(d) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any Company Intellectual Property Rights, other than nonexclusive licenses in the ordinary course of business consistent with past practice or with respect to a Discontinued Business;

(e) Declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(f) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, or any instrument or security that consists of a right to acquire such shares except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof, and except for actions taken relating to the winding-up of non-U.S. subsidiaries;

(g) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of the Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date hereof, and (ii) shares of the Company Common Stock issuable to participants in the ESPP consistent with the terms thereof;

(h) Split, combine or reclassify any class of capital stock;

(i) Cause, permit or propose any amendments to its Certificate of Incorporation, Bylaws or other organizational documents;

(j) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company or enter into any, strategic partnerships or alliances;

(k) Sell, transfer, lease, mortgage, pledge, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the Company, other than physical assets no longer in day-to-day use by the Company and other than in the ordinary course of business consistent with past practice or with respect to a Discontinued Business;

(l) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition, incur or modify any other material liability or enter into any arrangement having the economic effect of any of the foregoing other than under existing arrangements with Silicon Valley Bank;

(m) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract, consulting agreement or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director, officer, consultant or employee, increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants (other than increases to employees who are not directors or affiliates in the ordinary course of business, consistent with past practice) make any loans to any of its officers, directors, employees, affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by applicable law;

(n) Except in the ordinary course of business consistent with past practice pursuant to the Company Employee Plans set forth in Section 2.12(c) of the Company Disclosure Letter, (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of the Company or any of its subsidiaries of any amount relating to unused vacation days; or (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company or Company subsidiary director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(o) Modify, amend or terminate any material contract or agreement to which the Company or any subsidiary thereof is a party, including, without limitation, any customer contract, leases, licensing, distribution, sponsorship, advertising, merchant program, encoding services, hosting or other similar agreement, or joint venture agreement involving annual revenues to the Company in excess of $100,000, or waive, release or assign any material rights or claims thereunder, other than any modification, amendment or termination of any such Company material contract in the ordinary course of business or consistent with past practice or with respect to a Discontinued Business;

(p) Settle any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company, or with respect to a Discontinued Business;

(q) Except in the ordinary course of business consistent with past practice, enter into any sponsorship, advertising, merchant program, encoding services, hosting or other similar contracts, agreements, or obligations which may not be canceled without penalty by the Company or its subsidiaries upon notice of 30 days or less or which provide for annual payments by or to the Company or its subsidiaries in an amount in excess of $100,000 or which involve any exclusive terms of any kind;

(r) Permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated unless such insurance policy is replaced with a substantially equivalent policy;

(s) Materially revalue any of its assets or, except as required by GAAP, applicable accounting requirements or the published rules and regulations of the SEC with respect thereto in effect during the periods involved;

(t) Except in the ordinary course of business consistent with past practice, make or change any Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle or consent to any Tax Claim, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any Tax Claim except as required by any Legal Requirement;

(u) Fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(v) Subject Parent or the Surviving Corporation or any of their respective subsidiaries to any non-compete or other material restriction on any of their respective businesses following the Closing;

(w) Enter into any agreement or commitment the effect of which would be to grant to a third party following the Merger any actual or potential right of license of any material Company Intellectual Property Rights owned by the Company or any of its subsidiaries;

(x) Waive any “standstill” or similar restrictions contained in any confidentiality or other agreements to which it is a party;

(y) Take any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially adversely affect the ability of the Company to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such action; or

(z) Enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

      4.2     Acquisition Proposals.

      (a) No Solicitation. The Company agrees that neither it nor any of its subsidiaries nor any of the Company’s officers or directors shall, and that it shall use all reasonable efforts to cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, intentionally encourage, take any action to, facilitate or intentionally induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information (or afford access to the business, properties, assets, books or records of the Company or its subsidiaries) with respect to, or take any other action to facilitate or intentionally encourage any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, except for discussions as to the existence of these provisions, (iii) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Section 4.2(d)), (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby (other than confidentiality agreements contemplated by Section 4.2(c)), or (v) without limiting the generality of the Company’s obligations contained in Section 4.1(x), grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or its subsidiaries. The Company and its subsidiaries will each immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.

      (b) Notification of Unsolicited Acquisition Proposals.

(i) As promptly as practicable (and in any event within 24 hours) after receipt of any Acquisition Proposal or any expression by any person of an intention to make an Acquisition Proposal or any request for nonpublic information or inquiry which it reasonably believes may lead to an Acquisition Proposal or for a waiver or release under any “standstill” or similar agreement, the Company shall provide Parent with oral and written notice of the material terms and conditions of such Acquisition Proposal, indication, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, indication, request or inquiry. The Company shall provide Parent as promptly as practicable notice (which may be oral) setting forth all such information as is reasonably necessary to keep Parent informed on a current basis of the status and details (including material amendments or proposed material amendments) of any such Acquisition Proposal, indication, request or inquiry.

(ii) The Company shall provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is reasonably expected to consider any Acquisition Proposal.

      (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 4.2(a), if the Company receives an unsolicited, bona fide written Acquisition Proposal that includes an indication of value in excess of the Merger Consideration and that the Company Board of Directors has in good faith concluded (following the receipt of the advice of its outside legal counsel and its financial advisor), is from a person reasonably capable of consummating such Acquisition Proposal and is or is reasonably likely to result in, a Superior Offer, it may then take the following actions:

(i) Furnish nonpublic information to the third party making such Acquisition Proposal, request or inquiry provided that (A)(1) concurrently with furnishing any such nonpublic information to such party, it gives Parent notice of its intention to furnish nonpublic information and (2) it receives from the third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on its behalf, the terms of which (x) shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations hereunder, and (y) shall, in all material respects, be no less favorable to the Company than the Confidentiality Agreement between the Company and Parent, dated as of November 2002, as amended on December 19, 2002 (the “Confidentiality Agreement”) and (B) contemporaneously with furnishing any such nonpublic information to such third party, it furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

(ii) Engage in negotiations with the third party with respect to the Acquisition Proposal, provided that concurrently with entering into negotiations with such third party, it gives Parent notice of its intention to enter into negotiations with such third party.

      (d) Changes of Recommendation. In response to the receipt of a Superior Offer, the Company Board of Directors may withhold, withdraw, amend or modify its recommendation in favor of this Agreement and the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to its stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the Company Board of Directors or a committee thereof, a “Change of Recommendation”), if all of the following conditions in clauses (i) through (iv) are met:

(i) The Company Stockholders’ Meeting has not occurred;

(ii) The Company delivers to Parent, no later than concurrently with the Change of Recommendation, written notice (a “Change of Recommendation Notice”) of the Change of Recommendation, which notice shall state the material terms and conditions of the Superior Offer and the identity of the person or group making the Superior Offer;

(iii) The Company Board of Directors has concluded in good faith, after receipt of advice of its outside legal counsel, that, in light of such Superior Offer, the failure of the Company Board of Directors to effect a Change of Recommendation is reasonably likely to be inconsistent with its fiduciary obligations to its stockholders under applicable law; and

(iv) The Company shall not have breached in any material respect any of the restrictions set forth in this Section 4.2.

For a period of five (5) business days after delivering the Change of Recommendation Notice, the Company shall provide Parent a reasonable opportunity to make adjustments in the terms and conditions of this Agreement, and negotiate in good faith with respect thereto.

      (e) Continuing Obligation to Call, Hold and Convene Company Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement shall be terminated in accordance with its terms, (i) the Company shall be obligated to call, give notice of, convene and hold the Company Stockholders’ Meeting regardless of the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or of any Change of Recommendation, and (ii) the Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

      (f) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

      (g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal” shall mean any offer or proposal (whether or not subject to due diligence), relating to any transaction or series of related transactions involving: (A) any acquisition by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company or, (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition by a third party of more than fifteen percent (15%) of the assets of the Company (including its subsidiaries taken as a whole) (provided, however, the Merger and the transactions contemplated hereby shall not be deemed an Acquisition Proposal in any case); and

(ii) “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Company or a majority of the total outstanding voting securities of the Company on terms that the Company Board of Directors reasonably determined, in good faith (following the receipt of advice of its outside legal counsel and its financial adviser), (x) provides consideration to stockholders of the Company that is more favorable, from a financial point of view, than the Merger Consideration, (y) is not subject to any financing condition (and any required financing is either fully committed or otherwise reasonably determined to be available), and (z) is, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the person making the offer, reasonably capable of being consummated without significant additional delay.

ARTICLE V

ADDITIONAL AGREEMENTS

      5.1     Proxy Statement. As promptly as practicable after the execution of this Agreement, Parent and the Company will prepare and the Company will file with the SEC the preliminary Proxy Statement relating to the adoption of this Agreement and approval of the Merger by the stockholders of the Company. Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the preliminary Proxy Statement. The Company shall cooperate and provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. The Company will notify Parent upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the preliminary Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall file with the SEC a revised Proxy Statement and will use all reasonable efforts to have it cleared by the SEC as soon thereafter as practicable. The Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after it is cleared by the SEC.

      5.2     Meeting of Company Stockholders; Board Recommendation.

      (a) Meeting of Company Stockholders. Promptly after the Proxy Statement is cleared by the SEC, the Company will take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider adoption and approval of this

Agreement and approval of the Merger (the “Company Stockholders’ Meeting”) to be held as promptly as practicable after the Proxy Statement is cleared by the SEC. Subject to Section 4.2(d), the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq or the DGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by its in connection with the Company Stockholders’ Meeting are solicited in compliance with the DGCL, its Certificate of Incorporation and Bylaws, Nasdaq rules and all other applicable Legal Requirements.

      (b) Board Recommendation. Except to the extent expressly permitted by Section 4.2(d): (i) the Company Board of Directors shall recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and approval of the Merger at the Company Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Company Board of Directors has recommended that the Company’s stockholders vote in favor of adoption and approval of this Agreement and approval of the Merger at the Company Stockholders’ Meeting, and (iii) neither the Company Board of Directors nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the approval of the Merger.

      5.3     Confidentiality; Access to Information.

      (a) The parties acknowledge that the Company and Parent have previously executed the Confidentiality Agreement. Unless otherwise required by law or regulation (including Nasdaq rules) or pursuant to the terms and provisions of the Confidentiality Agreement, the parties will hold any information which is non-public in confidence in accordance with the terms of the Confidentiality Agreement and, in the event this Agreement is terminated for any reason, the parties shall promptly return or destroy such information in accordance with the Confidentiality Agreement.

      (b) The Company will, subject to any limitations imposed by applicable law, afford Parent and its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by any of the foregoing) (such persons, collectively, the “Representatives”) (i) reasonable access during normal business hours to the properties, books, analysis, projections, plans, systems, contracts, commitments, records, personnel offices and other facilities of the Company and its subsidiaries during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel of the Company and (ii) use all reasonable efforts to make available at all reasonable times during normal business hours to Parent and its Representatives, the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of the Company’s business, properties, prospects and personnel as Parent may reasonably request. During such period, the Company shall (and shall cause its subsidiaries to), subject to any limitations imposed by applicable law, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty of the Company contained herein or the conditions to the obligation of the Company to consummate the Merger.

      5.4     Public Disclosure. The initial press release concerning the Merger shall be a joint press release and, thereafter, neither Parent, Merger Sub nor the Company will disseminate any press release or other announcement concerning the Merger, this Agreement or the transactions contemplated hereby to any third party without the prior written consent of each of the other parties hereto (which consent shall not be unreasonably withheld), except as may be required by any Legal Requirement or any listing agreement with Nasdaq or any other applicable national or regional securities exchange, provided, that the parties will consult with each other and use all reasonable efforts to agree on any such required press release or public statement in advance. The parties have agreed to the text of the joint press release announcing the execution of this Agreement.

      5.5     Regulatory Filings; Reasonable Efforts.

      (a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.5(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to this Section 5.5(a).

      (b) Reasonable Efforts. Subject to the express provisions of Section 4.2 and Section 5.2 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the transactions contemplated hereby, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all Necessary Consents, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions and to carry out fully the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

      (c) Limitation on Divestiture and Litigation. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or the Company or any subsidiary or affiliate thereof to (i) litigate or agree to litigate against any Governmental Entity or (ii) take or agree to take any Action of Divestiture (as defined below). For purposes of this Agreement, an “Action of Divestiture” shall mean (i) making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, the Company or any of their respective subsidiaries or the holding separate of Company capital stock or imposing or seeking to impose any limitation on the ability of Parent, the Company or any of their respective subsidiaries, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company’s business or (ii) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices.

      5.6     Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) or 6.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Company or the conditions to the obligations of the Parent or Merger Sub under this Agreement. Parent and Merger Sub shall give prompt notice to the Company of any representation or warranty made by either of them contained in this Agreement becoming untrue or inaccurate, or any failure of either of Parent or Merger Sub to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or 6.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of Parent or Merger Sub or the conditions to the obligations of the Company under this Agreement.

      5.7     Company Option Plans; Employee Stock Purchase Plan.

      (a) Unless Parent, Merger Sub and the Company agree otherwise, Parent, Merger Sub and the Company shall take all actions necessary to provide that, each outstanding option to purchase shares of Company Common Stock (each, a “Company Option,” and collectively, the “Company Options”) granted under the Company Option Plans and Non-Plan Option Agreements that is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be assumed by Parent as of the Effective Time. For purposes of the foregoing, the “Company Option Plans” shall mean those plans set forth on Section 5.7 of the Company Disclosure Letter. As of the Effective Time, each such Company Option shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically into an option to purchase shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions determined as provided below. Each Company Option so assumed by Parent shall be subject to, and exercisable and vested upon, the same terms and conditions as under the applicable Company Option Plan or Non-Plan Option Agreement and the applicable option and other related agreements issued thereunder, except that each assumed Company Option shall be exercisable for, and represent the right to acquire, shares of Parent Common Stock, the number of shares of Parent Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Company Common Stock subject to such Company Option by a fraction (the “Option Exchange Ratio”), the numerator of which is the Merger Consideration and the denominator of which is the average closing price of Parent Common Stock on the Nasdaq National Market over the ten trading days immediately preceding (but not including) the date on which the Effective Time occurs, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Company Option divided by (B) the Option Exchange Ratio. If and to the extent necessary or required by the terms of the Company Option Plans or Non-Plan Option Agreement or pursuant to the terms of any Company Option granted thereunder, the Company shall use all reasonable efforts to obtain the consent of each holder of outstanding Company Options to effectuate the foregoing assumption of such Company Options. The Company agrees that each of the Company Option Plans or Non-Plan Option Agreement and related agreements shall be amended, to the extent necessary, to reflect the transactions contemplated herein. Prior to the Effective Time, the Board of Directors of Parent, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretative guidance of the SEC so that the assumption of the Company Options held by Company Insiders (as defined below) shall be an exempt transaction for purposes of Section 16 of the 1934 Act by any officer or director of Company who may become a covered person of Parent for purposes of Section 16 of the 1934 Act (a “Company Insider”).

      (b) The conversion of Company Options provided for in Section 5.7(a), with respect to any options which are intended to be “incentive stock options” (as defined in Section 422 of the Code) shall be effected in a manner consistent with Section 424(a) of the Code.

      (c) Prior to the Effective Time, (i) the Company Board of Directors shall pursuant to Section 19 of the Company’s 1998 Employee Stock Purchase Plan (the “ESPP”), shorten the Purchase Periods (as defined in the ESPP) then in progress by setting a new Exercise Date (as defined in the ESPP) that is prior to the Effective Time (the “New Exercise Date”) and notifying all participants in the ESPP of such New Exercise Date at least ten (10) business days prior to the New Exercise Date, and each participant’s option under the ESPP shall be exercised automatically on the New Exercise Date, unless prior to such date such participant has withdrawn from the Offering Period, and any Offering Periods (as defined in the ESPP) then in progress shall end on the New Exercise Date, and (ii) the Company Board of Directors shall take all steps necessary to terminate the ESPP prior to the Effective Time.

      (d) With respect to matters described in Section 5.7, the Company will use all reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its employees.

      (e) Parent shall provide, or cause its Subsidiaries or the Surviving Corporation, as applicable, to provide each person who is employed by Parent, its subsidiaries or the Surviving Corporation on or after the Effective Time, and who was employed by the Company immediately prior to the Effective Time, employee benefits (other than equity-based benefits) that are substantially comparable in the aggregate to the employee benefits provided to similarly-situated active employees of Parent, its Subsidiaries or the Surviving Corporation.

      (f) As of the Effective Time, Parent will, or will cause the Surviving Corporation to, honor the severance payments and benefits payable under (i) the plans and agreements set forth in Section 2.12(c) of the Company Disclosure Letter with respect to employees of the Company as of the date hereof and on the terms of such plans and agreements as in effect on the date hereof, or (ii) such severance plans and agreements that may be entered into before the Effective Time with the written consent of Parent; provided that nothing herein shall preclude Parent from modifying any such plan or agreement to the extent consistent with this Section 5.7(f) or with the consent of the participant. Parent acknowledges and agrees that the consummation of the transactions contemplated hereby will constitute the “change of control” of the Company for purposes of the plans and agreements set forth in Section 2.12(c) of the Company Disclosure Letter, as applicable, and agrees to honor the provisions under such plans and agreements relating to a change of control.

      5.8     Form S-8. Parent agrees to file with the SEC as soon as practicable but no later than 20 days following the Effective Time a registration statement on Form S-8 under the Securities Act covering, to the extent applicable, the shares of Parent Common Stock to be issued upon the exercise of Company Options assumed by Parent. Parent agrees to cause shares of Parent Common Stock to be issued upon exercise of Company Options assumed by Parent to be authorized for listing on the national securities exchange on which the Parent Common Stock is listed.

      5.9     Company Rights Agreement. Except as set forth in Section 2.16, the Company shall not redeem the Company Rights or amend or modify (including by delay of the “Distribution Date” thereunder) or terminate the Company Rights Agreement prior to the Effective Time unless, and only to the extent that it is required to do so by order of a court of competent jurisdiction.

      5.10     Subsequent Financial Statements. To the extent reasonably practicable, the Company shall consult with Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any Company SEC Documents after the date of this Agreement, it being understood that Parent shall have no liability by reason of such consultation.

      5.11     Conveyance Taxes. Parent, Merger Sub and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration or other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

      5.12     Indemnification.

      (a) For a period of 6 years after the Effective Time, Parent will or will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the “Indemnified Parties”) and any indemnification provisions under the Company’s certificate of incorporation or bylaws as in effect on the date hereof. The certificate of incorporation and bylaws of the surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of 6 years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors or officers of the Company, unless such modification is required by law; provided that the Surviving Corporation may reincorporate in another U.S. state that prohibits indemnification on terms as favorable as Delaware’s so long as the Surviving Corporation provides for the maximum allowable indemnification in its certificate of incorporation and bylaws and so long as Parent provides supplemental contractual indemnification such that the indemnification provided by such certificate of incorporation and bylaws and such contractual provisions is equivalent to the level of indemnification provided to such directors and officers as of the date of this Agreement.

      (b) For a period of 6 years after the Effective Time, Parent will or will cause the Surviving Corporation to use its commercially reasonable efforts to maintain in effect, if available, directors’ and officers’ liability insurance covering those persons who are currently covered by Company’s directors’ and officers’ liability insurance policy on terms comparable to those applicable to the current directors and officers of Company; provided, however, that in no event will the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by Company for such coverage (the “Current Annual Premium Amount”) (but shall in any event provide and maintain such coverage as is available for such 150% of such annual premium). The Current Annual Premium Amount is set forth in Section 5.12 of the Company Disclosure Letter.

      (c) This Section 5.12 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties.

      5.13     Silicon Valley Bank Facility. Upon the request of Parent, the Company agrees to discuss in good faith with Parent the potential repayment of obligations pursuant to the Company’s credit agreement with Silicon Valley Bank, and the discharge of the security interests and liens associated therewith, prior to the Effective Time; provided that (i) the Company shall not be required to take any action that in its judgment would impair its liquidity or its ability to operate its business and (ii) Parent will be responsible for all out-of-pocket expenses associated with any such repayment by the Company.

ARTICLE VI

CONDITIONS TO THE MERGER

      6.1     Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) HSR Approval. All waiting periods (and any extension thereof) under the HSR Act relating to the Merger and the transactions contemplated hereby shall have expired or terminated early. Any required approval of the Merger by the European Commission shall have been obtained pursuant to the EC Merger Regulation. All other material foreign antitrust approvals required to be obtained prior to the Closing in connection with the Merger and the transactions contemplated hereby shall have been obtained.

(d) No Governmental Restriction. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Authority (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the transactions contemplated hereby or (ii) seeking to require Parent or the Company or any subsidiary or affiliate to effect an Action of Divestiture.

      6.2     Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as would not reasonably be expected to impede the receipt of the Merger Consideration by the Company’s stockholders (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized officer of Merger Sub.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized senior executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized officer of Merger Sub.

      6.3     Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on the date hereof and as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), with such exceptions as do not, individually or in the aggregate, constitute a Material Adverse Effect on the Company at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the execution of this Agreement shall be disregarded). Parent and Merger Sub shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of the Company by an authorized senior executive officer of the Company.

(c) Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the date hereof and be continuing.

(d) Material Consents. All consents, permits and approvals of Governmental Entities and other private third parties listed in Sections 2.4(c) and 2.4(d) of the Company Disclosure Letter and identified with an asterisk shall have been obtained with no material adverse conditions attached and no material expense imposed on the Company.

(e) Dissenting Shares. Dissenting Shares shall comprise not more than 15% of the Shares outstanding immediately prior to the Effective Timer.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

      7.1     Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by May 31, 2003 (which date shall be extended to July 31, 2003, if the Merger shall not have been consummated as of the result of a failure to satisfy the conditions set forth in Section 6.1(b), Section 6.1(c) or Section 6.1(d)) (as appropriate, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 30 days following the receipt of written notice from the Company to Parent of such breach, provided that Parent continues to exercise all reasonable efforts to cure such breach through such 30-day period (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such 30-day period);

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the receipt of written notice from Parent to the Company of such breach, provided that the Company continues to exercise all reasonable efforts to cure such breach through such 30 day period (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if it shall have materially breached this Agreement or if such breach by the Company is cured within such 30 day period); and

(h) by the Company, if, prior to the adoption and approval of this Agreement and approval of the Merger by the required vote of the stockholders of the Company, the Company Board of Directors has provided written notice to Parent that the Company intends to enter into a binding written agreement for a Superior Offer (with such termination becoming effective upon the Company entering into such binding written agreement); provided, however, that (i) the Company shall have complied with Section 4.2 in all material respects; (ii) the Company shall have delivered to Parent a Change in Recommendation Notice with respect to such Superior Offer and such Change of Recommendation Notice complies with the requirements of Section 4.2(d); (iii) Parent does not make, within 72 hours after receipt of the Company’s written notice pursuant to this Section 7.1(h), an offer that the Company Board of Directors shall have reasonably concluded in good faith (following consultation with its financial advisor and outside counsel) is at least as favorable to the stockholders of the Company as such Superior Offer; (iv) the Company Board of Directors shall have received an opinion from each of TWP and an additional investment banking firm of national reputation to the effect that the consideration to be provided to the stockholders of the Company by such Superior Offer is superior from a financial point of view to that provided by the Merger Consideration; and (v) the Company pays the Termination Fee in accordance with Section 7.3(b) concurrently with entering into such binding written agreement.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the adoption and approval of the Agreement or the approval of the Merger, (ii) it shall have failed to include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger, (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after the other party hereto requests in writing that such recommendation be reaffirmed following the public announcement of any Acquisition Proposal, (iv) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (v) a tender or exchange offer relating to its securities shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board of Directors recommends rejection of such tender or exchange offer, or (vi) the Company shall have delivered a Change of Recommendation Notice.

      7.2     Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.3(a), this Section 7.2,

Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful material breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      7.3     Fees and Expenses.

      (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally (i) all fees and expenses, other than attorneys’ and accountants’ fees and expenses which fees shall be paid for by the party incurring such expense, incurred in relation to the printing, filing and mailing (with the SEC) of the Proxy Statement (including any preliminary materials related thereto and the financial statements and exhibits included therein) and any amendments or supplements thereto and (ii) the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.5(a).

      (b) Payments.

(i) Payment by the Company. If this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 7.1(b), (d), (e), (g) (but only if the breach referred to in Section 7.1(g) is a willful breach) or (h), the Company shall promptly, but in no event later than two business days after the date of such termination (except as provided in Section 7.1(h)), pay Parent a fee equal to eleven million two hundred thousand dollars ($11,200,000) in immediately available funds (the “Termination Fee”); provided, that in the case of termination under Section 7.1(b) or 7.1(d): (A) such payment shall be made only if following the date hereof and prior to the termination of this Agreement, there has been public disclosure of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement an Acquisition of the Company is consummated; provided, further, that in the case of a termination under Section 7.1(d), the consideration in any such Acquisition, valued as of the date the agreement related to such Acquisition Proposal is entered into by the Company, is in excess of the Merger Consideration, and (B) such payment shall be made promptly, but in no event later than 2 business days after the consummation of such Acquisition of the Company.

(ii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party hereto would not enter into this Agreement.

(iii) Definition of Acquisition. For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to the Company, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) the Company merges or consolidates with or into, or is acquired, directly or indirectly, by merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, by a third party, (ii) a sale or other disposition by the Company of assets representing in excess of forty percent (40%) of the aggregate fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the Company.

      7.4     Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Parent and the Company, provided, that after any such approval, no amendment shall be made which by law or requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

      7.5     Extension; Waiver. At any time prior to the Effective Time any party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

      8.1     Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

      8.2     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub:

Yahoo! Inc.

701 First Avenue
Sunnyvale, California 94089
Attention: Chief Executive Officer
Telephone: (408) 349-3300
Facsimile: (408) 349-7721

with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

Davis Polk & Wardwell
1600 El Camino Real
Menlo Park, California 94025
Attention: David W. Ferguson
Telephone: (650) 752-2000
Facsimile: (650) 752-2114

(b)	if to the Company:

Inktomi Corporation
4100 East Third Avenue
Foster City, California 94404
Attention: Chief Executive Officer
Telephone: (650) 653-2800
Facsimile: (650) 653-2801

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention: Marc R. Packer
Telephone: (650) 470-4500
Facsimile: (650) 470-4570

      8.3     Interpretation; Certain Defined Terms.

      (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity.

      (b) For purposes of this Agreement, “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

      (c) “Discontinued Business” shall mean the following businesses that the Company has divested or discontinued or is in the process of divesting or discontinuing: the Commerce or Shopping Division, Wireless Division, Digital Goods, Network Products Division or Content Network Solutions Group and/or Enterprise Search (or Ultraseek) Software Division.

      (d) For purposes of this Agreement, the term “knowledge” means with respect to a party hereto, with respect to any matter in question, the actual knowledge of the officers or directors of such party.

      (e) For purposes of this Agreement, the term “Material Adverse Effect”when used in connection with an entity, means any change, event, circumstance or occurrence that has a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of such entity taken as a whole with its subsidiaries; provided, however, that in no event shall any change, event, circumstances or occurrence resulting from any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any action required or expressly contemplated to be taken or prohibited from being taken pursuant to this Agreement, (B) any matters referred to in Schedule 8.3, (C) the announcement or pendency of the Merger, including litigation relating to the proposed Merger, (D) the failure of such entity to meet published revenue or earnings projections, (E) any change in such entity’s stock price or trading volume, (F) general business or economic conditions, or (G) changes affecting the principal industries in which such entity operates (which changes do not disproportionately affect such entity).

      (f) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

      (g) For purposes of this Agreement, a “subsidiary” of a specified entity shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

      8.4     Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      8.5     Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement, and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.12.

      8.6     Severability. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      8.7     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      8.8     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding in any such court or that any suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (c) except as expressly provided in Section 8.7, agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware. Process may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.

      8.9     Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      8.10     Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned subsidiaries of Parent. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

      8.11     No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

      8.12     Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

*****

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

YAHOO! INC.

By:	/s/ TERRY SEMEL

Name: Terry Semel

Title:	Chairman and Chief Executive Officer

DECEMBER 2002 ACQUISITION CORP.

By:	/s/ SUSAN DECKER

Name: Susan Decker

Title:	Chief Financial Officer

INKTOMI CORPORATION

By:	/s/ DAVID PETERSCHMIDT

Name: David Peterschmidt

Title:	Chairman, President and Chief Executive Officer

ANNEX B

VOTING AGREEMENT

      THIS VOTING AGREEMENT (this “Agreement”), is entered into as of December      , 2002, by and among Yahoo! Inc., a Delaware corporation (“Parent”), December 2002 Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and                               (“Stockholder”).

WITNESSETH:

      WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and Inktomi Corporation, a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the “Merger”); and

      WHEREAS, as of the date hereof, Stockholder is the record and Beneficial Owner (as defined hereinafter) of                               Existing Shares (as defined hereinafter) of the common stock, $0.001 par value, of the Company (the “Company Common Stock”); and

      WHEREAS, as inducement and a condition to entering into the Merger Agreement, Parent has required Stockholder to agree, and Stockholder has agreed, to enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

SECTION 1. Certain Definitions. In addition to the terms defined elsewhere herein, capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

(a) “Beneficially Own” or “Beneficial Ownership” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) “Existing Shares” means issued and outstanding shares of the Company Common Stock owned of record and Beneficially Owned by Stockholder as of the date hereof.

(c) “Securities” means the Existing Shares together with any shares of the Company Common Stock, Beneficial Ownership of which is acquired by Stockholder after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, gift, bequest, inheritance or as a successor in interest in any capacity or otherwise.

SECTION 2. Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent and Merger Sub as follows:

(a) Ownership of Shares. Stockholder is the sole record and Beneficial Owner of (i) the Existing Shares and (ii) Company Options to purchase shares of the Company Common Stock (“Stockholder Options”). Except for repurchase rights of the Company with respect to restricted shares of the Company Common Stock, if any, there are no outstanding options or other rights to acquire from Stockholder or obligations of Stockholder to sell or to acquire, any shares of the Company Common Stock. Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 5 through 8 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing

Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder’s obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) No Conflicts. Except as contemplated by the Merger Agreement (including the Company Disclosure Letter), no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by Stockholder and the performance by Stockholder of his obligations hereunder, none of the execution and delivery of this Agreement by Stockholder nor the performance by Stockholder of his obligations hereunder shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Stockholder is a party or by which Stockholder or any of his properties or assets may be bound, or (ii) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Stockholder or any of Stockholder’s properties or assets, except in the case of clauses (i) and (ii) where such violations, breaches or defaults would not, individually or in the aggregate, materially impair the ability of Stockholder to perform his obligations hereunder.

(d) No Encumbrance. Except as permitted by this Agreement, the Existing Shares are now and, at all times during the term hereof, the Securities will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of all Liens except for any such Liens arising hereunder.

(e) No Finder’s Fees. Except as contemplated by the Merger Agreement (including the Company Disclosure Letter), no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of Stockholder.

(f) Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Stockholder’s execution and delivery of this Agreement.

SECTION 3. Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to Stockholder as follows:

(a) Power; Binding Agreement. Parent and Merger Sub each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

SECTION 4. Disclosure. Stockholder hereby agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents and schedules filed with the Securities and

Exchange Commission) and, subject to Section 5.4 of the Merger Agreement, for Parent and Merger Sub to publish and disclose in any press release or other disclosure document which Parent determines to be necessary or desirable in connection with the Merger and any transactions related thereto, Stockholder’s identity and ownership of the Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

SECTION 5. Transfer and Other Restrictions. Prior to the termination of this Agreement, Stockholder agrees not to, directly or indirectly:

(a) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of any or all of the Securities or any interest therein other than by virtue of the exercise of Company Options and except as provided in Section 6 hereof;

(b) grant any proxy, power of attorney, deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to the Securities except as provided in this Agreement; or

(c) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing his obligations under this Agreement.

SECTION 6. Voting of the Company Common Stock. Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of the Company Common Stock, however called, Stockholder will appear at the meeting or otherwise cause the Securities to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Securities:

(A) in favor of the adoption of the Merger Agreement and the approval of the Merger and any actions required in furtherance thereof and hereof; and

(B) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, or which would deprive Parent of any material portion of the benefits anticipated by Parent to be received from the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of the Company Common Stock presented to the stockholders of the Company or in respect of which vote or consent of the stockholders is requested or sought, unless such action or agreement has been approved in advance by Parent or Merger Sub.

Stockholder, solely in his capacity as a stockholder of the Company, may not enter into any agreement or understanding with any person the effect of which would be inconsistent with or violative of any provision contained in this Section 6.

SECTION 7. Proxy.

(a) Stockholder hereby irrevocably grants to, and appoints, Parent and Susan L. Decker and Jonathan K. Sobel, or any of them in their respective capacities as officers of Parent and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Securities, in connection with any meeting of the stockholders of the Company, solely as set forth in Section 6 hereof.

(b) Stockholder represents that any other proxies heretofore given in respect of the Securities are not irrevocable, and that such proxies are hereby revoked.

(c) Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Stockholder hereby affirms that the irrevocable proxy set forth in this Section 7 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may not be revoked under any circumstances. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(c) of the Delaware General Corporation Law.

SECTION 8. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Stockholder agrees to use his reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the provisions of this Agreement. Stockholder shall promptly consult with Parent and provide any necessary information and material with respect to all filings made by Parent with any Governmental Entity in connection with this Agreement.

SECTION 9. No Restriction. Nothing contained in this Agreement shall restrict the Stockholder from taking any action solely in his capacity as a director of the Company and not as a stockholder of the Company which is permitted to be taken pursuant to the Merger Agreement.

SECTION 10. Appraisal Rights. Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation law of the State of Delaware) to demand appraisal of any Company Common Stock which may arise with respect to the Merger.

SECTION 11. Termination. This Agreement shall terminate on the earliest of (a) termination of the Merger Agreement pursuant to its terms, (b) the written agreement of the parties hereto to terminate this Agreement, (c) a Change of Recommendation, or (d) the consummation of the Merger.

SECTION 12. Miscellaneous.

(a) Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(b) Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each party and such party’s respective heirs, beneficiaries, executors, representatives and permitted assigns.

(c) Amendment and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified or terminated except upon the execution and delivery of a written agreement executed by the parties hereto.

(d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Yahoo! Inc.

701 First Avenue
Sunnyvale, CA 94089
Attention: Chief Executive Officer
Telephone: (408) 349-3300
Facsimile: (408) 349-3400

with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

Davis Polk & Wardwell

1600 El Camino Real
Menlo Park, California 94025
Attention: David W. Ferguson
Telephone: (650) 752-2000
Facsimile: (650) 752-2114

(b)	If to Stockholder, to:

c/o Inktomi Corporation
4100 East Third Avenue
Foster City, CA 94404
Telephone: (650) 653-2800
Facsimile: (650) 653-2801

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100
Palo Alto, California 94301
Attention: Marc R. Packer
Telephone: (650) 470-4500
Facsimile: (650) 470-4570

(e) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(f) Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(g) No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

(h) No Third Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of law thereof.

(j) Descriptive Heading. The descriptive headings used herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(k) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that if any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(l) Further Assurances. From time to time, at any other party’s request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(m) Counterparts. This Agreement may be executed in one or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

* * * * * *

      IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed as of the day and year first written above.

YAHOO! INC.

By:

Name:
Title:

DECEMBER 2002 ACQUISITION CORP.

By:

Name:
Title:

By:

[Stockholder]*

*In the event this agreement covers shares held jointly or held individually by related parties who will sign this together, each joint or related party shall sign.

ANNEX C

December 22, 2002

The Board of Directors

Inktomi Corporation
4100 East Third Avenue
Foster City, CA 94404

Gentlemen:

      We understand that Inktomi Corporation, a Delaware corporation (the “Company”), Yahoo! Inc., a Delaware corporation (“Parent”) and December 2002 Acquisition Corp., a Delaware Corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), plan to enter into an Agreement and Plan of Merger to be dated as of December 22, 2002 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, which will be the surviving entity (the “Merger”). Pursuant to the Merger, as more fully described in the Merger Agreement and the related documents referred to therein, we understand that each outstanding share of the common stock, $0.001 par value per share, of the Company (“Company Common Stock”) (other than treasury shares, shares owned by the Parent or any wholly-owned subsidiary of Parent, and “Dissenting Shares” as defined in the Merger Agreement as to which appraisal rights have been perfected), will be canceled, extinguished and automatically converted into the right to receive $1.65 in cash (the “Merger Consideration”). The terms and conditions of the Merger and the Merger Consideration are set forth in more detail in the Merger Agreement.

      You have asked for our opinion as investment bankers as to whether the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof. Although we assisted the Company in preliminary discussions with another party that had expressed interest in proposing an acquisition of the Company, we have not been instructed by the Company to solicit, nor have we solicited or assisted the Company in soliciting, third parties that might be interested in acquiring all or any part of the Company.

      In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to the Company, including the consolidated financial statements for recent years and interim periods to September 30, 2002 and certain other relevant financial and operating data relating to the Company made available to us from published sources and from the internal records of the Company; (ii) reviewed the financial terms and conditions of a draft of the Merger Agreement dated as of December 22, 2002 (the “Draft Agreement”) and drafts of other related agreements; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, the Company Common Stock; (iv) compared the Company from a financial point of view with certain other companies in the Internet services industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the Internet services industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed the premiums paid in selected recent business combinations in the technology sector; (vii) reviewed and discussed with representatives of the management of the Company certain information of a business and financial nature regarding the Company, furnished to us by them, including financial forecasts and related assumptions of the Company; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with the Company’s counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

      In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the

The Board of Directors
Inktomi Corporation
December 22, 2002

financial forecasts for the Company provided to us by its management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of its management at the time of preparation as to the future business strategy and financial performance of the Company and that they provide a reasonable basis upon which we can form our opinion.

      We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. We have not assumed responsibility for making any independent evaluation of any legal or financial reporting matters with respect to the Company, the Merger and the Merger Agreement. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such appraisals. We have assumed that the executed version of the Merger Agreement will not differ, in any respect material to our opinion, from the Draft Agreement. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

      We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Parent of any of the conditions to its obligations thereunder.

      We have acted as financial advisor to the Company in connection with the Merger and we will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger or a similar transaction involving the Company or upon the Company’s receipt of a termination fee in connection with the Merger or such similar transaction. In the ordinary course of our business, we may act as a market maker and broker in the publicly traded securities of the Company and Parent and consequently receive customary compensation in connection therewith. We may also actively trade the equity securities of the Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with the offerings of securities of the Company and performed various investment banking services for each of the Company and Parent. In addition, Mr. Timothy Koogle, who is the former Chairman and Chief Executive Officer of Parent and who continues to serve as a Director of Parent, is a member of our Advisory Board.

      Based on the foregoing and in reliance thereon, it is our opinion as investment bankers that the Merger Consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

      This opinion is directed to the Company’s Board of Directors in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the fairness of the Merger Consideration, from a financial point of view, to the stockholders and does not address the relative merits of the Merger and any alternatives to the Merger, the Company’s underlying decision either to proceed with or effect the Merger or any other aspect of the Merger.

The Board of Directors
Inktomi Corporation
December 22, 2002

      This opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,

/s/ THOMAS WEISEL PARTNERS LLC

THOMAS WEISEL PARTNERS LLC

ANNEX D

DELAWARE GENERAL CORPORATION LAW

SECTION 262

Sec. 262. Appraisal Rights

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

INKTOMI CORPORATION

SPECIAL MEETING OF STOCKHOLDERS, MARCH 19, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
INKTOMI CORPORATION

     The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of Special Meeting of Stockholders to be held on March 19, 2003, and the Proxy Statement, dated February 11, 2003, and hereby appoints Joseph M. Eandi and Timothy J. Stevens, and each of them, as proxies of the undersigned, each with full power of substitution, with full authority to vote on behalf of the undersigned at the Special Meeting of Stockholders of Inktomi Corporation to be held at the San Mateo Marriott Hotel located at 1770 South Amphlett Blvd., San Mateo, California 94402 at 10:00 a.m., local time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the following manner at the meeting or any extension, postponement or adjournment of the meeting:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.

     1.     Adoption of the Agreement and Plan of Merger, dated as of December 22, 2002, by and among Yahoo! Inc., December 2002 Acquisition Corp. and Inktomi Corporation.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

It is not expected that any matters other than those described in the Proxy Statement will be presented at the Special Meeting. If any other matters are presented, the proxies are authorized to vote upon such other matters in accordance with their discretion.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.

Address change? Mark box     ☐
and indicate changes below:

, 2003
Authorized Signature(s)	Date

Authorized Signature(s)

Titles:

Please date this proxy and sign your name exactly as it appears hereon. In the case of shares owned in joint tenancy or as tenants in common, all should sign. Fiduciaries should indicate their title and authority. In the case of shares owned by a corporation, an authorized officer should sign and state his or her title. In the case of shares owned by a partnership, an authorized partner or other person should sign. Please return the signed proxy in the enclosed envelope.